Exhibit 10.2

Dated as of May 19, 2017

MURRAY HILL FUNDING II, LLC,
as Issuer

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

INDENTURE

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(Continued)

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(Continued)

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(Continued)

		Page

12.	Sale of Portfolio Assets; Purchase of Additional Portfolio Assets	122

12.1	Sales of Portfolio Assets	122
12.2	Acquisition of Portfolio Assets; Eligible Investments	124
12.3	Conditions Applicable to All Sale and Purchase Transactions	125
12.4	Calculation of Required Contributions and Withdrawals by the Sole Member under the Equity Contribution Agreement	129

13.	Relations Among Holders	129

13.1	Relations among Holders	129
13.2	Standard of Conduct	130

14.	Miscellaneous	130

14.1	Form of Documents Delivered to Trustee	130
14.2	Acts of Holders	131
14.3	Notices, etc., to Trustee, the Issuer, the Collateral Manager, the Collateral Administrator, the Paying Agent, the Liquidation Agent	132
14.4	Notices to Holders; Waiver	133
14.5	Effect of Headings and Table of Contents	134
14.6	Successors and Assigns	134
14.7	Severability	134
14.8	Benefits of Indenture	135
14.9	Legal Holidays	135
14.10	Governing Law	135
14.11	Submission to Jurisdiction	135
14.12	WAIVER OF JURY TRIAL	136
14.13	Counterparts	136
14.14	Acts of Issuer	136
14.15	Confidential Information	137

15.	Assignment of Certain Agreements	138

15.1	Assignment of Collateral Management Agreement, Collateral Administration Agreement, Equity Contribution Agreement, Master Loan Purchase Agreement and any Master Participation Agreement	138

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(Continued)

SCHEDULES AND EXHIBITS

Schedule	1	Initial Portfolio Assets

Exhibit	A	Forms of Notes
	A1	Form of Global Class A Note
	A2	Form of Certificated Class A Note

Exhibit	B	Forms of Transfer and Exchange Certificates
	B1	Form of Transferor Certificate for Transfer of Rule 144A Global Note or Certificated Note to Regulation S Global Note
	B2	Form of Purchaser Representation Letter for Certificated Notes
	B3	Form of Transferor Certificate for Transfer of Certificated Note to Rule 144A Global Note
	B4	Form of Transferee Certificate of Rule 144A Global Note
	B5	Form of Transferee Certificate of Regulation S Global Note

Exhibit	C	Form of Beneficial Owner Certificate

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INDENTURE (this Indenture), dated as of May 19, 2017 between MURRAY HILL FUNDING II, LLC, a Delaware limited liability company (the Issuer) and U.S. Bank National Association, as trustee (herein, together with its permitted successors and assigns in the trusts hereunder, the Trustee).

PRELIMINARY STATEMENT

The Issuer is duly authorized to execute and deliver this Indenture to provide for the Notes issuable as provided in this Indenture. Except as otherwise provided herein, all covenants and agreements made by the Issuer herein are for the benefit and security of the Secured Parties. The Issuer is entering into this Indenture, and the Trustee is accepting the trusts created hereby, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

All things necessary to make this Indenture a valid agreement of the Issuer in accordance with this Indenture’s terms have been done.

GRANTING CLAUSES

The Issuer hereby Grants to the Trustee, for the benefit and security of the Holders of the Notes, the Trustee, the Bank, the Collateral Administrator and the Collateral Manager (collectively, the Secured Parties), all of its right, title and interest in, to and under, in each case, whether now owned or existing, or hereafter acquired or arising, (a) the Portfolio Assets as of the Closing Date which the Issuer causes to be Delivered to the Trustee (directly or through an intermediary or bailee, including the Custodian) herewith and all payments thereon or with respect thereto, and all Portfolio Assets which are Delivered to the Trustee (directly or through an intermediary or bailee, including the Custodian) in the future pursuant to the terms hereof and all payments thereon or with respect thereto, (b) each of the Accounts, and any Eligible Investments purchased with funds on deposit in any of the Accounts, and all income from the investment of funds therein and all other property standing to the credit of each of the Accounts, (c) the Collateral Management Agreement, the Collateral Administration Agreement, the Subscription Agreement, the Equity Contribution Agreement, the Issuer Account Control Agreement and the Master Loan Purchase Agreement, (d) all Cash delivered to the Trustee (or the Custodian) for the benefit of the Secured Parties, (e) all accounts, chattel paper, general intangibles, instruments, financial assets, security entitlements and investment property, and all letter-of-credit rights and other supporting obligations relating to the foregoing (in each case as defined in the UCC), (f) any other property otherwise delivered to the Trustee (directly or through an intermediary or bailee, including the Custodian) by or on behalf of the Issuer (including any other securities or investments not listed above and whether or not constituting Portfolio Assets or Eligible Investments), (g) any commercial torts claims and (h) all proceeds with respect to the foregoing (the assets referred to in (a) through (h) are collectively referred to as the Collateral).

The above Grant of Collateral is made in favor of the Trustee to hold in trust to secure the Notes and certain other amounts payable by the Issuer as described herein. Except as set forth in the Priority of Payments and Article 13 of this Indenture, the Notes are secured by the Grant equally and ratably without prejudice, priority or distinction between any Note and any other Note by reason of difference in time of issuance or otherwise. The Grant is made to secure, in accordance with the priorities set forth in the Priority of Payments and Article 13 of this Indenture, (i) the payment of all amounts due on the Notes in accordance with their terms, (ii) the payment of all other sums payable under this Indenture, (iii) the payment of amounts owing by the Issuer under the Collateral Administration Agreement and (iv) compliance with the provisions of this Indenture, in each case as provided in this Indenture (collectively, the Secured Obligations). The foregoing Grant shall, for the purpose of determining the property subject to the Lien of this Indenture, be deemed to include any interests in any securities and any investments granted to the Trustee by or on behalf of the Issuer, whether or not such securities or investments satisfy the Asset Eligibility Criteria or other criteria set forth in the definitions of Portfolio Asset or Eligible Investments, as the case may be.

The Trustee acknowledges such Grant, accepts the trusts hereunder in accordance with the provisions hereof, and agrees to perform the duties herein in accordance with the terms hereof.

1.	Definitions

1.1	Definitions

Except as otherwise specified herein or as the context may otherwise require, the following terms have the respective meanings set forth below for all purposes of this Indenture, and the definitions of such terms are equally applicable both to the singular and plural forms of such terms and to the masculine, feminine and neuter genders of such terms. Except as otherwise specified herein or as the context may otherwise require: (i) references to an agreement or other document are to it as amended, supplemented, restated and otherwise modified from time to time and to any successor document (whether or not already so stated); (ii) references to a statute, regulation or other government rule are to it as amended from time to time and, as applicable, are to corresponding provisions of successor statues, regulations or other governmental rules (whether or not already so stated); (iii) the word “including” and correlative words shall be deemed to be followed by the phrase “without limitation” unless actually followed by such phrase or a phrase of like import; (iv) the word “or” is always used inclusively herein (for example, the phrase “A or B” means “A or B or both,” not “either A or B but not both”), unless used in an “either … or” construction; (v) references to a Person are references to such Person’s successors and assigns (whether or not already so stated); (vi) all references in this Indenture to designated “Articles”, “Sections”, “sub-Sections” and other subdivisions are to the designated articles, sections, sub-sections and other subdivisions of this Indenture; and (vii) the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular article, section, sub-section or other subdivision.

Acceleration Event: The meaning specified in Section 5.4(a).

Accounts: Collectively, (i) the Payment Account, (ii) the Collection Account, (iii) the Expense Account, (iv) the Delayed-Draw/Committed Proceeds/Revolver Account, (v) the Portfolio Gains Account and (vi) the Custodial Account. Each Account shall be an Eligible Account.

Accredited Investor: The meaning set forth in Rule 501(a) of Regulation D of the Securities Act.

Act and Act of Holders: The meanings specified in Section 14.2(a).

Additional Funding Asset: With respect to the Delayed Draw Funding Date, any Portfolio Asset or Cash that is being acquired by the Issuer (including, in the case of Cash, as a result of the Issuer’s receipt of the proceeds of issuance of the applicable Notes being funded on the Delayed Draw Funding Date) on the Delayed Draw Funding Date (determined on a settlement date basis).

Administrative Expenses: (i) Priority Administrative Expenses, (ii) fees, expenses and other amounts due or accrued and payable by the Issuer to any Person (other than the Collateral Manager) in respect of any fees or expenses relating to the transactions contemplated or permitted under this Indenture and the documents delivered pursuant to or in connection with the transactions contemplated by this Indenture, any amendment or other modification of any such documentation (including all legal and other fees and expenses incurred in connection with the purchase or sale of any Portfolio Assets and any other expenses and fees incurred in connection with the Portfolio Assets) or the administration and maintenance of the Issuer and the Notes and (iii) indemnities payable to any Person (other than the Collateral Manager) pursuant to any Transaction Document; provided that Administrative Expenses shall not include (a) any amounts due or accrued with respect to the actions taken on or in connection with the Closing Date or in connection with the Subsequent Advance or (b) amounts payable in respect of the Notes. To the extent funds standing to the credit of the Expense Account are used to pay Administrative Expenses, Priority Administrative Expenses then due and payable shall be paid (x) in the order of priority set forth in the definition thereof and (y) prior to any other Administrative Expenses then due and payable, and such other Administrative Expenses shall be paid in the order set forth in the definition thereof.

Advance: Each advance made by the Initial Holder.

Advance Percentage: With respect to: (a) a Senior Secured (Type I) Loan, 65%, (b) a Senior Secured (Type I Cov-Lite) Loan, 60%, (c) a Senior Secured (Type II) Loan, 60%, (d) a Senior Secured (Type III) Loan, 50%, (e) a Senior Secured Last Out (Type I) Loan, 50%, (f) a Traditional Second Lien Loan, 40%, (g) a Senior Secured Last Out (Type II) Loan, 50%, (h) a Senior Secured (Type IV) Loan, 50% and (i) with respect to Cash, 65%; provided, that any Cash deposited to (or withdrawn from) the Delayed-Draw/Committed Proceeds/Revolver Account in accordance with Section 10.3(d) (other than earnings from Eligible Investments therein) shall have an Advance Percentage equal to the Advance Percentage of the Delayed-Draw Loan, Committed Proceeds Asset or Revolver Loan, as applicable, to which such Cash deposit (or withdrawal) relates.

Advance Value: With respect to any Portfolio Asset or Cash amount held by the Issuer, (a) the Initial Market Value of such Portfolio Asset or Cash amount multiplied by (b) the applicable Advance Percentage.

Affected Bank: A “bank” for purposes of Section 881 of the Code or an entity affiliated with such a bank that is not any of the following: (x) a United States Person, (y) an entity that treats all income from its Notes as effectively connected with its conduct of a trade or business within the United States (as such terms are used in Section 864(c) of the Code) or (z) in compliance with FATCA and entitled to the benefits of an income tax treaty with the United States under which withholding taxes on interest payments made by obligors resident in the United States to such bank are reduced to 0%.

Affiliate: With respect to a Person, (i) any other Person who, directly or indirectly, is in control of, or controlled by, or is under common control with, such Person or (ii) any other Person who is an Officer or employee (a) of such Person, (b) of any subsidiary or parent company of such Person or (c) of any Person described in clause (i) above. For the purposes of this definition, “control” of a Person shall mean the power, direct or indirect, (x) to vote more than 50% of the securities having ordinary voting power for the election of directors, managers or other governing position of such Persons or (y) to direct or cause the direction of the management and policies of such Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

Affiliated shall have the corresponding meaning.

Affiliated Loan: Any Loan with respect to which CION Investment Corporation or any Affiliate thereof has a direct or indirect equity or similar interest in any Obligor of such Loan.

Agent Members: Members of, or participants in, DTC, Euroclear or Clearstream.

Aggregate Outstanding Amount: With respect to any of the Notes as of any date, the aggregate unpaid principal amount of such Notes Outstanding on such date.

Asset Eligibility Criteria: Criteria satisfied in respect of a Portfolio Asset or prospective Portfolio Asset on any date of determination, including, but not limited to, the trade date for the relevant purchase or acquisition thereof (such trade date, the Portfolio Asset Trade Date) if:

(a)	the obligation is a Loan, excluding any security that is not a permissible collateral security for purposes of securing asset-backed securities that satisfy the loan securitization exclusion under Section 248.10(c)(8) of the Volcker Rule (12 C.F.R. Part 248);

(b)	the obligation is denominated in USD and is neither convertible by the related Portfolio Asset Obligor thereon or thereof into, nor payable in, any other currency;

(c)	the obligation constitutes a legal, valid, binding and enforceable obligation of each related Portfolio Asset Obligor, enforceable against such person in accordance with its terms;

(d)	the obligation is not a lease;

(e)	the obligation is a Senior Secured (Type I) Loan, a Senior Secured (Type I Cov-Lite) Loan, a Senior Secured (Type II) Loan, a Senior Secured (Type III) Loan, a Senior Secured (Type IV) Loan, a Senior Secured Last Out (Type I) Loan, a Senior Secured Last Out (Type II) Loan or a Traditional Second Lien Loan;

(f)	the obligation is not an Affiliated Loan;

(g)	the obligation provides for a fixed amount of principal payable at no less than par, in cash, no later than its stated maturity;

(h)	the obligation provides for payments of interest on the principal amount thereof at a rate per annum equal to either (i) a fixed rate or (ii) a floating rate (subject to any applicable floor) that is computed based upon the sum of a spread and a generally recognized floating interest rate index that is reset no less frequently than semi-annually; provided, however, for the avoidance of doubt no obligation which provides for or permits payments of interest on the principal amount thereof on the basis of a Structured Coupon shall be permitted under this clause (h);

(i)	the obligation is not an obligation by which its terms provide for an increase or decrease in the per annum interest rate payable thereon solely as a function of the passage of time (other than as a result of any change in any underlying index on which such rate is based); provided, however, for the avoidance of doubt, this clause (i) shall not prevent the Issuer from acquiring or holding a Loan which provides for the increase or decrease in the per annum interest rate payable thereon in accordance with a matrix upon the occurrence of certain specified events or upon the satisfaction or failure of certain financial conditions;

(j)	the obligation is in the form of, and is treated as, indebtedness for U.S. Federal income tax purposes;

(k)	no principal, interest, fee or other amount owing on such obligation that became payable prior to the Portfolio Asset Trade Date remains unpaid;

(l)	the obligation is not a Defaulted Obligation or Margin Stock;

(m)	the Issuer would be entitled to receive all interest payments on such obligation free of U.S. Federal or foreign withholding tax (except with respect FATCA taxes or for withholding taxes that may be payable with respect to commitment fees or other similar fees) or, in the case of foreign withholding tax, would be entitled to receive “gross-up” payments that cover the full amount of such withholding taxes;

(n)	the obligation is not an obligation whose repayment is subject to substantial non-credit related risk as determined by the Collateral Manager in its reasonable discretion;

(o)	the obligation is not an obligation that is the subject of an exchange or conversion offer and has not been called for redemption or tender into any other security or property that does not satisfy the Asset Eligibility Criteria;

(p)	[reserved];

(q)	the obligation is Registered;

(r)	the obligation is not (i) a Bond, (ii) a Participation Interest or (iii) a Synthetic Security;

(s)	the obligation is not an Equity Security or, by its terms, convertible into or exchangeable for an Equity Security at any time over its life or attached with a warrant to purchase an Equity Security;

(t)	the obligation is not a letter of credit and does not otherwise include or support a letter of credit;

(u)	the security interest granted by (i) the Issuer to the Trustee pursuant to this Indenture in such Portfolio Asset is a valid perfected first priority security interest; and (ii) if applicable, the seller to the Issuer and the Trustee in such Portfolio Asset pursuant to the Master Loan Purchase Agreement is a valid perfected first priority security interest; and

(v)	either (i) the obligation is capable of being assigned or novated to, at a minimum, commercial banks or financial institutions (irrespective of their jurisdiction of organization) that are not then a lender or a member of the relevant lending syndicate, without the consent of any Portfolio Asset Obligor or any agent or (ii) the obligation is capable of being assigned (with limitation) with the consent of any Portfolio Asset Obligor or any agent; provided, however, clause (ii) shall not prevent the Issuer from acquiring or holding a Loan that prohibits assignments to (1) the relevant Portfolio Asset Obligor’s private equity sponsor and other affiliates, (2) competitors of the relevant Portfolio Asset Obligor and its private equity sponsor and (3) parties identified to the Collateral Manager or any of its affiliates in writing, and other customary restrictions, provided that the Issuer may not acquire or hold a Loan that includes limitations on assignments not described in clause (1), (2) or (3) of this proviso.

Authenticating Agent: The Person designated by the Trustee to authenticate the Notes on behalf of the Trustee pursuant to Section 6.14 hereof.

Authorized Representative: With respect to the Issuer, any director, Officer or any other Person who is authorized to act for the Issuer in matters relating to, and binding upon, the Issuer; provided that the Collateral Manager is not an Authorized Representative of the Issuer. With respect to the Collateral Manager, any Officer, employee, member or agent of the Collateral Manager who is authorized to act for the Collateral Manager in matters relating to, and binding upon, the Collateral Manager with respect to the subject matter of the request, certificate or order in question. With respect to the Collateral Administrator, any Officer, employee, partner or agent of the Collateral Administrator who is authorized to act for the Collateral Administrator in matters relating to, and binding upon, the Collateral Administrator with respect to the subject matter of the request, certificate or order in question. With respect to the Trustee or any other bank or trust company acting as trustee of an express trust or as custodian, a Trust Officer. With respect to any Authenticating Agent, any Officer of such Authenticating Agent who is authorized to authenticate the Notes. With respect to the Note Registrar, any Officer, employee, member or agent of the Note Registrar who is authorized to act for the Note Registrar in matters relating to the Note Register. Each party may receive and accept a certification of the authority of any other party as conclusive evidence of the authority of any Person to act, and such certification may be considered as in full force and effect until receipt by such other party of written notice to the contrary.

Authorizing Resolution: With respect to (i) the Issuer, any action or resolution taken by the Sole Member within the powers vested to it pursuant to the Issuer’s Constitutive Documents and (ii) the Sole Member, any action taken by the board of directors or managers of or any Officer of the Sole Member within the powers vested to such Person or Persons pursuant to the Sole Member’s Constitutive Documents, within the powers vested to it pursuant to the Constitutive Documents of the Sole Member.

Balance: On any date, with respect to Cash or Eligible Investments in any Account, the aggregate, without duplication, of the (i) current principal amount of Cash, demand deposits, time account deposits, overnight bank deposits, bankers’ acceptances and certificates of deposit; (ii) principal amount of any interest-bearing Eligible Investments; and (iii) the accreted amount (but not greater than the face amount) of any non-interest-bearing Eligible Investments other than Cash.

Bank: U.S. Bank National Association, a national banking association with trust powers organized under the laws of the United States (or any successor thereto as Trustee under this Indenture), in its individual capacity, and not in its capacity as Trustee, or any successor thereto.

Bankruptcy Law: The federal Bankruptcy Code, Title 11 of the United States Code, as amended from time to time.

Bankruptcy Subordinated Class: The meaning specified in Section 13.1.

Bankruptcy Subordination Agreement: The meaning specified in Section 13.1.

Bond: A debt security (that is not a loan) that is issued by a corporation, limited liability company, partnership or trust.

Business Day: A day on which commercial banks and foreign exchange markets settle payments in New York, other than a Saturday, Sunday or other day that is a legal holiday in the city in which the relevant Corporate Trust Office is located or on which banks are authorized or obligated by law or executive order to close in New York, New York.

Cash: Such funds denominated in currency of the United States of America as at the time shall be legal tender for payment of all public and private debts in the United States of America, including funds standing to the credit of an Account.

Certificate of Authentication: The meaning specified in Section 2.1.

Certificated Note: A Note issued in the form of a definitive, fully-registered note without coupons substantially in the applicable form attached as Exhibit A2 which shall be registered in the name of the owner thereof, duly executed by the Issuer and authenticated by the Trustee as herein provided.

Certificated Security: The meaning specified in Section 8-102(a)(4) of the UCC.

Class A Notes: The Class A Notes issued pursuant to this Indenture and having the characteristics specified in Section 2.3.

Clearing Agency: An organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act.

Clearing Corporation: (i) Clearstream, (ii) DTC, (iii) Euroclear and (iv) any entity included within the meaning of “clearing corporation” under Section 8-102(a)(5) of the UCC.

Clearing Corporation Security: Securities which are in the custody of or maintained on the books of a Clearing Corporation or a nominee subject to the control of a Clearing Corporation and, if they are Certificated Securities in registered form, properly endorsed to or registered in the name of the Clearing Corporation or such nominee.

Clearstream: Clearstream Banking, société anonyme, a corporation organized under the laws of the Duchy of Luxembourg (formerly known as Cedelbank, société anonyme).

Closing Date: May 19, 2017.

Code: The U.S. Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder.

Collateral: The meaning assigned in the Granting Clauses hereof.

Collateral Administration Agreement: An agreement dated as of the Closing Date among the Issuer, the Collateral Manager and the Collateral Administrator.

Collateral Administrator: U.S. Bank National Association, acting as collateral administrator under the Collateral Administration Agreement, and any successor thereto in such capacity.

Collateral Change Event and Repayment Date Report: The meaning specified in Section 10.5(b).

Collateral Change Event Notice: The meaning specified in the Equity Contribution Agreement.

Collateral Change Trade Date: The meaning specified in the Equity Contribution Agreement.

Collateral Management Agreement: The agreement dated as of the Closing Date, between the Issuer and the Collateral Manager relating to the management of the Portfolio Assets and the other Collateral by the Collateral Manager on behalf of the Issuer.

Collateral Manager: CĪON Investment Management, LLC, a limited liability company formed under the laws of the State of Delaware.

Collateral Manager Advances: The meaning specified in the Collateral Management Agreement.

Collateral Manager Expenses: The meaning specified in the Collateral Management Agreement.

Collection Account: The account established pursuant to Section 10.2, which consists of the Principal Collection Subaccount, the Sold PI Loan Collection Subaccount and the Interest Collection Subaccount.

Commitment Amount: With respect to any Portfolio Asset that is a Delayed-Draw Loan or a Revolver Loan as of any date of determination, the maximum outstanding principal amount of such Portfolio Asset that a registered holder of the amount of such Portfolio Asset held by the Issuer would on such date be obligated to fund (including all amounts previously funded and outstanding, whether or not such amounts, if repaid, may be reborrowed).

Committed Delayed Draw Amount: The amount indicated under the column with the sub-heading “Delayed Draw Notes”, with respect to the Delayed Draw Notes, in the row labeled “Committed Amount” in the table in Section 2.3(b) below, representing the commitment of the Initial Holder to subscribe for and fund additional Delayed Draw Notes on the Delayed Draw Funding Date occurring after the Closing Date in accordance with its obligations as Sole Member under the Subscription Agreement.

Committed Proceeds Asset: A Portfolio Asset that is the subject of a Committed Proceeds Transaction.

Committed Proceeds Transaction: Any transaction for the acquisition of a Portfolio Asset listed in Schedule 1 hereto with respect to which, as of the Closing Date, the Issuer has entered into a contractual commitment to acquire such Portfolio Asset but for which the settlement date of such transaction has not yet occurred.

Confidential Information: The meaning specified in Section 14.15(b).

Constitutive Documents: With respect to (i) the Issuer, the Issuer’s limited liability company agreement dated May 12, 2017, as amended, revised or restated from time to time and (ii) the Sole Member, the Sole Member’s limited liability company agreement, dated as of May 12, 2017, as amended, revised or restated from time to time.

Contribution: Each capital contribution made by the Sole Member to the Issuer in accordance with the Equity Contribution Agreement.

Corporate Trust Office: The corporate trust office of the Trustee at which this Indenture is administered, currently located at One Federal Street, Third Floor, Boston, MA 02110, Attention: Global Corporate Trust Services – Murray Hill Funding II, LLC and, for transfer purposes and presentment, U.S. Bank Global Corporate Trust Services, 111 Fillmore Avenue East, St. Paul, MN 55107-1402, Attention: Bond Transfer Services-EP-MN-WS2N- Murray Hill Funding II, LLC; or, in each such case, such other address as the Trustee may designate from time to time by notice to the Holders of the Notes, the Collateral Manager and the Issuer or the principal corporate trust office of any successor Trustee.

Costs of Assignment: With respect to any Portfolio Asset, the sum of (a) any costs of any purchase, exchange, sale, transfer or assignment transaction with respect to such Portfolio Asset that would be paid by a Person effecting such transaction under the terms of such Portfolio Asset or otherwise actually imposed on such Person by any applicable trustee, administrative agent, registrar, borrower or obligor incurred in connection with any such transaction with respect to such Portfolio Asset (including, without limitation, any amounts reimbursable by such person in respect of any tax or other governmental charge incurred with respect thereto), (b) any reasonable expenses that would be incurred by such Person in connection with any such transaction and (c) any reasonable administrative, legal or accounting fees, costs and expenses (including, without limitation, any fees and expenses of the trustee or of outside counsel to the obligor on such Portfolio Asset) that would be incurred by such Person in connection with any such transaction.

Counterparty: Murray Hill Funding, LLC.

Custodial Account: The account established pursuant to Section 10.3(b).

Custodian: The meaning specified in the first sentence of Section 3.2(a) with respect to items of collateral referred to therein, and each entity with which an Account is maintained, as the context may require, each of which shall be a Securities Intermediary.

Daily Report: The meaning specified in Section 10.5(b).

Default: Any Event of Default or any occurrence that is, or with notice or the lapse of time or both would unless cured or waived become, an Event of Default.

Defaulted Obligation: Any Portfolio Asset as to which one or more of the following has occurred: (a) there has occurred a default as to the payment of principal and/or interest and/or capitalized interest (without regard to any notice requirement or grace period) (provided that such default may continue for a period of up to five Business Days from the date of such default), (b) there has occurred any other default with respect to such Portfolio Asset that in the reasonable opinion of the Liquidation Agent will likely result in a default as to the payment of principal and/or interest on such Portfolio Asset under the Underlying Instrument (whether upon any acceleration thereof or otherwise), (c) there has occurred a default as to the payment of principal and or interest which continues for a period of five Business Days on any other material obligation of any Portfolio Asset Obligor on such Portfolio Asset that is senior or pari passu in right of payment to such Portfolio Asset and such default would, upon the delivery of such notice, constitute a default, event of default or similar condition or event (howsoever described) under the terms of the instrument or agreement pursuant to which such Portfolio Asset was issued or created, (d) a bankruptcy or insolvency event has occurred with respect to any obligor on such Portfolio Asset or (e) there has been effected any modification, amendment or waiver to any Underlying Instrument or any exchange or other restructuring involving a Portfolio Asset that either (i) impacts the final maturity date, interest rate or principal balance of the Portfolio Asset or (ii) eliminates or modifies any covenant (including, without limitation, any affirmative, negative or financial covenant) in the Underlying Instrument, unless in all cases the Liquidation Agent has notified the Collateral Manager that it does not consent to such modification, amendment or waiver or exchange or restructuring; provided that, in each of the cases set forth in clauses (a) through (d) above, such Portfolio Asset will only constitute a Defaulted Obligation for so long as such default has not been cured or waived (excluding any waiver granted by the Collateral Manager, the Sole Member, the Issuer or any entity which controls, is controlled by or under common control with any of the foregoing (whether such control is de jure or de facto) unless the Liquidation Agent has consented to such waiver).

Delayed Draw Funding Date: June 19, 2017, as applicable, or another date on which the Issuer, the Initial Holder and UBS agree in writing with notice to the Trustee no later than five Business Days in advance thereof that the Delayed Draw Global Notes shall be funded.

Delayed Draw Global Notes or Delayed Funding Notes: Collectively, any Delayed Draw Regulation S Global Note and any Delayed Draw Rule 144A Global Note, together representing the Notes funded on the Delayed Draw Funding Date, that were issued by the Issuer on the Closing Date.

Delayed Draw Regulation S Global Note: Any Regulation S Global Note that has the CUSIP Number U61747 AB4.

Delayed Draw Rule 144A Global Note: Any Rule 144A Global Note that has the CUSIP Number 62706L AB6.

Delayed-Draw Loan: Any Loan with respect to which the Issuer is obligated to make or otherwise fund future term-loan advances to a borrower, but such future term-loan advances may not be paid back and reborrowed.

Delayed-Draw/Committed Proceeds/Revolver Account: The account established pursuant to Section 10.3(d).

Deliver or Delivered or Delivery: The taking of the following steps:

(i)	in the case of each Certificated Security (other than a Clearing Corporation Security) and Instrument,

(a)	causing the delivery of such Certificated Security or Instrument to the Custodian by registering the same in the name of the Custodian or its affiliated nominee or by endorsing the same to the Custodian or in blank,

(b)	causing the Custodian to indicate continuously on its books and records that such Certificated Security or Instrument is credited to the applicable Account, and

(c)	causing the Custodian to maintain continuous possession of such Certificated Security or Instrument;

(ii)	in the case of each Uncertificated Security (other than a Clearing Corporation Security),

(a)	causing such Uncertificated Security to be continuously registered on the books of the issuer thereof in the name of the Custodian, and

(b)	causing the Custodian to indicate continuously on its books and records that such Uncertificated Security is credited to the applicable Account;

(iii)	in the case of each Clearing Corporation Security,

(a)	causing the relevant Clearing Corporation to credit such Clearing Corporation Security to a securities account in the name of the Custodian, and

(b)	causing the Custodian to indicate continuously on its books and records that such Clearing Corporation Security is credited to the applicable Account;

(iv)	in the case of each security issued or guaranteed by the United States of America or agency or instrumentality thereof and that is maintained in book-entry records of a Federal Reserve Bank (FRB) (each such security, a Government Security),

(a)	causing the creation of a Security Entitlement to such Government Security by the credit of such Government Security to a securities account in the name of the Custodian at such FRB, and

(b)	causing the Custodian to indicate continuously on its books and records that such Government Security is credited to the applicable Account;

(v)	in the case of each Security Entitlement with respect to a Financial Asset not governed by clauses (i) through (iv) above,

(a)	causing the relevant Securities Intermediary to indicate on its books and records that the underlying Financial Asset has been credited to the Custodian’s securities account,

(b)	causing such Securities Intermediary to make entries on its books and records continuously identifying such Financial Asset as belonging to the Custodian and continuously indicating on its books and records that such Financial Asset is credited to the Custodian’s securities account, and

(c)	causing the Custodian to indicate continuously on its books and records that such Security Entitlement (or all rights and property of the Custodian representing such Security Entitlement) is credited to the applicable Account;

(vi)	in the case of Cash,

(a)	causing the delivery of such Cash to the Custodian,

(b)	causing the Custodian to credit such Cash to the applicable Account or sub-account, and

(c)	causing the Custodian to indicate continuously on its books and records that such Cash is credited to the applicable Account; and

(vii)	in the case of each general intangible, causing the filing of a Financing Statement with the UCC filing section of the Delaware Department of State, naming the Issuer as debtor and the Trustee as secured party and describing such property as the collateral or indicating that the collateral includes “all assets” or “all personal property” of the Issuer (or a similar description).

In addition, the Collateral Manager on behalf of the Issuer will obtain any and all consents required by the Underlying Instruments relating to any general intangibles for the transfer of ownership and/or pledge of Collateral hereunder (except to the extent that the requirement for such consent is rendered ineffective under Sections 9-406, 9-408 or 9-409 of the UCC).

Determination Date: The last day of each Monthly Period.

Dollar, USD or $: Such coin or currency of the United States of America as at the time shall be legal tender for all debts, public and private.

DTC: The Depository Trust Company, its nominees, and their respective successors.

Due Date: Each date on which any payment is due on a Portfolio Asset, Eligible Investment or other Financial Asset held by the Issuer in accordance with its terms.

Eligible Account: A deposit or securities account payable on demand and maintained with the corporate trust department of a federal or state chartered depository institution or trust company that, in either case, has a combined capital and surplus of at least U.S.$50,000,000 and has corporate trust powers, provided that any state chartered depository institution or trust company is subject to regulation regarding fiduciary funds substantially similar to 12 C.F.R. § 9.10(b). No Eligible Account shall be evidenced by a certificate of deposit, passbook or other similar instrument.

Eligible Investment Required Ratings: (a) If such obligation or security (i) has both a long-term and a short-term credit rating from Moody’s, such ratings are “Aa3” (or then-equivalent grade) or better (not on credit watch for possible downgrade) and “P-1” (or then-equivalent grade) (not on credit watch for possible downgrade), respectively, (ii) has only a long-term credit rating from Moody’s, such rating is “Aaa” (or then-equivalent grade) (not on credit watch for possible downgrade) or (iii) has only a short-term credit rating from Moody’s, such rating is “P-1” (or then-equivalent grade) (not on credit watch for possible downgrade) and (b) “A-1” (or then-equivalent grade) or better (or, in the absence of a short-term credit rating, a long-term credit rating of “A+” (or then-equivalent grade) or better) from S&P.

Eligible Investments: Either Cash, or any Dollar investment that, at the time it is Delivered (directly or through an intermediary), (x) matures not later than the Business Day immediately preceding the Payment Date immediately following the date of Delivery thereof (or such earlier date as expressly provided herein), and (y) is one or more of the following obligations or securities:

(i)	[reserved];

(ii)	deposit and trust accounts payable on demand with any depository institution or trust company incorporated under the laws of the United States of America or any state thereof (including the Bank) and subject to supervision and examination by Federal and/or State banking authorities so long as the commercial paper and/or the debt obligations of such depository institution or trust company (or, in the case of the principal depository institution in a holding company system, the commercial paper or debt obligations of such holding company) at the time of such investment or contractual commitment providing for such investment have the Eligible Investment Required Ratings; and

(iii)	[reserved];

provided that (1) Eligible Investments purchased with funds in the Collection Account shall be held until maturity except as otherwise specifically provided herein and shall include only such obligations or securities as mature (or are putable at par to the issuer thereof) no later than the Business Day prior to the next Payment Date; and (2) none of the foregoing obligations or securities shall constitute Eligible Investments if (a) such obligation or security has an “f”, “r”, “p”, “pi”, “q” or “t” subscript (or then-equivalent subscript) assigned by S&P, (b) all, or substantially all, of the remaining amounts payable thereunder consist of interest and not principal payments, (c) interest payments with respect to such obligations or securities or proceeds of disposition would be subject to withholding taxes (except with respect to FATCA taxes) by any jurisdiction if received by the Sole Member unless, in the case of non-U.S. withholding tax, the payor is required to make “gross-up” payments that cover the full amount of any such withholding tax, (d) such obligation or security is secured by real property, (e) such obligation or security is purchased at a price greater than 100% of the principal or face amount thereof, (f) such obligation or security is subject of a tender offer, voluntary redemption, exchange offer, conversion or other similar action, (g) in the Collateral Manager’s judgment (as certified to the Trustee in writing), such obligation or security is subject to material non-credit related risks, (h) such obligation is a Structured Finance Obligation, (i) such obligation or security is represented by a certificate of interest in a grantor trust, (j) such obligation or security would not be treated as “cash equivalents” for purposes of Section __.10(c)(8)(iii)(A) of the regulations implementing the Volcker Rule in accordance with any applicable interpretive guidance thereunder or (k) is not either (A) a permitted domestic government obligation for purposes of Section __.6(a) of the regulations implementing the Volcker Rule in accordance with any applicable interpretive guidance thereunder or (B) an identified banking product for purposes of Section __.2(h)(2)(ii) of the regulations implementing the Volcker Rule in accordance with any applicable interpretive guidance thereunder. Eligible Investments may include, without limitation, those investments issued by or made with the Bank or for which the Bank or the Trustee or an Affiliate of the Bank or the Trustee provides services and receives compensation.

Enforcement Event: The meaning specified in Section 11.1(c).

Equity Contribution Agreement: The Contribution Agreement dated as of the Closing Date between the Sole Member, the Issuer, the Trustee and the Collateral Manager.

Equity Security: Any security that by its terms does not provide for periodic payments of interest at a stated coupon rate and repayment of principal at a stated maturity and any other security or obligation that at the time of acquisition, conversion or exchange does not satisfy the requirements of a Portfolio Asset.

ERISA: The United States Employee Retirement Income Security Act of 1974, as amended.

Euroclear: Euroclear Bank S.A./N.V.

Event of Default: The meaning specified in Section 5.1.

Exchange Act: The U.S. Securities Exchange Act of 1934, as amended.

Expense Account: The account established pursuant to Section 10.3(c).

FATCA: Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements (and related implementing regulatory legislation, rules, regulations or practices) entered into in connection with the foregoing.

FATCA Compliance: Compliance with FATCA, as necessary so that no tax will be imposed or withheld thereunder in respect of payments to or for the benefit of the Issuer.

Federal Funds (Effective) Rate: For any date, the rate set forth on Reuters Page FEDFUNDS as the “Federal Funds (Effective)” rate for that day (or if such Page or rate is not available, the rate set forth in the Federal Reserve publication H.15(519) for such day opposite the caption “Federal Funds (Effective)” in such publication).

Financial Asset: The meaning specified in Section 8-102(a)(9) of the UCC.

Financing Statements: The meaning specified in Section 9-102(a)(39) of the UCC.

GAAP: The meaning specified in Section 6.3(j).

Global Master Repurchase Agreement: The TBMA/ISMA Global Master Repurchase Agreement (2000 Version) dated as of May 15, 2017 (including any annex, confirmation and any transaction supplement exchanged thereunder and as amended, modified or otherwise supplemented from time to time) between the Counterparty and UBS.

Global Note: Any Regulation S Global Note or Rule 144A Global Note.

Government Security: The meaning specified in the definition of “Deliver or Delivered or Delivery”.

Governmental Authority: The government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

Grant or Granted: To grant, bargain, sell, convey, assign, transfer, mortgage, pledge, permit to arise or otherwise transfer a Lien or security interest in and right of setoff against, deposit, set over and confirm. A Grant of Collateral, or of any other instrument, shall include all rights, powers and options (but none of the obligations) of the granting party thereunder (whose exercise may be suspended until the occurrence of a Default of the Secured Obligations allowing enforcement over the Collateral), including the immediate continuing right to claim for, collect, receive and receipt for principal and interest payments in respect of Collateral, and all other Cash payable thereunder, to give and receive notices and other communications, to make waivers or other agreements, to exercise all rights and options, to bring Proceedings in the name of the granting party or otherwise, and generally to do and receive anything that the granting party is or may be entitled to do or receive thereunder or with respect thereto.

Holder: With respect to any Note, the Person whose name appears on the Note Register as the registered holder of such Note.

Illiquid Asset: Any Portfolio Asset with respect to which either (a) the Collateral Manager (if no Event of Default has occurred and is continuing), (b) the Liquidation Agent (when exercising its rights to direct the disposition of such Portfolio Asset under Section 12.1(c)) or (c) the Trustee (when attempting to dispose of such Portfolio Asset pursuant to Article 5 and not at the direction of the Liquidation Agent pursuant to Section 12.1(c)) has made commercially reasonable efforts (or, in the case of (b), the Issuer or Trustee at the Liquidation Agent’s direction has made commercially reasonable efforts) to dispose of such Portfolio Asset for at least 90 days but has been unable to sell such Portfolio Asset and in the Liquidation Agent’s commercially reasonable judgment such Portfolio Asset is not expected to be saleable for the foreseeable future.

Indebtedness: With respect to any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all guarantees by such Person of Indebtedness of others, (h) all capital lease obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.

Indenture: This instrument as originally executed and, if from time to time supplemented or amended by one or more indentures supplemental hereto entered into pursuant to the applicable provisions hereof, as so supplemented or amended.

Independent: As to any Person, any other Person (including, in the case of an accountant or lawyer, a firm of accountants or lawyers, and any member thereof, or an investment bank and any member thereof) who (i) does not have and is not committed to acquire any material direct or any material indirect financial interest in such Person or in any Affiliate of such Person, and (ii) is not connected with such Person as an Officer, employee, promoter, underwriter, voting trustee, partner, director or Person performing similar functions. “Independent” when used with respect to any accountant may include an accountant who audits the books of such Person if in addition to satisfying the criteria set forth above the accountant is independent with respect to such Person within the meaning of Rule 101 of the Code of Professional Conduct of the American Institute of Certified Public Accountants.

Any pricing service, certified public accountant or legal counsel that is required to be Independent of another Person under this Indenture must satisfy the criteria above with respect to the Issuer, the Collateral Manager and their Affiliates.

Initial Funded Global Notes or Initial Funded Notes: Collectively, the Initial Funded Regulation S Global Note and the Initial Funded Rule 144A Global Note, together representing the Notes issued by the Issuer on the Closing Date.

Initial Funded Regulation S Global Note: The Regulation S Global Note (CUSIP Number U61747 AA6).

Initial Funded Rule 144A Global Note: The Rule 144A Global Note (CUSIP Number 62706L AA8).

Initial Holder: Murray Hill Funding, LLC.

Initial Market Value:

(a)	With respect to any Portfolio Asset that is:

(i)	being acquired by the Issuer for cash consideration, the acquisition price payable by the Issuer for such Portfolio Asset (determined inclusive of the related Costs of Assignment payable by the Issuer in connection with such acquisition but exclusive of accrued interest and capitalized interest); or

(ii)	being contributed by or on behalf of the Sole Member pursuant to the terms of the Equity Contribution Agreement, the net cash proceeds that would be received by the Issuer from the sale or other disposition of such Portfolio Asset by the Issuer (as determined by the Collateral Manager in good faith, subject and without prejudice to UBS’ rights under Section 12.2(a)(v)) if the Issuer entered into a binding commitment to sell or otherwise dispose of such Portfolio Asset on the applicable trade date of the relevant contribution, exclusive of accrued interest and capitalized interest and net of the related Costs of Assignment;

provided in each case that (A) the Initial Market Value of any Portfolio Asset (or applicable portion thereof) shall be deemed to have been decreased by a pro rata portion of such Initial Market Value equal to any portion of the Principal Balance thereof that is being sold or otherwise disposed of by the Issuer or repaid by the applicable Portfolio Asset Obligor on or after the date of acquisition thereof by the Issuer and (B) the Initial Market Value of any Sold Participation Interest Loan shall be zero; and

(b)	with respect to any Cash, 100% of the face amount thereof.

Insolvency Event: With respect to any Person, an event that occurs when such Person shall (i) be dissolved (other than pursuant to a consolidation, amalgamation or merger); (ii) become adjudicated insolvent or unable to pay its debts or fail or admit in writing its inability generally to pay its debts as they become due; (iii) make a general assignment, arrangement or composition with or for the benefit of its creditors; (iv) institute or have instituted against it a Proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition shall be presented for its winding-up or liquidation, and, in the case of any such Proceeding or petition instituted or presented against it, such Proceeding or petition (x) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (y) is not dismissed, discharged, stayed or restrained in each case within 60 days of the institution or presentation thereof; (v) have a resolution passed by such Person’s board of directors or shareholder (or, in the case of a limited partnership, by the board of directors of the general partner of such limited partnership) for such Person’s winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (vi) seek or become subject to the appointment of an administrator, provisional liquidator, conservator, receiver, another trustee, another custodian or other similar official for it or for all or substantially all its assets, in each case in connection with its bankruptcy insolvency, winding-up or liquidation; (vii) have a secured party take possession of all or substantially all its assets (other than delivery of the Collateral pursuant to this Indenture) or have a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party shall maintain possession, or any such process shall not be dismissed, discharged, stayed or restrained, in each case within 60 days thereafter; (viii) cause or become subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (i) to (vii) (inclusive); or (ix) take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

Instrument: The meaning specified in Section 9-102(a)(47) of the UCC.

Interest Collection Subaccount: The meaning specified in Section 10.2(a).

Interest Collections: With respect to any Monthly Period, (a) all collections of interest, capitalized interest, fees and other amounts (other than Principal Collections) paid in respect of any Portfolio Asset and received by the Issuer during such Monthly Period (whether or not directly from the relevant Portfolio Asset Obligor), including the portion of the proceeds of any sale properly attributable to any of the foregoing and (b) with respect to Eligible Investments credited to the Interest Collection Subaccount at any time during such Monthly Period, all interest paid on, and proceeds of, such Eligible Investments.

Investment Company Act: The U.S. Investment Company Act of 1940, as amended from time to time, and the rules promulgated thereunder.

Issuer: The Person named as such on the first page of this Indenture until a successor Person shall have become the Issuer pursuant to the applicable provisions of this Indenture, and thereafter “Issuer” shall mean such successor Person.

Issuer Account Control Agreement: The Account Control Agreement dated as of the Closing Date between the Issuer, the Trustee and U.S. Bank National Association, as Custodian.

Issuer Order and Issuer Request: A written order or request (which may be a standing order or request) to be provided by the Issuer or by the Collateral Manager on behalf of the Issuer in accordance with the provisions of this Indenture, dated and signed in the name of the Issuer by an Authorized Representative of the Issuer, or, in the case of an order or request executed by the Collateral Manager on behalf of the Issuer, by an Authorized Representative of the Collateral Manager. For the avoidance of doubt, an order or request provided in an email or other electronic communication by an Authorized Representative of the Issuer (or, to the extent permitted by the preceding sentence, by an Authorized Representative of the Collateral Manager on behalf of the Issuer) shall constitute an Issuer Order, unless the Trustee otherwise requests that such Issuer Order be in writing.

Letter Agreement: The Letter Agreement dated as of the Closing Date between the Issuer, CĪON Investment Management, LLC, as agent and UBS (together with the omnibus consent contemplated thereby).

Lien: With respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

Liquidation Agent: UBS AG in its capacity as liquidation agent, as appointed by the Issuer pursuant to the appointment letter dated the date hereof (the Liquidation Agent Appointment Letter) between the Issuer and UBS AG, and its permitted successors and assigns, until such time (if any) that such appointment is terminated in accordance with terms of the Liquidation Agent Appointment Letter. If (a) UBS AG in its capacity as Liquidation Agent, and its permitted successors and assigns, is terminated in accordance with the terms of the Liquidation Agent Appointment Letter, (b) the “Repurchase Date” under the Global Master Repurchase Agreement has occurred and all obligations of the Counterparty to UBS AG, and its permitted successors and assigns, thereunder have been paid in full or (c) an “Event of Default” with respect to which UBS AG, London Branch is the “Defaulting Party” (as each such term is defined in the Global Master Repurchase Agreement) or an event of default by UBS AG under any other Transaction Document has occurred and is continuing, any provision of this Indenture or any other Transaction Document giving the Liquidation Agent any voting, approval, consent or third-party beneficiary rights shall be of no further force or effect.

Liquidation Agent Appointment Letter: The meaning specified in the definition of Liquidation Agent.

Loan: Any obligation for the payment or repayment of borrowed money that is documented by a term loan agreement or other similar credit agreement that does not permit any future advances to be made to the borrower under the Underlying Instruments relating thereto (including, without limitation, the reborrowing of any amount previously repaid by the borrower thereunder) at any time after the date of acquisition thereof by the Issuer.

Majority Holders: The Holders of Notes representing more than 50% of the Aggregate Outstanding Amount of the Notes.

Margin Stock: The meaning specified under Regulation U.

Master Participation Agreement: Collectively, the documentation providing for any sale by the Issuer of Participation Interests in any of the Portfolio Assets pursuant to and in accordance with Section 12.3(d).

Master Loan Purchase Agreement: The Master Loan Purchase Agreement dated as of the Closing Date between the Sole Member and the Issuer.

Material Adverse Effect: A material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Issuer taken as a whole, (b) the ability of the Issuer or the Sole Member to perform any of its obligations under the Notes or any other Transaction Document to which it is a party or (c) the rights of or benefits available to any of the Holders or the Trustee under the Notes or any of the other Transaction Documents.

Maturity: With respect to any Note, the date on which the unpaid principal of such Note becomes due and payable as therein or herein provided, whether at the Stated Maturity, on any Redemption Date, or by declaration of acceleration or otherwise.

Monthly Date: The meaning specified in the definition of “Monthly Period”.

Monthly Period: Each period from, and including, the 1st calendar day of each calendar month (each, a Monthly Date) to, but excluding, the next following Monthly Date, except that (a) the initial Monthly Period will commence on, and include, the Closing Date and will end on, but exclude, the 1st day of June 2017 and (b) the final Monthly Period will end on, but exclude, the date on which the Notes are paid in full or otherwise cancelled.

Moody’s: Moody’s Investors Service, Inc. and any successor thereto.

Moody’s Rating: The monitored publicly available rating or the monitored estimated rating expressly assigned to a debt obligation (or facility) by Moody’s that addresses the full amount of the principal and interest promised.

MPA Counterparty: With respect to any Master Participation Agreement, the Person acquiring Participation Interests thereunder.

Non-Permitted ERISA Holder: As defined in Section 2.11(c).

Non-Permitted Holder: As defined in Section 2.11(b).

Note Register and Note Registrar: The respective meanings specified in Section 2.5(a).

Notes: The Class A Notes.

Obligor: Any Portfolio Asset Obligor and any issuer, obligor or guarantor in respect of an Eligible Investment or other loan or security, whether or not Collateral.

Offer: As defined in Section 10.6(c).

Officer: (a) With respect to the Issuer, the Sole Member or any Person authorized thereby to take any and all actions necessary to consummate the transactions contemplated by the Transaction Documents; (b) with respect to any other entity that is a partnership, any general partner thereof or any Person authorized by such entity; (c) with respect to any other entity that is a limited liability company, any member thereof or any Person authorized by such entity; and (d) with respect to the Trustee or the Collateral Administrator and any bank or trust company acting as trustee of an express trust or as custodian or agent, any vice president or assistant vice president of such entity or any officer customarily performing functions similar to those performed by a vice president or assistant vice president of such entity.

offshore transaction: The meaning specified in Regulation S.

Opinion of Counsel: A written opinion addressed to the Trustee (or upon which the Trustee is permitted to rely) and the Issuer, in form and substance reasonably satisfactory to the Trustee, of a nationally or internationally recognized and reputable law firm. Whenever an Opinion of Counsel is required hereunder, such Opinion of Counsel may rely on opinions of other counsel who are so satisfactory, which opinions of other counsel shall accompany such Opinion of Counsel and shall either be addressed to the Trustee or shall state that the Trustee shall be entitled to rely thereon.

Optional Redemption: A redemption of the Notes in accordance with Section 9.1.

Other Plan Law: Any State, local, Federal or non-U.S. laws or regulations that are substantially similar to the prohibited transaction provisions of ERISA or Section 4975 of the Code.

Outstanding: With respect to the Notes, as of any date of determination, all of the Notes theretofore authenticated and delivered under this Indenture, except:

(i)	Notes theretofore canceled by the Note Registrar or delivered to the Note Registrar for cancellation in accordance with the terms of Section 2.9 (or registered in the Note Register on the date the Indenture is discharged in accordance with Section 4.1(d));

(ii)	Notes for whose payment funds in the necessary amount have been theretofore irrevocably deposited with the Trustee or any Paying Agent in trust for the Holders of such Notes pursuant to Section 4.1(a)(ii);

(iii)	Notes in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to this Indenture, unless proof satisfactory to the Trustee is presented that any such Notes are held by a “Protected Purchaser” (within the meaning of Section 8-303 of the UCC); and

(iv)	Notes alleged to have been mutilated, defaced, destroyed, lost or stolen for which replacement Notes have been issued as provided in Section 2.6;

provided that in determining whether the Holders of the requisite Aggregate Outstanding Amount have given any request, demand, authorization, direction, notice, consent or waiver hereunder, Notes owned by the Issuer shall be disregarded and deemed not to be Outstanding (except that, in determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Notes that a Trust Officer of the Trustee actually knows to be so owned shall be so disregarded).

Overlap Period: The meaning specified in Section 2.7(a).

Participation Interest: A participation interest in (e.g., an equitable assignment or other beneficial but not record ownership of) a Loan.

Paying Agent: Any Person authorized by the Issuer to pay the principal of or interest on any Notes on behalf of the Issuer as specified in Section 7.2.

Payment Account: The account established pursuant to Section 10.3(a).

Payment Date: Each date occurring ten Business Days after the last day of any Monthly Period.

Payment Date Report: The meaning specified in Section 10.5(a).

Permitted Liens: (i) Liens arising under the Transaction Documents in favor of the Trustee for the benefit of the Trustee and other Secured Parties, (ii) tax Liens for taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are maintained on the Issuer’s books in accordance with GAAP and (iii) Liens permitted or arising under any Underlying Instrument.

Person: An individual, corporation (including a business trust), partnership, limited partnership, limited liability company, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated association or government or any agency or political subdivision thereof.

Plan Asset Regulation: U.S. Department of Labor regulations, 29 C.F.R. §2510.3-101, as modified by Section 3(42) of ERISA.

Portfolio: At any time, all Portfolio Assets, Cash and Eligible Investments held by the Issuer at such time.

Portfolio Asset: A Loan or any portion thereof (other than any Sold Participation Interest Loan) that on its Portfolio Asset Trade Date satisfies the Asset Eligibility Criteria. Unless the context otherwise requires, all references to a Portfolio Asset will refer to a Loan or portion thereof (other than any Sold Participation Interest Loan) held by the Issuer.

Portfolio Asset Obligor: In relation to any Portfolio Asset, the borrower or issuer of or obligor on the Portfolio Asset. In addition, “Portfolio Asset Obligor”, unless the context otherwise requires, shall also refer to any guarantor of or other obligor on the Portfolio Asset.

Portfolio Asset Trade Date: The meaning set forth in the definition of “Asset Eligibility Criteria”; provided that for purposes of the contribution of a Loan to the Issuer pursuant to the Equity Contribution Agreement, the date of such contribution shall be deemed to be the Portfolio Asset Trade Date of such Loan.

Portfolio Gains Account: As defined in Section 10.3(e).

Post-Restructuring Notice: As defined in Section 7.5(e).

Principal Balance: Subject to Section 1.2, with respect to (a) any item of Collateral (other than a Delayed-Draw Loan or a Revolver Loan), the outstanding principal amount of such Collateral (excluding any capitalized interest) and (b) any Delayed-Draw Loan or a Revolver Loan, the outstanding principal of the Delayed-Draw Loan or a Revolver Loan (excluding any capitalized interest), plus (except as expressly set forth herein) any undrawn commitments that have not been irrevocably reduced or withdrawn with respect to the Delayed-Draw Loan or a Revolver Loan.

Principal Collections: With respect to any Monthly Period, (a) all collections of principal on a Portfolio Asset (excluding (i) any capitalized interest and (ii) any collections of principal on a Revolver Loan deposited into the Delayed-Draw/Committed Proceeds/Revolver Account in accordance with Section 10.2(d)) paid in cash in respect of any Portfolio Asset and received by the Issuer during such Monthly Period (whether or not directly from the relevant Portfolio Asset Obligor), including the proceeds of any sale properly attributable to principal (excluding proceeds of any sale properly attributable to capitalized interest) (but not including any amounts deducted or withheld by any Obligor on a Portfolio Asset for or on account of any present or future taxes, duties, assessments or governmental charges with respect to payments by such Obligor on such Portfolio Asset), (b) any Revolver Loan Net-Back paid in cash in respect to any Revolver Loan and received by the Issuer during such Monthly Period, (c) with respect to Eligible Investments credited to the Principal Collection Subaccount at any time during such Monthly Period, all interest paid in cash on, and proceeds of, such Eligible Investments and (d) all amounts contributed in the form of Cash by the Sole Member pursuant to Section 3 of the Equity Contribution Agreement which are required pursuant to the terms thereof to be deposited in the Principal Collection Subaccount; provided that for the purposes of attributing collections to principal and capitalized interest, such attribution shall be made (i) if the Underlying Instruments include provisions for such attribution, then in accordance with such provisions and (ii) if the Underlying Instruments do not include any such provisions, then on a pro rata basis.

Principal Collection Subaccount: The meaning specified in Section 10.2(a).

Priority Administrative Expenses: The following fees, expenses (including indemnities) and other amounts due or accrued and payable by the Issuer in the following order or priority:

first, to the payment of taxes and governmental fees (including annual return and registered office fees) owing by the Issuer;

second, to the Trustee and U.S. Bank pursuant to Section 6.7 and the other provisions of this Indenture; and

third, to the Bank in all of its capacities (including as Collateral Administrator) pursuant to the Collateral Administration Agreement and other Transaction Documents to which it is a party in any such capacity;

provided that such fees shall be paid in such order whether paid directly to such Person or, in respect of any such expense paid by the Collateral Manager on the Issuer’s behalf and reimbursable to the Collateral Manager pursuant to the Collateral Management Agreement, to the Collateral Manager.

Priority of Payments: The meaning specified in Section 11.1.

Proceeding: Any suit in equity, action at law or other judicial or administrative proceeding.

Protected Purchaser: The meaning specified in Section 8-303 of the UCC.

Qualified Institutional Buyer: The meaning specified in Rule 144A under the Securities Act.

Qualified Purchaser: The meaning specified in the Investment Company Act.

Record Date: With respect to the Global Notes, the date one day prior to the applicable Payment Date and, with respect to the Certificated Notes, the date 15 days prior to the applicable Payment Date.

Redemption Date: Any Payment Date occurring after the Delayed Draw Funding Date specified for a redemption in whole or in part of Notes pursuant to Article 9.

Redemption Price: For each Note to be redeemed in whole or in part, 100% of the Aggregate Outstanding Amount of such Note (or the applicable portion thereof to be redeemed); provided that, if requested by the Collateral Manager, the Holders of 100% of the Aggregate Outstanding Amount of the Notes may elect to receive less than 100% of the Redemption Price that would otherwise be payable to the Holders of the Notes.

Registered: In “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and issued after July 18, 1984, provided that a certificate of interest in a grantor trust shall not be treated as Registered unless each of the obligations or securities held by the trust was issued after that date.

Regulation S: Regulation S, as amended, under the Securities Act.

Regulation S Global Note: The meaning specified in Section 2.2(b)(i).

Regulation U: Regulation U (12 C.F.R. 221) issued by the Board of Governors of the Federal Reserve System.

Required Expense Equity Contribution: As defined in the Equity Contribution Agreement.

Revolver Loan: Any Loan with respect to which the Issuer is obligated to make or otherwise fund future advances to a borrower and which provided that such future advances may be paid back and reborrowed from time to time; provided that such Loan shall only be considered a Revolver Loan for so long as any future funding obligations remain in effect and only with respect to any portion which constitutes a future funding obligation.

Revolver Loan Net-Back: An amount representing a purchase price adjustment received by the Issuer in respect of a Revolver Loan.

Rule 144A: Rule 144A under the Securities Act.

Rule 144A Global Note: The meaning specified in Section 2.2(b)(ii).

S&P: Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor or successors thereto.

S&P Industry Classification: The meaning specified in the Global Master Repurchase Agreement.

S&P Rating: With respect to any Portfolio Asset, as of any date of determination, if there is an issuer credit rating of the issuer of such Portfolio Asset by S&P as published by S&P, or the guarantor which unconditionally and irrevocably guarantees such Portfolio Asset pursuant to a form of guaranty approved by S&P for use in connection with this transaction, then the S&P Rating shall be such rating.

Sale: The meaning specified in Section 5.17.

Section 13 Banking Entities: An entity that (i) is defined as a “banking entity” under the Volcker Rule regulations (Section __.2(c)), (ii) provides written certification thereof to the Issuer and the Trustee, and (iii) identifies the Notes held by such entity and the outstanding principal amount thereof.

Secured Obligations: The meaning assigned in the Granting Clauses hereof.

Secured Parties: The meaning specified in the Granting Clauses.

Securities Act: The U.S. Securities Act of 1933.

Securities Intermediary: The meaning specified in Section 8-102(a)(14) of the UCC.

Security Entitlement: The meaning specified in Section 8-102(a)(17) of the UCC.

Senior Secured (Type I) Loan: As defined in the Global Master Repurchase Agreement.

Senior Secured (Type I Cov-Lite) Loan: As defined in the Global Master Repurchase Agreement.

Senior Secured (Type II) Loan: As defined in the Global Master Repurchase Agreement.

Senior Secured (Type III) Loan: As defined in the Global Master Repurchase Agreement.

Senior Secured (Type IV) Loan: As defined in the Global Master Repurchase Agreement.

Senior Secured Last Out (Type I) Loan: As defined in the Global Master Repurchase Agreement.

Senior Secured Last Out (Type II) Loan: As defined in the Global Master Repurchase Agreement.

Similar Law: Any Federal, State, local, non-U.S. or other law or regulation that could cause the underlying assets of the Issuer to be treated as assets of the investor in any Note (or any interest therein) by virtue of its interest and thereby subject the Issuer and the Collateral Manager (or other Persons responsible for the investment and operation of the Issuer’s assets) to laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions contained in Title I of ERISA or Section 4975 of the Code.

Sold Participation Interest Loan: Any Loan (or any portion thereof) that would otherwise constitute a Portfolio Asset but for the fact that a Participation Interest in respect of such Loan (or such portion) has been sold by the Issuer pursuant to and in accordance with Section 12.3(d); provided, that the portion, if any, of any such Loan that is identified in the related Collateral Change Event Notice as a portion in respect of which a Participation Interest must be sold pursuant to Section 3(g) of the Equity Contribution Agreement shall be deemed to constitute a Sold Participation Interest Loan as of the trade date for the contribution of such Loan by the Sole Member to the Issuer pursuant to such Section 3(g).

Sold PI Loan Collection Subaccount: The meaning specified in Section 10.2(a).

Sold PI Loan Collections: With respect to any Monthly Period, all collections of interest, capitalized interest, principal, fees and other amounts paid in respect of any Sold Participation Interest Loan and received by the Issuer during such Monthly Period (whether or not directly from the relevant Portfolio Asset Obligor) that are required to be paid or distributed to the relevant MPA Counterparty at any time on or after the effective date of, and, pursuant to and in accordance with, the relevant Master Participation Agreement, excluding any amounts deducted or withheld by any Portfolio Asset Obligor on a Portfolio Asset for or on account of any present or future taxes, duties, assessments or governmental charges with respect to payments by such Portfolio Asset Obligor on such Sold Participation Interest Loan.

Sole Member: Murray Hill Funding, LLC, a limited liability company organized under the laws of the State of Delaware, as the Sole Member of the Issuer, and its permitted successors and assigns under its Constitutive Documents.

Stated Maturity: With respect to the Notes, the date specified as such in Section 2.3.

Structured Coupon: a coupon which is calculated (i) by reference to the forward movement of one or more indices, spot rates or prepayment speeds or (ii) based on the principal amount of the related obligation which principal amount is divided into separate pieces (each such separate piece is, typically, referred to as Components); each such Component provides for payments of interest on the principal amount of such Component at a per annum rate equal to (a) a fixed rate or (b) a floating rate (subject to any applicable floor). For the avoidance of doubt, obligations that accrue interest based upon a Structured Coupon are frequently referred to as “Combination Notes” or a similar term.

Structured Finance Obligation: Any debt obligation secured directly by, or representing ownership of, a pool of consumer receivables, auto loans, auto leases, equipment leases, home or commercial mortgages, corporate debt or sovereign debt obligations, including collateralized bond obligations, collateralized loan obligations, mortgage-backed securities or any similar security or other asset backed security or similar investment or equipment trust certificate or trust certificate of the type generally considered to be a repackaged security.

Subscription Agreement: The agreement dated as of May 19, 2017 by and between the Issuer and the Sole Member relating to the acquisition of $115,384,615 of the Initial Funded Notes and $76,923,076 of the Delayed Draw Notes.

Subsequent Advance: An Advance made by the Initial Holder on the Delayed Draw Funding Date.

Subsequent Delivery Date: The settlement date with respect to the Issuer’s acquisition of a Portfolio Asset to be pledged to the Trustee after the Closing Date.

Support Document: Each of the Issuer Account Control Agreement and the Equity Contribution Agreement.

Synthetic Security: A security or swap transaction, other than a Participation Interest, that has payments associated with either payments of interest on and/or principal of a reference obligation or the credit performance of a reference obligation.

Tax: Any tax, levy, impost, duty, deduction, withholding (including backup withholding), charge, assessment or fee of any nature (including interest, penalties and additions thereto) imposed by any governmental taxing authority.

Tax Event: An event that will occur upon a change in or the adoption of any U.S. or non-U.S. tax statute or treaty, or any change in or the issuance of any regulation (whether final, temporary or proposed), ruling, practice, procedure published in writing by the relevant taxing authorities, which change, adoption or issuance results or will result in (i) any portion of any payment due from any Obligor under any Portfolio Asset becoming properly subject to the imposition of U.S. Federal or foreign withholding tax on payments of interest or principal, which withholding tax is not compensated for by a provision under the terms of such Portfolio Asset pursuant to which the Portfolio Asset Obligor is required to pay additional amounts to holders such that the amount a holder receives is the same as the amount a holder would have received if such withholding tax was not imposed or (ii) any jurisdiction properly imposing net income, profits or similar tax on the Issuer, provided that the sum of (A) the tax or taxes imposed on the Issuer as described in clause (ii) of this definition and (B) the total amount withheld from payments to the Issuer described in clause (i) of this definition and which are not compensated for by payment of additional amounts is determined to be in excess of 5% of the aggregate interest due and payable on the Portfolio Assets for any Monthly Period. Withholding taxes imposed under FATCA shall be disregarded in applying the definition of Tax Event.

Tax Jurisdiction: The Bahamas, Bermuda, the British Virgin Islands, the Cayman Islands, the Channel Islands, Jersey, Aruba/Curacao or the U.S. Virgin Islands.

Tax Redemption: The meaning specified in Section 9.2.

Total Authorized Principal Amount: With respect to the Initial Funded Notes and the Delayed Draw Notes, the total authorized principal amounts specified as such in Section 2.3.

Traditional Second Lien Loan: As defined in the Global Master Repurchase Agreement.

Transaction Documents: The Indenture, the Issuer Account Control Agreement, the Collateral Management Agreement, the Collateral Administration Agreement, the Subscription Agreement, the Equity Contribution Agreement and the Liquidation Agent Appointment Letter.

Transfer Agent: The Person or Persons, which may be the Issuer, authorized by the Issuer to exchange or register the transfer of Notes. The initial Transfer Agent is the Bank.

Treasury Regulations: The final or temporary regulations promulgated by the U.S. Department of the Treasury under the Code, as they may be amended from time to time.

Trust Officer: When used with respect to the Trustee, any Officer within the Corporate Trust Office (or any successor group of the Trustee) including any Officer to whom any corporate trust matter is referred at the Corporate Trust Office because of such person’s knowledge of and familiarity with the particular subject and, in each case, having direct responsibility for the administration of this transaction.

Trustee: As defined in the first sentence of this Indenture.

UBS: UBS AG, London Branch in its capacity under the Global Master Repurchase Agreement, and its permitted successors and assigns. If (a) the “Repurchase Date” under the Global Master Repurchase Agreement has occurred and all obligations of the Counterparty to UBS AG, London Branch, and its permitted successors and assigns, thereunder have been paid in full or (b) an “Event of Default” with respect to which UBS AG, London Branch is the “Defaulting Party” (as each such term is defined in the Global Master Repurchase Agreement) or an event of default by UBS AG under any other Transaction Document has occurred and is continuing, any provision of this Indenture or any other Transaction Document giving UBS any voting, approval, consent or third-party beneficiary rights shall be of no further force of effect.

UCC: The Uniform Commercial Code as in effect in the State of New York, as amended from time to time.

Uncertificated Security: The meaning specified in Section 8-102(a)(18) of the UCC.

Underlying Instrument: The loan, credit agreement or similar agreement pursuant to which a Portfolio Asset has been issued or created and each other agreement (i) that governs the terms of such Portfolio Asset, (ii) that secures the obligations represented by such Portfolio Asset or (iii) of which the holders of such Portfolio Asset are the beneficiaries.

United States Person: The meaning specified in Section 7701(a)(30) of the Code.

Unregistered Securities: The meaning specified in Section 5.17(c).

U.S. Person or U.S. person: The meaning specified in Regulation S.

Volcker Rule: Section 13 of the Bank Holding Company Act of 1956, as amended, and any applicable implementing regulations.

Zero Value Portfolio Asset: The meaning set forth in the Global Master Repurchase Agreement.

1.2	Assumptions as to Collateral

In connection with all calculations required to be made pursuant to this Indenture with respect to any Portfolio Asset or Eligible Investment, or any payments on any other assets included in the Collateral, with respect to the sale of and reinvestment in Portfolio Assets, and with respect to the income that can be earned on the Collateral and on any other amounts that may be received for deposit in the Collection Account, the provisions set forth in this Section 1.2 shall be applied. The provisions of this Section 1.2 shall be applicable to any determination or calculation that is covered by this Section 1.2, whether or not reference is specifically made to Section 1.2, unless some other method of calculation or determination is expressly specified in the particular provision.

(a)	All calculations with respect to the Collateral securing the Notes shall be made on the basis of information as to the terms of each such item of Collateral and upon reports of payments, if any, received on such item of Collateral that are furnished by or on behalf of the Portfolio Asset Obligor of such item of Collateral and, to the extent they are not manifestly in error, such information or reports may be conclusively relied upon in making such calculations.

(b)	For each Monthly Period and as of any date of determination, the payments and collections on any item of Collateral shall be the sum of (i) the total amount of payments and collections received during such Monthly Period in respect of such item of Collateral (including the proceeds of the sale of such Collateral received) that are available in the Collection Account at the end of the Monthly Period and (ii) any such amounts received in prior Monthly Periods that were not disbursed on a previous Payment Date.

(c)	All calculations, unless otherwise set forth herein or the context otherwise requires, shall be rounded to the nearest ten-thousandth if expressed as a percentage, and to the nearest one-hundredth if expressed otherwise.

(d)	All monetary calculations under this Indenture shall be in Dollars.

(e)	Any reference in this Indenture to an amount of the Trustee’s or the Collateral Administrator’s fees calculated with respect to a period at a per annum rate shall be computed on the basis of a 360-day year of twelve 30-day months prorated for the related Monthly Period and shall be based on the aggregate face amount of the Portfolio Assets and the Eligible Investments as of the first day of such Monthly Period.

(f)	To the extent there exists in the reasonable determination of the Trustee or the Collateral Administrator, of any ambiguity in the interpretation of any definition or term contained in this Indenture or to the extent more than one methodology can be used to make any of the determinations or calculations set forth herein, the Trustee or the Collateral Administrator, as the case may be, shall be entitled to request direction from the Collateral Manager (with a copy of such request being sent to the Liquidation Agent) as to the interpretation and/or methodology to be used, and the Trustee or the Collateral Administrator shall follow such direction from the Collateral Manager or, if different, to the interpretation of the Collateral Manager, the Liquidation Agent; provided that, prior to providing any such direction different than the Collateral Manager, the Liquidation Agent shall (i) consult, in good faith, with the Collateral Manager for a period of not less than 2 Business Days or (ii) if the related interpretation and/or methodology involves a legal question, consult with external legal counsel. The Collateral Administrator and the Trustee shall be entitled to conclusively rely thereon without any responsibility or liability therefor.

(g)	For purposes of calculating compliance with any tests hereunder, the trade date (and not the settlement date) with respect to any acquisition or disposition of a Portfolio Asset or Eligible Investment shall be used to determine such compliance and whether and when such acquisition or disposition has occurred.

(h)	Any direction or Issuer Order required hereunder relating to the purchase, acquisition, sale, disposition or other transfer of Collateral may be in the form of a trade ticket, confirmation of trade, instruction to post or to commit to the trade or similar instrument or document or other written instruction (including by email or other electronic communication or file transfer protocol) from the Issuer (or the Collateral Manager on the Issuer’s behalf) on which the Trustee may rely.

2.	The Notes

2.1	Forms Generally

The Notes and the Trustee’s or Authenticating Agent’s certificate of authentication thereon (the Certificate of Authentication) shall be in substantially the forms required by this Article, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon, as may be consistent herewith, determined by an Authorized Representative of the Issuer executing such Notes as evidenced by such Authorized Representative’s execution of such Notes. Any portion of the text of any such Note may be set forth on the reverse thereof, with an appropriate reference thereto on the face of such Note.

2.2	Forms of Notes

(a)	The forms of the Notes, including the forms of Certificated Notes, Regulation S Global Notes and Rule 144A Global Notes, shall be as set forth in the applicable part of Exhibit A hereto.

(b)	Regulation S Global Notes, Rule 144A Global Notes; Certificated Notes.

(i)	The Notes sold to Persons who are not U.S. persons in offshore transactions in reliance on Regulation S shall be issued initially in the form of one separate permanent global note, in definitive, fully-registered form without interest coupons, substantially in the applicable form attached as Exhibit A1 hereto (a Regulation S Global Note), and shall be deposited on behalf of the subscribers for such Notes represented thereby with the Bank as custodian for, and registered in the name of a nominee of, DTC for the respective accounts of Euroclear and Clearstream, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided.

(ii)	The Notes sold to Persons that are initial purchasers that are also both (A) a Qualified Purchaser or an entity owned (or in the case of Qualified Purchasers, beneficially owned) by one or more Qualified Purchasers and (B)(I) a Qualified Institutional Buyer or (II) an Accredited Investor who is purchasing such Notes in a non-public transaction shall be issued initially in the form of one separate permanent global note, in definitive, fully-registered form without interest coupons, substantially in the form attached as Exhibit A1 hereto (a Rule 144A Global Note) and shall be deposited on behalf of the subscribers for such Notes represented thereby with the Bank as custodian for, and registered in the name of a nominee of, DTC, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided.

(iii)	The aggregate principal amount of any Regulation S Global Note and any Rule 144A Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee or DTC or its nominee, as the case may be, as hereinafter provided.

(A)	The Initial Funded Notes funded on the Closing Date (having an aggregate principal amount of U.S.$115,384,615) shall be recorded on, and represented by, the applicable Initial Funded Global Note.

(B)	The Delayed Draw Notes issued on the Closing Date (having an initial aggregate principal amount on the Closing Date of U.S.$0.00) shall be recorded on, and represented by, the applicable Delayed Draw Global Note. The Delayed Draw Notes funded to the Issuer on the Delayed Draw Funding Date shall be recorded on, and represented by, the Delayed Draw Global Note.

(C)	The Issuer in issuing the Notes shall use “CUSIP,” “ISIN” or “private placement” numbers (if then generally in use), and, if so, the Issuer will indicate the “CUSIP,” “ISIN” or “private placement” numbers of the Notes in related materials as a convenience to Holders.

(D)	Book Entry Provisions. This Section 2.2(b)(iii)(D) shall apply only to Global Notes deposited with or for the account of DTC.

The provisions of the “Operating Procedures of the Euroclear System” of Euroclear and the “Terms and Conditions Governing Use of Participants” of Clearstream, respectively, will be applicable to the Global Notes insofar as interests in such Global Notes are held by the Agent Members of Euroclear or Clearstream, as the case may be.

Agent Members shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Bank, as custodian for DTC and DTC may be treated by the Issuer, the Trustee, and any agent of the Issuer or the Trustee as the absolute owner of such Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee, or any agent of the Issuer or the Trustee, from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Note.

2.3	Authorized Amount; Stated Maturity; Denominations

(a)	The aggregate principal amount of Initial Funded Notes that may be authenticated and delivered under this Indenture is limited to U.S.$115,384,615, excluding Notes issued upon registration of, transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 2.5, 2.6 or 8.6 of this Indenture. The aggregate principal amount of Delayed Draw Notes that may be authenticated and delivered under this Indenture is limited to U.S.$76,923,076, excluding Delayed Draw Notes issued upon registration of, transfer of, or in exchange for, or in lieu of, other Delayed Draw Notes pursuant to Sections 2.5, 2.6 or 8.6 of this Indenture.

(b)	Notes shall be issued on the Closing Date. The Notes shall have the designations, aggregate principal amounts and other characteristics as follows:

Class Designation	A
Stated Maturity	May 19, 2027
	Initial Funded Notes		Delayed Draw Notes
Original Aggregate Principal Amount	U.S.$	115,384,615	U.S.$	0
Committed Amount		N/A	U.S.$	76,923,076
Total Authorized Principal Amount	U.S.$	115,384,615	U.S.$	76,923,076

The Class A Notes shall be issued in minimum denominations of $250,000 and integral multiples of $1 in excess thereof and shall only be transferred or resold in compliance with the terms of this Indenture.

2.4	Execution, Authentication, Delivery and Dating

The Notes shall be executed on behalf of the Issuer by one of its Authorized Representatives. The signature of such Authorized Representative on the Notes may be manual or by electronic transmission (i.e., facsimile or e-mail transmission of a “pdf” copy).

Notes bearing the manual or electronically transmitted signatures of any individual who was at any time an Authorized Representative of the Issuer shall bind the Issuer notwithstanding the fact that such individual has ceased to hold such office prior to the authentication and delivery of such Notes or did not hold such office at the date of issuance of such Notes.

At any time and from time to time after the execution and delivery of this Indenture, the Issuer may deliver Notes executed by the Issuer to the Trustee or the Authenticating Agent for authentication and the Trustee or the Authenticating Agent, upon Issuer Order, shall authenticate and deliver such Notes as provided in this Indenture and not otherwise.

Each Note authenticated and delivered by the Trustee or the Authenticating Agent upon Issuer Order on the Closing Date shall be dated as of the Closing Date. All other Notes that are authenticated and delivered after the Closing Date for any other purpose under this Indenture shall be dated the date of their authentication.

Notes issued upon transfer, exchange or replacement of other Notes shall be issued in authorized denominations reflecting the original Aggregate Outstanding Amount of the Notes so transferred, exchanged or replaced, but shall represent only the current Aggregate Outstanding Amount of the Notes so transferred, exchanged or replaced. In the event that any Note is divided into more than one Note in accordance with this Article 2, the original principal amount of such Note shall be proportionately divided among the Notes delivered in exchange therefor.

No Note shall be entitled to any benefit under this Indenture or be valid or obligatory for any purpose, unless there appears on such Note a Certificate of Authentication, substantially in the form provided for herein, executed by the Trustee or by the Authenticating Agent by the manual signature of one of their Authorized Representatives, and such certificate upon any Note shall be conclusive evidence, and the only evidence, that such Note has been duly authenticated and delivered hereunder.

2.5	Registration, Registration of Transfer and Exchange

(a)	The Issuer shall cause the Notes to be Registered and shall cause to be kept a register (the Note Register) at the office of the Note Registrar in which, subject to such reasonable regulations as it may prescribe, the Issuer shall provide for the registration of the Holders of the Notes and the registration of transfers of Notes. The Trustee, as an agent of the Issuer, is hereby initially appointed “registrar” (the Note Registrar) for the purpose of maintaining the Note Register and registering the Holders of the Notes and transfers of such Notes in the Note Register. Upon any resignation or removal of the Note Registrar, the Issuer shall promptly appoint a successor or, in the absence of such appointment, assume the duties of Note Registrar.

If a Person other than the Trustee is appointed by the Issuer as Note Registrar, the Issuer will give the Trustee prompt written notice of the appointment of a Note Registrar and of the location, and any change in the location, of the Note Register, and the Trustee and the Liquidation Agent shall have the right to inspect the Note Register at all reasonable times and to obtain copies thereof and the Trustee shall have the right to rely upon a certificate executed on behalf of the Note Registrar by an Officer thereof as to the names and addresses of the Holders of the Notes and the principal or face amounts and numbers of such Notes. Upon written request at any time, the Note Registrar shall provide to the Issuer, the Collateral Manager, the Liquidation Agent or any Holder a current list of Holders as reflected in the Note Register. This Section 2.5 shall be construed so that the Notes are at all times maintained in registered form under Section 5f.103-1(c) of the Treasury Regulations.

No transfer of Notes shall be effective unless such transfer occurs in accordance with this Section 2.5 and is registered in the Note Register by the Note Registrar. The entries in the Note Register shall be conclusive and binding for all purposes, absent manifest error, and the Holders, the Issuer, any Paying Agent and the Trustee shall treat each Person whose name is recorded in the Note Register pursuant to the terms herein as a Holder for all purposes of this Indenture.

Subject to this Section 2.5, upon surrender for registration of transfer of any Notes in the Note Register at the office or agency of the Issuer to be maintained as provided in Section 7.2, the Issuer shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of any authorized denomination and of a like aggregate principal or face amount.

At the option of the Holder, Notes may be exchanged for Notes of like terms, in any authorized denominations and of like aggregate principal amount, upon surrender of the Notes to be exchanged at such office or agency. Whenever any Note is surrendered for exchange, the Issuer shall execute, and the Trustee shall authenticate and deliver, the Notes that the Holder making the exchange is entitled to receive.

All Notes authenticated and delivered upon any registration of transfer or exchange of Notes shall be the valid obligations of the Issuer, evidencing the same debt (to the extent they evidence debt), and entitled to the same benefits under this Indenture as the Notes surrendered upon such registration of transfer or exchange.

Every Note presented or surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Note Registrar duly executed by the Holder thereof or such Holder’s attorney duly authorized in writing, with such signature guaranteed by an “eligible guarantor institution” meeting the requirements of the Note Registrar, which requirements include membership or participation in Securities Transfer Agents Medallion Program (STAMP) or such other “signature guarantee program” as may be determined by the Note Registrar in addition to, or in substitution for, STAMP, all in accordance with the Exchange Act.

No service charge shall be made to a Holder for any registration of transfer or exchange of Notes, but the Issuer, the Note Registrar or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Note Registrar or the Trustee shall be permitted to request such evidence reasonably satisfactory to it documenting the identity and/or signatures of the transferor and transferee.

(b)	No Note may be sold or transferred (including, without limitation, by pledge or hypothecation) unless such sale or transfer is exempt from the registration requirements of the Securities Act, is exempt from the registration requirements under applicable State securities laws and will not cause the Issuer to become subject to the requirement that it register as an investment company under the Investment Company Act.

(c)	(i)	No Note may be transferred if such transfer would result in a non-exempt prohibited transaction under ERISA or the Code or in a non-exempt violation of any applicable Other Plan Law. Each initial purchaser of a Note or an interest therein will be required and deemed to represent and warrant, and each subsequent transferee of a Note or an interest therein will be deemed to have represented and warranted, that: (A) its purchase, holding and disposition of such Note or interest therein will not result in a non-exempt prohibited transaction under ERISA or the Code; and (B) if such Person is a governmental, church, non-U.S. or other plan subject to any Similar Law, its acquisition, holding and disposition of its interest in such Note will not constitute or result in a non-exempt violation of any applicable Other Plan Law.

(ii)	Each purchaser and subsequent transferee of Notes or an interest therein will be required or deemed to represent that such purchaser or subsequent transferee, as applicable, is not an Affected Bank. No transfer of any Note to an Affected Bank will be effective, and neither the Issuer, the Trustee nor the Note Registrar will recognize any such transfer, unless such transfer is specifically authorized by the Issuer in writing.

(d)	Notwithstanding anything contained herein to the contrary, the Trustee shall not be responsible for ascertaining whether any transfer complies with, or for otherwise monitoring or determining compliance with, the registration provisions of or any exemptions from the Securities Act, applicable State securities laws or the applicable laws of any other jurisdiction, ERISA, the Code or the Investment Company Act; provided that if a certificate is specifically required by the terms of this Section 2.5 to be provided to the Trustee by a prospective transferor or transferee, the Trustee shall be under a duty to receive and examine the same to determine whether or not the certificate substantially conforms on its face to the applicable requirements of this Indenture and shall promptly notify the party delivering the same if such certificate does not comply with such terms.

(e)	Transfers of Notes shall only be made in accordance with the following requirements:

(i)	Rule 144A Global Note to Regulation S Global Note. If a holder of a beneficial interest in a Rule 144A Global Note deposited with DTC wishes at any time to exchange its interest in such Rule 144A Global Note for an interest in the corresponding Regulation S Global Note, or to transfer its interest in such Rule 144A Global Note to a Person who wishes to take delivery thereof in the form of an interest in the corresponding Regulation S Global Note, such holder (provided that such holder or, in the case of a transfer, the transferee is not a U.S. person and is acquiring such interest in an offshore transaction) may, subject to the immediately succeeding sentence and the rules and procedures of DTC, exchange or transfer, or cause the exchange or transfer of, such interest for an equivalent beneficial interest in the corresponding Regulation S Global Note. Upon receipt by the Note Registrar of (A) instructions given in accordance with DTC’s procedures from an Agent Member directing the Note Registrar to credit or cause to be credited a beneficial interest in the corresponding Regulation S Global Note, but not less than the minimum denomination applicable to such holder’s Notes, in an amount equal to the beneficial interest in the Rule 144A Global Note to be exchanged or transferred, (B) a written order given in accordance with DTC’s procedures containing information regarding the participant account of DTC and the Euroclear or Clearstream account to be credited with such increase, (C) a certificate in the form of Exhibit B1 attached hereto given by the holder of such beneficial interest stating that the exchange or transfer of such interest has been made in compliance with the transfer restrictions applicable to the Global Notes, including that the holder or the transferee, as applicable, is not a U.S. person, and in an offshore transaction pursuant to and in accordance with Regulation S, and (D) a written certification in the form of Exhibit B5 attached hereto given by the transferee in respect of such beneficial interest stating, among other things, that such transferee is a non-U.S. person purchasing such beneficial interest in an offshore transaction pursuant to Regulation S, then the Note Registrar shall approve the instructions at DTC to reduce the principal amount of the Rule 144A Global Note and to increase the principal amount of the Regulation S Global Note by the aggregate principal amount of the beneficial interest in the Rule 144A Global Note to be exchanged or transferred, and to credit or cause to be credited to the securities account of the Person specified in such instructions a beneficial interest in the corresponding Regulation S Global Note equal to the reduction in the principal amount of the Rule 144A Global Note.

(ii)	Regulation S Global Note to Rule 144A Global Note. If a holder of a beneficial interest in a Regulation S Global Note deposited with DTC wishes at any time to exchange its interest in such Regulation S Global Note for an interest in the corresponding Rule 144A Global Note or to transfer its interest in such Regulation S Global Note to a Person who wishes to take delivery thereof in the form of an interest in the corresponding Rule 144A Global Note, such holder may, subject to the immediately succeeding sentence and the rules and procedures of Euroclear, Clearstream and/or DTC, as the case may be, exchange or transfer, or cause the exchange or transfer of, such interest for an equivalent beneficial interest in the corresponding Rule 144A Global Note. Upon receipt by the Note Registrar of (A) instructions from Euroclear, Clearstream and/or DTC, as the case may be, directing the Note Registrar to cause to be credited a beneficial interest in the corresponding Rule 144A Global Note in an amount equal to the beneficial interest in such Regulation S Global Note, but not less than the minimum denomination applicable to such holder’s Notes to be exchanged or transferred, such instructions to contain information regarding the participant account with DTC to be credited with such increase, (B) a certificate in the form of Exhibit B3 attached hereto given by the holder of such beneficial interest and stating, among other things, that, in the case of a transfer, the Person transferring such interest in such Regulation S Global Note reasonably believes that the Person acquiring such interest in a Rule 144A Global Note is a Qualified Institutional Buyer and also a Qualified Purchaser or an entity beneficially owned exclusively by Qualified Purchasers, is obtaining such beneficial interest in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction and (C) a written certification in the form of Exhibit B4 attached hereto given by the transferee in respect of such beneficial interest stating, among other things, that such transferee is a Qualified Institutional Buyer and also a Qualified Purchaser or an entity beneficially owned exclusively by Qualified Purchasers, then the Note Registrar will approve the instructions at DTC to reduce, or cause to be reduced, such Regulation S Global Note by the aggregate principal amount of the beneficial interest in such Regulation S Global Note to be transferred or exchanged and the Note Registrar shall instruct DTC, concurrently with such reduction, to credit or cause to be credited to the securities account of the Person specified in such instructions a beneficial interest in the corresponding Rule 144A Global Note equal to the reduction in the principal amount of such Regulation S Global Note.

(iii)	Transfer of Global Note to Certificated Note. A Holder of a beneficial interest in a Global Note may not transfer its interest in such Global Note to a Person who wishes to take delivery thereof in the form of a corresponding Certificated Note. A Holder of a beneficial interest in a Global Note may not exchange such interest for a corresponding Certificated Note unless it satisfies the requirements of Section 2.10.

(iv)	Transfer of Certificated Notes to Certificated Notes. Upon receipt by the Note Registrar of (A) a Holder’s Certificated Note properly endorsed for assignment to the transferee, and (B) a certificate substantially in the form of Exhibit B2 executed by the transferee, the Note Registrar shall cancel such Certificated Note in accordance with Section 2.9, record the transfer in the Note Register in accordance with Section 2.5(a) and upon execution by the Issuer and authentication and delivery by the Trustee, deliver one or more Certificated Notes bearing the same designation as the Certificated Note endorsed for transfer, registered in the names specified in the assignment described in clause (A) above, in principal amounts designated by the transferee (the aggregate of such principal amounts being equal to the aggregate principal amount of the Certificated Note surrendered by the transferor), and in authorized denominations.

(v)	Transfer of Certificated Notes to Global Notes. If a Holder of a Certificated Note wishes at any time to transfer its interest in such Certificated Note to a Person who wishes to take delivery thereof in the form of a Global Note, such Holder may, subject to the immediately succeeding sentence and the rules and procedures of Euroclear, Clearstream and/or DTC, as the case may be, exchange or transfer, or cause the exchange or transfer of, such Certificated Note for a beneficial interest in an applicable Global Note. Upon receipt by the Note Registrar of (A) a Holder’s Certificated Note properly endorsed for assignment to the transferee, (B) a certificate substantially in the form of Exhibit B1 (in the case of transfer to a Regulation S Global Note) or Exhibit B3 (in the case of transfer to a Rule 144A Global Note) attached hereto executed by the transferor and a certificate substantially in the form of Exhibit B4 (in case of transfer to a Rule 144A Global Note) or Exhibit B5 (in case of transfer to a Regulation S Global Note) attached hereto executed by the transferee, (C) instructions given in accordance with Euroclear, Clearstream or DTC’s procedures, as the case may be, from an Agent Member to instruct DTC to cause to be credited a beneficial interest in the applicable Global Note in an amount equal to the Certificated Notes to be transferred or exchanged, and (D) a written order given in accordance with DTC’s procedures containing information regarding the participant’s account at DTC and/or Euroclear or Clearstream to be credited with such increase, the Note Registrar shall cancel such Certificated Note in accordance with Section 2.9, record the transfer in the Note Register in accordance with Section 2.5(a) and approve the instructions at DTC, concurrently with such cancellation, to credit or cause to be credited to the securities account of the Person specified in such instructions a beneficial interest in the applicable Global Note equal to the principal amount of the Certificated Note transferred or exchanged.

(f)	Legends. Any Note issued upon the transfer, exchange or replacement of Notes shall bear such applicable legend substantially as set forth in the applicable part of Exhibit A hereto.

(g)	Each Person who becomes a beneficial owner of Notes represented by an interest in a Global Note, and any original purchaser of any Notes, by its acquisition of a Note, will be deemed to have represented and agreed as follows:

(i)	In connection with the purchase of such Notes:

(A)	none of the Issuer, the Sole Member, the Collateral Manager, the Liquidation Agent, the Trustee, the Collateral Administrator or any of their respective Affiliates is acting as a fiduciary or financial or investment advisor for such beneficial owner;

(B)	such beneficial owner is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the Issuer, the Sole Member, the Collateral Manager, the Trustee, the Collateral Administrator, the Liquidation Agent, or any of their respective Affiliates;

(C)	such beneficial owner has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent it has deemed necessary and has made its own investment decisions (including decisions regarding the suitability of any transaction pursuant to this Indenture) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the Issuer, the Sole Member, the Collateral Manager, the Liquidation Agent, the Trustee, the Collateral Administrator or any of their respective Affiliates;

(D)	such beneficial owner (1) is either (a) both (x) a Qualified Purchaser, or an entity owned (or in the case of Qualified Purchasers, beneficially owned) by one or more Qualified Purchasers, and (y)(I) a Qualified Institutional Buyer or (II) an Accredited Investor who is purchasing such Notes in a non-public transaction and (2) in the case of a Person who becomes a beneficial owner subsequent to the date hereof, is both (x) a Qualified Purchaser, or an entity owned (or in the case of Qualified Purchasers, beneficially owned) by one or more Qualified Purchasers, and (y) a Qualified Institutional Buyer that is not a broker-dealer which owns and invests on a discretionary basis less than $25,000,000 in securities of issuers that are not affiliated persons of the dealer and is not a plan referred to in paragraph (a)(1)(i)(d) or (a)(1)(i)(e) of Rule 144A under the Securities Act or a trust fund referred to in paragraph (a)(1)(i)(f) of Rule 144A under the Securities Act that holds the assets of such a plan, if investment decisions with respect to the plan are made by beneficiaries of the plan, who is purchasing the Notes in reliance on the exemption from Securities Act registration provided by Rule 144A thereunder or (b) a Person that is not a U.S. Person and is acquiring the Notes in an offshore transaction in reliance on the exemption from registration provided by Regulation S;

(E)	such beneficial owner is acquiring its interest in such Notes for its own account for investment and not with a view to the resale, distribution or other disposition thereof in violation of the Securities Act;

(F)	such beneficial owner was not formed for the purpose of investing in such Notes;

(G)	such beneficial owner understands that the Issuer may receive a list of participants holding interests in the Notes from one or more book-entry depositories;

(H)	such beneficial owner will hold and transfer at least the minimum denomination of such Notes;

(I)	such beneficial owner is a sophisticated investor and is purchasing the Notes with a full understanding of all of the terms, conditions and risks thereof, and is capable of and willing to assume those risks;

(J)	such beneficial owner will provide notice of the relevant transfer restrictions to subsequent transferees, including that such beneficial owners are relying on the exemption from registration under the Securities Act provided by Rule 144A thereunder or Regulation S;

(K)	none of such beneficial owner or any of its affiliates (as such term is defined in Rule 501(b) of Regulation D under the Securities Act) or any other Person acting on any of their behalf has engaged or will engage, in connection with such Notes, in any form of (i) general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act or (ii) directed selling efforts within the meaning of Rule 902(c) of Regulation S thereunder; and

(L)	such beneficial owner has not solicited and will not solicit offers for such Notes, and has not arranged and will not arrange commitments to purchase such Notes, except in accordance with this Indenture and any applicable U.S. Federal and State securities laws and the securities laws of any other jurisdiction in which such Notes have been offered.

(ii)	Each Person who purchases a Note or any interest therein will be required or deemed to represent, warrant and agree that (A) its purchase, holding and disposition of such Note or interest therein will not result in a non-exempt prohibited transaction under ERISA or the Code; and (B) if such Person is a governmental, church, non-U.S. or other plan subject to any Similar Law, its acquisition, holding and disposition of its interest in such Note will not constitute or result in a violation of any applicable Other Plan Law.

(iii)	Such beneficial owner understands that such Notes are being offered only in a transaction not involving any public offering in the United States of America within the meaning of the Securities Act, such Notes have not been and will not be registered under the Securities Act, and, if in the future such beneficial owner decides to offer, resell, pledge or otherwise transfer such Notes, such Notes may be offered, resold, pledged or otherwise transferred only in accordance with the provisions of this Indenture and the legend on such Notes, including any requirement for written certifications. In particular, such beneficial owner understands that the Notes may be transferred only to a Person that is either (a) both (1)(x) a Qualified Purchaser, or (y) an entity owned (or in the case of Qualified Purchasers, beneficially owned) by one or more Qualified Purchasers and (2) a Qualified Institutional Buyer that is not a broker-dealer which owns and invests on a discretionary basis less than $25,000,000 in securities of issuers that are not affiliated persons of the dealer and is not a plan referred to in paragraph (a)(1)(i)(d) or (a)(1)(i)(e) of Rule 144A under the Securities Act or a trust fund referred to in paragraph (a)(1)(i)(f) of Rule 144A under the Securities Act that holds the assets of such a plan, if investment decisions with respect to the plan are made by beneficiaries of the plan, who is purchasing the Notes in reliance on the exemption from Securities Act registration provided by Rule 144A or (b) a Person that is not a U.S. Person and is acquiring the Notes in an offshore transaction in reliance on the exemption from registration provided by Regulation S thereunder. Such beneficial owner acknowledges that no representation has been made as to the availability of any exemption under the Securities Act or any State securities laws for resale of such Notes. Such beneficial owner understands that the Issuer has not been registered under the Investment Company Act, and that the Issuer is exempt from registration as such by virtue of Section 3(c)(7) of the Investment Company Act.

(iv)	Such beneficial owner is aware that, except as otherwise provided in this Indenture, any Notes being sold to it in reliance on Regulation S will be represented by a Regulation S Global Note and that beneficial interests therein may be held only through DTC for the respective accounts of Euroclear or Clearstream.

(v)	Such beneficial owner will provide notice to each Person to whom it proposes to transfer any interest in the Notes of the transfer restrictions and representations set forth in this Section 2.5, including the Exhibits referenced herein, Sections 2.11 and 2.12 hereunder, and the legends on the Notes.

(vi)	Such beneficial owner understands that the Issuer, the Sole Member, the Collateral Manager, the Trustee, the Liquidation Agent, and their respective counsel will rely upon the accuracy and truth of the foregoing representations and agreements, and such beneficial owner hereby consents to such reliance.

(h)	Each Person who becomes an owner of a Certificated Note will be required to make the representations and agreements set forth in Exhibit B2.

(i)	Any purported transfer of a Note not in accordance with this Section 2.5 shall be null and void and shall not be given effect for any purpose whatsoever.

(j)	The Note Registrar, the Trustee and the Issuer shall be entitled to conclusively rely on any transferor and transferee certificate delivered pursuant to this Section 2.5 and shall be able to presume conclusively the continuing accuracy thereof, in each case without further inquiry or investigation.

(k)	Neither the Trustee nor the Registrar shall be liable for any delay in the delivery of directions from DTC and may conclusively rely on, and shall be fully protected in relying on, such directions as to the names of the beneficial owners in whose names Certificated Notes shall be registered or as to delivery instructions for such Certificated Notes.

2.6	Mutilated, Defaced, Destroyed, Lost or Stolen Note

If (a) any mutilated or defaced Note is surrendered to a Transfer Agent, or if there shall be delivered to the Issuer, the Trustee and the relevant Transfer Agent evidence to their reasonable satisfaction of the destruction, loss or theft of any Note, and (b) there is delivered to the Issuer, the Trustee and such Transfer Agent such security or indemnity as may be required by them to save each of them harmless, then, in the absence of notice to the Issuer, the Trustee or such Transfer Agent that such Note has been acquired by a Protected Purchaser, the Issuer shall execute and, upon Issuer Order, the Trustee shall authenticate and deliver to the Holder, in lieu of any such mutilated, defaced, destroyed, lost or stolen Note, a new Note, of like tenor (including the same date of issuance) and equal principal or face amount, registered in the same manner, dated the date of its authentication, bearing interest from the date to which interest has been paid on the mutilated, defaced, destroyed, lost or stolen Note and bearing a number not contemporaneously outstanding.

If, after delivery of such new Note, a Protected Purchaser of the predecessor Note presents for payment, transfer or exchange such predecessor Note, the Issuer, the Transfer Agent and the Trustee shall be entitled to recover such new Note from the Person to whom it was delivered or any Person taking therefrom, and shall be entitled to recover upon the security or indemnity provided therefor to the extent of any loss, damage, cost or expense incurred by the Issuer, the Trustee and the Transfer Agent in connection therewith.

In case any such mutilated, defaced, destroyed, lost or stolen Note has become due and payable, the Issuer in its discretion may, instead of issuing a new Note pay such Note without requiring surrender thereof except that any mutilated or defaced Note shall be surrendered.

Upon the issuance of any new Note under this Section 2.6, the Issuer may require the payment by the Holder thereof of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected therewith.

Every new Note issued pursuant to this Section 2.6 in lieu of any mutilated, defaced, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Issuer and such new Note shall be entitled, subject to the second paragraph of this Section 2.6, to all the benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

The provisions of this Section 2.6 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, defaced, destroyed, lost or stolen Notes.

2.7	Payment of Principal and Interest and Other Amounts; Principal and Interest Rights Preserved

(a)	Interest on the Notes shall be deemed to accrue on the Aggregate Outstanding Amount of the Notes for each day during any Monthly Period in amount equal to all Interest Collections received on such day during such Monthly Period (net of a ratable portion of any Administrative Expenses or other amounts paid pursuant to Section 11.1(a)(i), 11.1(a)(ii) or 11.1(a)(iii) with respect to such Monthly Period). Interest Collections (net of any Administrative Expenses or other amounts paid pursuant to Section 11.1(a)(i), 11.1(a)(ii) or 11.1(a)(iii) with respect to such Monthly Period) received by the Issuer will be credited to the Interest Collection Subaccount. Interest Collections that are received in a Monthly Period will be payable to the Holders on the related Payment Date pursuant to Section 11.1(a). Unless the Delayed Draw Funding Date occurs on the first day of a Monthly Period, Interest Collections received during the period from, and including, the Delayed Draw Funding Date until the end of the Monthly Period during which the Delayed Draw Funding Date occurs (for the purposes of this clause (a), an Overlap Period) shall be allocated ratably to each Global Note for payment on the related Payment Date based on the proportion that the Aggregate Outstanding Amount of Notes represented by each Global Note bears to the Aggregate Outstanding Amount of all Notes for each day during such Overlap Period.

(b)	Principal Collections received by the Issuer will be credited to the Principal Collection Subaccount. Principal Collections that are received in a Monthly Period will, at the election of the Collateral Manager acting on behalf of the Issuer, be invested in Eligible Investments to be credited to the Collection Account pursuant to Section 10.2, reinvested in Portfolio Assets that satisfy the requirements of Section 12.2 or used to prepay the Notes in accordance with Article 9. No payments of principal of the Notes shall be made prior to the Stated Maturity except as provided in Article 9.

(c)	All payments of interest and principal on the Notes will be made in accordance with the Priority of Payments, Article 9 (if applicable) and Article 13.

(d)	The Paying Agent shall require the previous delivery of properly completed and signed applicable tax certifications (generally, in the case of U.S. Federal income tax, either (i) in the case of a United States Person, an Internal Revenue Service Form W-9 (or applicable successor form) or (ii) in the case of a Person that is not a United States Person, the applicable Internal Revenue Service Form W-8 (or applicable successor form) with all required attachments), any information requested by the Issuer, the Trustee or the Paying Agent to achieve FATCA Compliance, or any other certification acceptable to it to enable the Issuer, the Trustee and any Paying Agent to determine their duties and liabilities with respect to any taxes or other charges that they may be required to pay, deduct or withhold from payments in respect of the applicable Note or the Holder or beneficial owner of such Note under any present or future law or regulation of the United States of America, any other jurisdiction or any political subdivision thereof or taxing authority therein or to comply with any reporting or other requirements under any such law or regulation. The Paying Agent shall deliver to the Issuer, to the extent received and provided such is not required to be retained, an original of the applicable tax certifications, with attachments, provided by the Holder or beneficial owner of the Note. The Issuer shall not be obligated to pay any additional amounts to the Holders or beneficial owners of the Notes as a result of deduction or withholding for or on account of any present or future taxes, duties, assessments or governmental charges with respect to the Notes. Nothing herein shall be construed to obligate the Paying Agent to determine the duties or liabilities of the Issuer or any other paying agent with respect to any tax certification or withholding requirements, or any tax certification or withholding requirements of any jurisdiction, political subdivision or taxing authority outside the United States.

(e)	Payments in respect of interest on and principal of any Note shall be made by the Trustee, in Dollars to DTC or its nominee with respect to a Global Note and to the Holder or its nominee with respect to a Certificated Note, by wire transfer, as directed by the Holder, in immediately available funds to a Dollar account maintained by DTC or its nominee with respect to a Global Note, and to the Holder or its nominee with respect to a Certificated Note; provided that (i) in the case of a Certificated Note, the Holder thereof shall have provided written wiring instructions to the Trustee on or before the related Record Date and (ii) if appropriate instructions for any such wire transfer are not received by the related Record Date, then such payment shall be made by check drawn on a U.S. bank mailed to the address of the Holder specified in the Note Register. Upon final payment due on the Maturity of a Note, the Holder thereof shall present and surrender such Note at the Corporate Trust Office of the Trustee or at the office of any Paying Agent on or prior to such Maturity; provided that in the absence of notice to the Issuer or the Trustee that the applicable Note has been acquired by a Protected Purchaser, such final payment shall be made without presentation or surrender, if the Trustee and the Issuer shall have been furnished such security or indemnity as may be required by them to save each of them harmless and an undertaking thereafter to surrender such Note. None of the Issuer, the Trustee, the Collateral Manager, and any Paying Agent will have any responsibility or liability for any aspects of the records maintained by DTC, Euroclear, Clearstream or any of the Agent Members relating to or for payments made thereby on account of beneficial interests in a Global Note. In the case where any final payment of principal and interest is to be made on any Note (other than on the Stated Maturity thereof), the Trustee, in the name and at the expense of the Issuer shall, not more than 30 nor less than 10 days prior to the date on which such payment is to be made, mail to the Persons entitled thereto at their addresses appearing on the Note Register a notice which shall specify the date on which such payment will be made, the amount of such payment per $1,000 aggregate principal amount of Notes and the place where Notes may be presented and surrendered for such payment.

(f)	Payments to Holders shall be made ratably in the proportion that the Aggregate Outstanding Amount of the Notes registered in the name of each such Holder on the applicable Record Date bears to the Aggregate Outstanding Amount of all Notes on such Record Date.

(g)	Notwithstanding any other provision of this Indenture or any other document to which the Issuer may be party, the obligations of the Issuer under the Notes and this Indenture or any other document to which the Issuer may be party are at all times and from time to time limited recourse obligations of the Issuer payable solely from the Collateral available at such time in accordance with the Priority of Payments and following realization of the Collateral, and application of the proceeds thereof in accordance with this Indenture, all obligations of and any claims against the Issuer hereunder or thereunder or in connection herewith or therewith after such realization shall be extinguished and shall not thereafter revive. No recourse shall be had against any Officer, director, member, employee, shareholder or incorporator of the Issuer, the Collateral Manager or their respective Affiliates, successors or assigns for any amounts payable under the Notes or this Indenture. It is understood that the foregoing provisions of this paragraph (g) shall not (i) prevent recourse to the Collateral for the sums due or to become due under any security, instrument or agreement which is part of the Collateral; or (ii) constitute a waiver, release or discharge of any indebtedness or obligation evidenced by the Notes or secured by this Indenture until such Collateral has been realized. It is further understood that the foregoing provisions of this paragraph (g) shall not limit the right of any Person to name the Issuer as a party defendant in any Proceeding or in the exercise of any other remedy under the Notes or this Indenture, so long as no judgment in the nature of a deficiency judgment or seeking personal liability shall be asked for or (if obtained) enforced against any such Person.

(h)	Subject to the foregoing provisions of this Section 2.7, each Note delivered under this Indenture and upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to unpaid interest and principal (or other applicable amount) that were carried by such other Note.

2.8	Persons Deemed Owners

The Issuer and the Trustee, and any agent of the Issuer or the Trustee, shall treat as the owner of each Note (a) for the purpose of receiving payments on such Note (whether or not such Note is overdue), the Person in whose name such Note is registered on the Note Register at the close of business on the applicable Record Date and (b) on any other date for all other purposes whatsoever (whether or not such Note is overdue), the Person in whose name such Note is then registered on the Note Register, and none of the Issuer, the Trustee or any agent of the Issuer or the Trustee shall be affected by notice to the contrary.

2.9	Cancellation

All Notes surrendered for payment, registration of transfer, exchange, or mutilated, defaced or deemed lost or stolen, shall be promptly canceled by the Trustee and may not be reissued or resold. No Note may be surrendered (including any surrender in connection with any abandonment, donation, gift, contribution or other event or circumstance) except for payment as provided herein under Section 2.6 or 2.7(e) or Article 9, or for registration of transfer, exchange or for replacement in connection with any Note mutilated, defaced or deemed lost or stolen. Any such Notes shall, if surrendered to any Person other than the Trustee, be delivered to the Trustee. No Notes shall be authenticated or registered in lieu of or in exchange for any Notes canceled as provided in this Section 2.9, except as expressly permitted by this Indenture. All canceled Notes held by the Trustee shall be destroyed or held by the Trustee in accordance with its standard retention policy unless the Issuer shall direct by an Issuer Order received prior to destruction that they be returned to it.

2.10	DTC Ceases to be Depository

(a)	A Global Note deposited with or for the account of DTC pursuant to Section 2.2 shall be transferred in the form of a corresponding Certificated Note to the beneficial owners thereof only if (i) such transfer complies with Section 2.5 of this Indenture and (ii) either (A) (1) DTC notifies the Issuer that it is unwilling or unable to continue as depository for such Global Note or (2) DTC ceases to be a Clearing Agency registered under the Exchange Act and, in each case, a successor depository is not appointed by the Issuer within 90 days after such event or (B) an Event of Default has occurred and is continuing and such transfer is requested by the Holder of such Global Note.

(b)	Any Global Note that is transferable in the form of a corresponding Certificated Note to the beneficial owner thereof pursuant to this Section 2.10 shall be surrendered by DTC to the Trustee’s office located in the Borough of Manhattan, the City of New York to be so transferred, in whole or from time to time in part, without charge, and the Issuer shall execute and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of definitive physical certificates (pursuant to the instructions of DTC) in authorized denominations. Any Certificated Note delivered in exchange for an interest in a Global Note shall, except as otherwise provided by Section 2.5, bear the legends set forth in the applicable Exhibit A and shall be subject to the transfer restrictions referred to in such legends.

(c)	Subject to the provisions of sub-Section (b) of this Section 2.10, the Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which such Holder is entitled to take under this Indenture or the Notes.

(d)	In the event of the occurrence of either of the events specified in sub-Section (a)(ii) of this Section 2.10, the Issuer will promptly make available to the Trustee a reasonable supply of Certificated Notes.

In the event that Certificated Notes are not so issued by the Issuer to such beneficial owners of interests in Global Notes as required by sub-Section (a) of this Section 2.10, the Issuer expressly acknowledges that the beneficial owners shall be entitled to pursue any remedy that the Holders of a Global Note would be entitled to pursue in accordance with Article 5 of this Indenture (but only to the extent of such beneficial owner’s interest in the Global Note) as if corresponding Certificated Notes had been issued; provided that the Trustee shall be entitled to rely upon any certificate of ownership provided by such beneficial owners and/or other forms of reasonable evidence of such ownership (including a certificate in the form of Exhibit C).

2.11	Non-Permitted Holders or Violation of ERISA Representations or Noteholder Reporting Obligations

(a)	Notwithstanding anything to the contrary elsewhere in this Indenture, any transfer of a beneficial interest in any Note to a Person that is not (i) a Qualified Institutional Buyer or an Accredited Investor who is purchasing such Notes in a non-public transaction and (ii) a Qualified Purchaser (or an entity beneficially owned exclusively by Qualified Purchasers) and that is not made pursuant to an applicable exemption under the Securities Act and the Investment Company Act shall be null and void and any such purported transfer of which the Issuer or the Trustee shall have notice may be disregarded by the Issuer, the Trustee and the Note Registrar for all purposes.

(b)	If (x) any person that is not permitted to acquire an interest in a Note or Notes (including in such form) pursuant to Section 2.11(a) shall become the beneficial owner of an interest in such Note or Notes or (y) any Holder of Notes shall fail to comply with the Noteholder Reporting Obligations (any such Person, a Non-Permitted Holder), the Issuer shall, promptly after discovery that such Person is a Non-Permitted Holder by the Issuer or upon notice from the Trustee (who shall promptly notify the Issuer if any Trust Officer of the Trustee obtains actual knowledge that any Holder of Notes is a Non-Permitted Holder) send notice to such Non-Permitted Holder demanding that such Non-Permitted Holder transfer its interest in the Notes held by such Person to a Person that is not a Non-Permitted Holder within 30 days after the date of such notice. If such Non-Permitted Holder fails to so transfer such Notes, the Issuer or the Collateral Manager acting for the Issuer shall have the right, without further notice to the Non-Permitted Holder, to sell such Notes or interest in such Notes to a purchaser selected by the Issuer that is not a Non-Permitted Holder on such terms as the Issuer may choose. The Issuer, or the Collateral Manager acting on behalf of the Issuer, may select the purchaser by soliciting one or more bids from one or more brokers or other market professionals that regularly deal in securities similar to the Notes and sell such Notes to the highest such bidder, provided that the Collateral Manager, its Affiliates and accounts, funds, clients or portfolios established and controlled by the Collateral Manager or any of its Affiliates shall be entitled to bid in any such sale (to the extent any such entity is not a Non-Permitted Holder). However, the Issuer or the Collateral Manager may select a purchaser by any other means determined by it in its sole discretion. The Holder of each Note, the Non-Permitted Holder and each other Person in the chain of title from the Holder to the Non-Permitted Holder, by its acceptance of an interest in the Notes, agrees to cooperate with the Issuer, the Collateral Manager and the Trustee to effect such transfers. The proceeds of such sale, net of any commissions, expenses and taxes due in connection with such sale, shall be remitted to the Non-Permitted Holder. The terms and conditions of any sale under this Section 2.11(b) shall be determined in the sole discretion of the Issuer, and none of the Issuer, the Trustee, the Note Registrar or the Collateral Manager or any of their Affiliates shall be liable to any Person having an interest in the Notes sold as a result of any such sale or the exercise of such discretion.

(c)	Any transfer to a Person of a beneficial interest in a Note that results in a non-exempt prohibited transaction under ERISA or the Code, or that results in a non-exempt violation of any Other Plan Law (any such Person, a Non-Permitted ERISA Holder), shall be null and void and any such purported transfer of which the Issuer or the Trustee shall have notice may be disregarded by the Issuer, the Trustee and the Note Registrar for all purposes.

(d)	If any Non-Permitted ERISA Holder shall become the beneficial owner of an interest in any Note, the Issuer shall, promptly after discovery by the Issuer that such Person is a Non-Permitted ERISA Holder or upon notice from the Trustee (who shall promptly notify the Issuer if a Trust Officer of the Trustee obtains actual knowledge that any Holder of Notes is a Non-Permitted ERISA Holder) send notice to such Non-Permitted ERISA Holder demanding that such Non-Permitted ERISA Holder transfer all or any portion of the Notes held by such Person to a Person that is not a Non-Permitted ERISA Holder (and that is otherwise eligible to hold such Notes or an interest therein) within 20 days after the date of such notice. If such Non-Permitted ERISA Holder fails to so transfer such Notes the Issuer or the Collateral Manager acting for the Issuer shall have the right, without further notice to the Non-Permitted ERISA Holder, to sell such Notes or interest in such Notes to a purchaser selected by the Issuer that is not a Non-Permitted ERISA Holder (and that is otherwise eligible to hold such Notes or an interest therein) on such terms as the Issuer may choose. The Issuer, or the Collateral Manager acting on behalf of the Issuer, may select the purchaser by soliciting one or more bids from one or more brokers or other market professionals that regularly deal in securities similar to the Notes and sell such Notes to the highest such bidder, provided that the Collateral Manager, its Affiliates and accounts, funds, clients or portfolios established and controlled by the Collateral Manager or any of its Affiliates shall be entitled to bid in any such sale (to the extent any such entity is not a Non-Permitted ERISA Holder). However, the Issuer or the Collateral Manager may select a purchaser by any other means determined by it in its sole discretion. The Holder of each Note, the Non-Permitted ERISA Holder and each other Person in the chain of title from the Holder to the Non-Permitted ERISA Holder, by its acceptance of an interest in the Notes, agrees to cooperate with the Issuer, the Collateral Manager and the Trustee to effect such transfers. The proceeds of such sale, net of any commissions, expenses and taxes due in connection with such sale, shall be remitted to the Non-Permitted ERISA Holder. The terms and conditions of any sale under this Section 2.11(d) shall be determined in the sole discretion of the Issuer, and none of the Issuer, the Trustee, the Note Registrar or the Collateral Manager or any of their Affiliates shall be liable to any Person having an interest in the Notes sold as a result of any such sale or the exercise of such discretion.

2.12	Tax Certification and Noteholder Reporting Obligations

(a)	Each Holder and beneficial owner of a Note, by acceptance of such Note or an interest in such Note, shall be deemed to understand and acknowledge that failure to provide the Issuer, the Trustee or any Paying Agent with the properly completed and signed applicable tax certifications (generally, in the case of U.S. Federal income tax, either (i) in the case of a United States Person, an Internal Revenue Service Form W-9 (or applicable successor form) or (ii) in the case of a Person that is not a United States Person, the applicable Internal Revenue Service Form W-8 (or applicable successor form) with all required attachments) or the failure to meet its Noteholder Reporting Obligations may result in withholding from payments in respect of such Note, including U.S. Federal withholding or back-up withholding.

(b)	Each purchaser, beneficial owner and subsequent transferee of a Note or interest therein, by acceptance of such Note or an interest in such Note, shall be deemed to have agreed to provide the Issuer and the Trustee, or their respective agents correct, complete and accurate information or documentation as is necessary (in the sole determination of the Issuer, the Trustee or their respective agents, as applicable) for the Issuer and the Trustee to achieve FATCA Compliance (the Noteholder Reporting Obligations). Each purchaser and subsequent transferee of an interest in a Note will be required or deemed to understand and acknowledge that the Issuer may provide such information or documentation and any other information concerning such purchaser’s or transferee’s investment in the Notes to the U.S. Internal Revenue Service or another taxing or governmental authority. Each purchaser and subsequent transferee of an interest in a Note will be required or deemed to understand and acknowledge that the Issuer has the right, hereunder, to compel any beneficial owner of an interest in a Note that fails to comply with the foregoing requirements to (1) sell its interest in such Note, or may sell such interest on behalf of such owner, (2) permit the Issuer to redeem the Notes held by such purchaser or (3) permit the Issuer to take any other steps as it determines in its sole discretion are necessary or appropriate to mitigate the consequences on the Issuer and the other purchasers of the Notes of such purchaser’s failure to achieve FATCA Compliance.

(c)	Each purchaser, beneficial owner and subsequent transferee of a Note or interest therein by acceptance of such Note or an interest in such Note, shall be deemed to have agreed that if any form or certification delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Issuer, the Trustee and the Paying Agent in writing of its inability do so.

2.13	Subsequent Advances

(a)	The Initial Holder shall make a Subsequent Advance in respect of the Delayed Draw Notes in the amount of U.S.$76,923,076 on the Delayed Draw Funding Date; provided that

(i)	an “Event of Default” is not then in existence under the Global Master Repurchase Agreement with respect to which UBS AG, London Branch is the “Defaulting Party” (as each such term is defined therein) as evidenced by a certificate of the Initial Holder that such event has not occurred, and

(ii)	the occurrence of the Delayed Draw Funding Date shall be conditional upon UBS having confirmed in writing to the Issuer, the Trustee and the Collateral Administrator that it concurs with the Collateral Manager’s calculations with respect to the Advance Value of each Additional Funding Asset as set forth in the notice delivered pursuant to Section 2.13(g) below (which confirmation shall be deemed to be made upon the funding of the related Subsequent Advance).

(b)	Upon receipt of such payment the Issuer shall increase (or, if applicable, direct the Trustee to increase or otherwise approve any such increase at DTC) the amount outstanding under the applicable Delayed Draw Global Note by a principal amount equal to the amount of the Subsequent Advance. In connection with the Subsequent Advance, the Initial Holder shall reasonably cooperate with the Issuer (or the Trustee on its behalf) to effect any such increase, including providing any accessing instructions to DTC.

(c)	The Subsequent Advance made pursuant to this Section 2.13 shall be recorded by the Note Registrar on the Note Register pursuant to Section 2.5(a); and shall be recorded and endorsed on the applicable Delayed Draw Global Note in accordance with Section 2.2(b)(iii)(B).

(d)	The Issuer shall be deemed to represent to UBS AG, London Branch and the Initial Holder on the Delayed Draw Funding Date that no Event of Default has occurred or is continuing under this Indenture.

(e)	The Initial Holder shall pay the amount of the Subsequent Advance to the Issuer by wire transfer of immediately available funds no later than 11:00 a.m. (New York City time) on the Delayed Draw Funding Date, to the Collection Account as Principal Collections, for further application of such amount (a) for the purchase of Additional Funding Assets, (b) to fund the Delayed-Draw/Committed Proceeds/Revolver Account with respect to Additional Funding Assets pursuant to and in accordance with Section 10.2(d) and Section 10.3(d), respectively, and (c) to fund Eligible Investments (it being understood that any amounts applied pursuant to the foregoing clause (a) and any resulting Cash contributions pursuant to Section 3 of the Equity Contribution Agreement, may be directly applied to the purchase of Portfolio Assets on the Delayed Draw Funding Date, without the requirement to deposit such amounts in the Collection Account, so long as the related Additional Funding Assets are acquired by the Issuer on the Delayed Draw Funding Date).

(f)	For the avoidance of doubt, with respect to the Subsequent Advance, the certificate described in clause (a) of the first paragraph of this Section 2.13 and an authentication order shall be delivered to the Trustee, but the opinions and certificates set forth in Section 3.1 shall not be required.

(g)	The aggregate Advance Value of all Additional Funding Assets shall be equal to U.S.$50,000,000, as determined by the Collateral Manager and notified by the Collateral Manager to the Trustee, the Collateral Administrator, UBS and the Initial Holder, such notice to contain reasonably detailed calculations specifying the Advance Value of each Additional Funding Asset; provided that, UBS shall have signed off on such notice and agreed to calculations of Advance Value of Additional Funding Assets provided by the Collateral Manager.

(h)	UBS shall be an express third party beneficiary of this Indenture for purposes of exercising its right to verify under Section 2.13(a)(ii) above and its right to receive the notice under Sections 2.13(a) and 2.13(g) above.

3.	Conditions Precedent

3.1	Conditions to Issuance of Notes on Closing Date

The Notes to be issued on the Closing Date may be registered in the names of the respective Holders thereof and may be executed by the Issuer and delivered to the Trustee for authentication and thereupon the same shall be authenticated and delivered by the Trustee upon Issuer Order and upon receipt by the Trustee of the following:

(a)	Officers’ Certificate of the Issuer. An Officer’s certificate of the Issuer (A) evidencing the authorization by Authorizing Resolution of the execution and delivery on behalf of the Issuer of (1) the Transaction Documents to which the Issuer is a party and (2) such related documents as may be required for the purpose of the transactions contemplated therein and (B) certifying that (1) the attached copy of the Authorizing Resolution and Constitutive Documents is, in each case, a true and complete copy thereof, (2) the Authorizing Resolution has not been amended or rescinded and is in full force and effect on and as of the Closing Date, (3) the officers of the Issuer authorized to execute and deliver such documents hold the offices and have the signatures indicated thereon and (4) all Portfolio Asset Obligors on all Portfolio Assets (or the applicable agent appointed under the relevant Underlying Instrument to receive payments) have been directed to deposit all payments made or received under the relevant Underlying Instrument in respect of such Portfolio Asset directly to the Collection Account.

(b)	Officers’ Certificates of the Sole Member, the Collateral Manager and the Counterparty. An Officer’s certificate of the Sole Member, the Collateral Manager and the Counterparty (A) evidencing the authorization by Authorizing Resolution of the execution and delivery of (1) the Transaction Documents to which it is a party and (2) such related documents as may be required for the purpose of the transactions contemplated therein and (B) certifying that (1) the attached copy of the Authorizing Resolution and Constitutive Documents is in each case a true and complete copy thereof, (2) the Authorizing Resolution has not been amended or rescinded and are in full force and effect on and as of the Closing Date, (3) the officers of the Sole Member, the Collateral Manager and the Counterparty authorized to execute and deliver such documents hold the offices and have the signatures indicated thereon.

(c)	Governmental Approvals. From the Issuer either (A) a certificate of the Issuer, or other official document, evidencing the due authorization, approval or consent of any governmental body or bodies, at the time having jurisdiction in the premises, together with an Opinion of Counsel of the Issuer that no other authorization, approval or consent of any governmental body is required for the valid issuance of the Notes or (B) an Opinion of Counsel of the Issuer that no such authorization, approval or consent of any governmental body is required for the valid issuance of the Notes except as has been given.

(d)	U.S. Counsel Opinions. Opinions of: (A) Alston & Bird LLP, counsel to the Trustee and the Collateral Administrator and (B) White & Case LLP, New York counsel to the Issuer, the Sole Member, the Counterparty and the Collateral Manager; each dated the Closing Date.

(e)	Delaware Counsel Opinion. Opinion of: Venable LLP, Delaware counsel to Murray Hill Funding, LLC, dated the Closing Date.

(f)	Officers’ Certificates of Issuer Regarding Indenture. An Officer’s certificate of the Issuer stating that, to such Officer’s knowledge, the Issuer is not in default under this Indenture and that the issuance of the Notes applied for by it will not result in a default or a breach of any of the terms, conditions or provisions of, or constitute a default under, its organizational documents, any indenture or other agreement or instrument to which it is a party or by which it is bound, or any order of any court or administrative agency entered in any Proceeding to which it is a party or by which it may be bound or to which it may be subject; that it has delivered to the Trustee (or procured the delivery of) the documentary conditions precedent required by Section 3.1 and that all other conditions precedent provided in this Indenture relating to the authentication and delivery of the Notes applied for by it have been complied with; and that all expenses due or accrued with respect to the issuance and sale of such Notes or relating to actions taken on or in connection with the Closing Date have been paid or reserves therefor have been made. The Officer’s certificate of the Issuer shall also state that all of its representations and warranties contained herein are true and correct as of the Closing Date in all material respects.

(g)	Transaction Documents. An executed counterpart of each Transaction Document.

(h)	Grant of Portfolio Assets. The Grant by the Issuer pursuant to the Granting Clauses of this Indenture of all of the Issuer’s right, title and interest in and to the Portfolio Assets pledged to the Trustee for inclusion in the Collateral on the Closing Date shall be effective, and Delivery of such Collateral (including any promissory note and all other Underlying Instruments related thereto to the extent received by the Issuer) as contemplated by Section 3.2 shall have been effected.

(i)	Certificate of the Issuer Regarding Collateral. A certificate of an Authorized Representative of the Issuer or the Collateral Manager (on behalf of the Issuer), dated as of the Closing Date, to the effect that:

(i)	in the case of each Portfolio Asset pledged to the Trustee, on the Closing Date and immediately prior to the Delivery thereof on the Closing Date:

(A)	the Issuer is the owner of each Portfolio Asset free and clear of any Liens of any nature whatsoever except for (i) those which are being released on the Closing Date, (ii) those Granted pursuant to this Indenture and (iii) Permitted Liens;

(B)	the Issuer has acquired its ownership in each Portfolio Asset in good faith without notice of any adverse claim, except as described in paragraph (A) above;

(C)	the Issuer has not assigned, pledged or otherwise encumbered any interest in any such Portfolio Asset (or, if any such interest has been assigned, pledged or otherwise encumbered, it has been released or will be released on the Closing Date) other than interests Granted pursuant to this Indenture;

(D)	the Issuer has full right to Grant a security interest in and assign and pledge each Portfolio Asset to the Trustee;

(E)	Schedule 1 to such certificate is a complete list of the Portfolio Assets as of the Closing Date and the information set forth with respect to such Portfolio Asset in Schedule 1 to such certificate is correct;

(F)	upon Grant by the Issuer, the Trustee has (or will have, upon the filing of the Financing Statement(s) contemplated in Section 7.5 of this Indenture, the delivery of any promissory notes relating to such Collateral and the execution and delivery of the Issuer Account Control Agreement) a first priority perfected security interest in the Portfolio Assets and other Collateral, except as permitted by this Indenture;

(G)	no Portfolio Asset was originated in contemplation of including it in the Collateral; and

(H)	each Portfolio Asset that the Collateral Manager on behalf of the Issuer purchased or committed to purchase on or prior to the Closing Date satisfies, or will upon its acquisition satisfy, the Asset Eligibility Criteria and (to the extent applicable to purchases occurring on or prior to the Closing Date) other requirements of Section 12.2(a); and

(ii)	each Loan owned or to be acquired by the Issuer on the Closing Date is a Portfolio Asset.

(j)	Accounts. Evidence of the establishment of each of the Accounts.

(k)	Withholding Certificates. From each Holder acquiring Notes on the Closing Date, either (A) a properly completed and duly executed Internal Revenue Service Form W-9 or (B) the properly completed and duly executed applicable Internal Revenue Service Form W-8 with all required attachments.

(l)	Other Documents. Such other documents as the Trustee may reasonably require; provided that nothing in this clause (l) shall imply or impose a duty on the part of the Trustee to require any other documents.

(m)	Expense Account. Receipt by the Trustee of $100,000 from the Sole Member, as a capital contribution to the Issuer, deposited into the Expense Account for use pursuant to Section 10.3(c).

(n)	Letter Agreement. An executed counterpart of the Letter Agreement (together with the omnibus consent contemplated thereby.)

(o)	Proceeds of Initial Funded Notes. The receipt by the Trustee of Cash proceeds from the funding of the Initial Funded Notes in the amount of U.S.$115,384,615.

3.2	Custodianship; Delivery of Portfolio Assets and Eligible Investments

(a)	The Issuer shall deliver or cause to be delivered to a custodian appointed by the Issuer, which shall be a Securities Intermediary (the Custodian), all Collateral in accordance with the definition of “Deliver”. Initially, the Custodian shall be the Bank. Any successor Custodian shall be a state or national bank or trust company that has capital and surplus of at least $200,000,000 acting as a Securities Intermediary. The Trustee or the Custodian, as applicable, shall hold (i) all Portfolio Assets, Eligible Investments, Cash and other investments purchased in accordance with this Indenture and (ii) all other Collateral otherwise Delivered to the Trustee or the Custodian, as applicable, by or on behalf of the Issuer, in the relevant Account established and maintained pursuant to Article 10; as to which in each case the Trustee shall have entered into the Issuer Account Control Agreement (or an agreement substantially in the form thereof, in the case of a successor Custodian) it being agreed that the establishment and maintenance of such Account will be governed by a law of a jurisdiction satisfactory to the Issuer and the Trustee.

(b)	Each time that the Collateral Manager on behalf of the Issuer directs or causes the acquisition of any Portfolio Asset, Eligible Investment or other investment, the Collateral Manager (on behalf of the Issuer) shall, if the Portfolio Asset or Eligible Investment or other investment is required to be, but has not already been, transferred to the Custodian or the relevant Account, cause the Portfolio Asset, Eligible Investment or other investment to be Delivered to the Custodian to be held in or credited to the Custodial Account, or in the case of any Eligible Investment or other investment, in the Account in which the funds used to purchase the investment are held in accordance with Article 10, in each case, for the benefit of the Trustee in accordance with this Indenture. The security interest of the Trustee in the funds or other property used in connection with the acquisition shall, immediately and without further action on the part of the Trustee, be released. The security interest of the Trustee shall nevertheless come into existence and continue in the related Portfolio Asset or Eligible Investment or other investment so acquired, including all interests of the Issuer in to any contracts related to and proceeds of such Portfolio Asset or Eligible Investment or other investment.

3.3	Application of Proceeds of Issuance

The Issuer shall deposit the cash proceeds of issuance of the Notes received on the Closing Date in the Collection Account and apply such proceeds (a) to fund the purchase of Portfolio Assets, (b) to fund the Delayed-Draw/Committed Proceeds/Revolver Account pursuant to and in accordance with Section 10.2(d) and Section 10.3(d), respectively, and (c) to fund the purchase of Eligible Investments (it being understood that any amounts applied pursuant to the foregoing clause (a) and any resulting Cash contributions pursuant to Section 3 of the Equity Contribution Agreement, may be directly applied to the purchase of Portfolio Assets on the Closing Date, without the requirement to deposit such amounts in the Collection Account, so long as the related Portfolio Assets are acquired by the Issuer on the Closing Date).

4.	Satisfaction and Discharge

4.1	Satisfaction and Discharge of Indenture

This Indenture shall be discharged and shall cease to be of further effect except as to (i) rights of registration of transfer and exchange, (ii) rights of substitution of mutilated, defaced, destroyed, lost or stolen Notes, (iii) rights of Holders to receive payments of principal thereof and interest thereon, (iv) the obligations of the Trustee hereunder (in the case of such obligations, insofar as they relate to obligations that survive pursuant to any of clauses (i) through (iii) above or clause (v) or (vi) below), (v) the rights and immunities of the Collateral Administrator under the Collateral Administration Agreement and (vi) the rights of Holders as beneficiaries hereof with respect to the property deposited with the Trustee and payable to all or any of them (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture) when:

(a)	either:

(i)	all Notes theretofore authenticated and delivered to Holders (other than (A) Notes which have been mutilated, defaced, destroyed, lost or stolen and which have been replaced or paid as provided in Section 2.6, (B) Notes for whose payment Cash has theretofore irrevocably been deposited in trust and thereafter repaid to the Issuer or discharged from such trust, as provided in Section 7.3, and (C) Notes in respect of which final payment has been made without presentation or surrender pursuant to Section 2.7(e) or Section 9.4) have been delivered to the Trustee for cancellation; or

(ii)	all Notes not theretofore delivered to the Trustee for cancellation (A) have become due and payable, or (B) will become due and payable at their Stated Maturity within one year, or (C) are to be called for redemption pursuant to Article 9 under an arrangement satisfactory to the Trustee for the giving of notice of redemption by the Issuer pursuant to Section 9.3, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee, in trust for such purpose, Cash or non-callable direct obligations of the United States of America entitled to the full faith and credit of the United States of America, in an amount sufficient, as verified by a firm of Independent certified public accountants which are nationally recognized, to pay and discharge the entire indebtedness on such Notes, for principal and interest to the date of such deposit (in the case of Notes which have become due and payable), or to their Stated Maturity or Redemption Date, as the case may be, and shall have Granted to the Trustee a valid perfected security interest in such Eligible Investment that is of first priority or free of any adverse claim, as applicable, and shall have furnished an Opinion of Counsel with respect thereto; provided that this sub-Section (ii) shall not apply if an election to act in accordance with the provisions of Section 5.5(a) shall have been made and not rescinded; or

(iii)	following an election to act in accordance with the provisions of Section 5.5(a) that has been made and not rescinded, or following the liquidation of all Portfolio Assets at the direction of the Liquidation Agent pursuant to Section 12.1(c), the Issuer shall have delivered to the Trustee an Officers’ certificate stating that (i) there are no assets that remain subject to the Lien of this Indenture and (ii) all funds on deposit in the Accounts have been distributed in accordance with the terms of this Indenture (including Section 11.1) or the Issuer has otherwise irrevocably deposited or caused to be deposited such funds with the Trustee, in trust for such purpose, and shall have Granted to the Trustee a valid perfected security interest in such funds that is of first priority or free of any adverse claim, as applicable, and shall have furnished an Opinion of Counsel with respect thereto;

(b)	the Issuer has paid or caused to be paid all other sums then due and payable hereunder (including any amounts then due and payable pursuant to the Collateral Administration Agreement and the Collateral Management Agreement) by the Issuer and no other amounts are scheduled to be due and payable by the Issuer;

(c)	the Issuer has delivered to the Trustee Officers’ certificates and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of this Indenture have been complied with; and

(d)	the Issuer has delivered to the Trustee a certificate stating that (i) there is no Collateral that remains subject to the Lien of this Indenture and (ii) all funds on deposit in the Accounts have been distributed in accordance with the terms of this Indenture (including the Priority of Payments) or have otherwise been irrevocably deposited in trust with the Trustee for such purpose.

Notwithstanding the satisfaction and discharge of this Indenture, the rights and obligations of the Issuer, the Trustee and, if applicable, the Holders, as the case may be, under Sections 2.7, 4.2, 5.4(d), 5.9, 5.18, 6.1, 6.3, 6.6, 6.7, 7.1 and 7.3 shall survive.

4.2	Application of Trust Cash

All Cash and obligations deposited with the Trustee pursuant to Section 4.1 shall be held in trust and applied by it in accordance with the provisions of the Notes and this Indenture, including, without limitation, the Priority of Payments, to the payment of principal and interest, either directly or through any Paying Agent, as the Trustee may determine; and such Cash and obligations shall be held in a segregated account identified as being held in trust for the benefit of the Secured Parties.

4.3	Repayment of Cash Held by Paying Agent

In connection with the satisfaction and discharge of this Indenture with respect to the Notes, all Cash then held by any Paying Agent other than the Trustee under the provisions of this Indenture shall, upon demand of the Issuer, be paid to the Trustee to be held and applied pursuant to Section 7.3 hereof and in accordance with the Priority of Payments and thereupon such Paying Agent shall be released from all further liability with respect to such Cash.

4.4	Disposition of Illiquid Assets

(a)	In connection with the satisfaction and discharge of this Indenture with respect to the Notes, and notwithstanding Article 12 (or any other term to the contrary contained herein), if the Portfolio Assets consist exclusively of Illiquid Assets, the Collateral Manager may (and shall if directed by the Majority Holders) provide notice to the Trustee that it will dispose of the Illiquid Assets by auction pursuant to the requirements of Section 4.4(b).

(b)	The Trustee will forward a notice, in the name and at the expense of the Issuer (in such form as is prepared by the Collateral Manager), to the Holders of an auction, setting forth in reasonable detail a description of each Illiquid Asset and the following auction procedures:

(i)	any Holder of Notes may submit a written bid to purchase one or more Illiquid Assets no later than the date specified in the auction notice (which shall be at least fifteen Business Days after the date of such notice (the Bid Deadline));

(ii)	each bid must include an offer to purchase for a specified amount of cash on a proposed settlement date no later than five Business Days after the Bid Deadline;

(iii)	the Collateral Manager (or, in connection with the liquidation of an Illiquid Asset described in clause (b) of the definition thereof, the Liquidation Agent) shall select the winning bidder(s);

(iv)	if no Holder submits such a bid before the Bid Deadline, unless the Collateral Manager determines (and notifies the Trustee) delivery in kind is not legally or commercially practicable, the Trustee will provide notice thereof to each Holder and offer to deliver (at the cost of the Issuer) a pro rata portion (as determined by the Collateral Manager) of each unsold Illiquid Asset to the Holders that provide delivery instructions to the Trustee on or before the date specified in such notice, subject to minimum denominations. To the extent that minimum denominations do not permit a pro rata distribution, the Trustee will distribute the Illiquid Assets on a pro rata basis to the extent possible and the Collateral Manager will select by lottery the Holder to whom the remaining amount will be delivered. Such distributions to Holders will not reduce the Aggregate Outstanding Amount of the Notes. The Trustee shall use commercially reasonable efforts to effect delivery of such interests; and

(v)	if no such Holder provides delivery instructions to the Trustee, the Trustee will promptly notify the Collateral Manager and offer to deliver (at the cost of the Issuer) the Illiquid Assets to the Collateral Manager. If the Collateral Manager declines such offer, the Trustee will take such action as directed by the Collateral Manager (on behalf of the Issuer) to dispose of the Illiquid Assets, which may be by donation to a charity, abandonment or other means.

The Trustee shall have no duty, obligation or responsibility with respect to the sale of any Illiquid Asset under this Section 4.4(b) other than to act upon the written instruction of the Collateral Manager and in accordance with the express provisions of this Section 4.4(b).

5.	Remedies

5.1	Events of Default

Event of Default, wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a)	the Issuer shall default in the payment of any principal, interest or other amount owing or otherwise payable under the Notes when due (whether at Stated Maturity, on a Redemption Date, by acceleration, upon optional or mandatory prepayment or otherwise) and such default shall continue for at least three Business Days after notice thereof to the Issuer by any Holder; provided that, in the case of a default in payment resulting solely from an administrative error or omission by the Trustee, such default continues for a period of five or more Business Days after the Trustee receives written notice or a Trust Officer has actual knowledge of such administrative error or omission; or

(b)	the failure (i) on any Payment Date to disburse amounts available in the Payment Account in accordance with the Priority of Payments and the continuation of such failure for a period of three Business Days, provided that, if such failure results solely from an administrative error or omission by the Trustee, such failure continues for a period of five or more Business Days after the Trustee receives written notice or a Trust Officer has actual knowledge of such administrative error or omission, or (ii) by the Sole Member to make any equity contribution or to pay any other amount owing to the Issuer in each case pursuant to the Equity Contribution Agreement and the continuation of such failure for a period of three Business Days; or

(c)	any representation, warranty or certification made herein or pursuant hereto or in or pursuant to any Support Document (or in any modification or supplement hereto or thereto) by the Issuer or the Sole Member shall prove to have been false or misleading as of the time made in any material respect; provided, however, that if any such representation, warranty or certification is (i) remediable and (ii) not the result of fraud or willful misconduct on the part of the Issuer or the Sole Member, such representation, warranty or certification continues unremedied for a period of 30 days after the Issuer becomes actually aware of such false or misleading representation, warranty or certification; or

(d)	the Issuer shall default in the performance of any of its obligations under Section 7.5(a), 7.5(g), 7.15, 12.1(b) or 12.3(c); or

(e)	except as otherwise specified in this Section 5.1 (i) the Issuer shall default in the performance of any of its other obligations hereunder or (ii) the Issuer or the Sole Member shall default in the performance of any of its other obligations under any Support Document, and in each case such default (A) has a Material Adverse Effect on the Holders of the Notes and (B) if remediable, continues unremedied for a period of 30 days after notice thereof to the Issuer by any Holder (or, in the case of any obligation of the Sole Member under Section 2 or 3 of the Equity Contribution Agreement, one Business Day) after notice thereof to the Issuer and Trustee by the Issuer, the Trustee or any Holder; provided that (I) any failure by the Sole Member to comply with any of its obligations when due under Section 2 or 3 of the Equity Contribution Agreement (after giving effect to any applicable cure periods) shall be deemed to have a Material Adverse Effect on the Holders for the purposes of the foregoing sub-clause (A) and (II) any failure by the Sole Member to comply with any of its obligations when due under Section 5(d), 5(e) or 5(f) of the Equity Contribution Agreement (after giving effect to any applicable cure periods) shall be deemed (x) to have a Material Adverse Effect on the Holders for the purposes of the foregoing sub-clause (A) and (y) to be irremediable for the purposes of the foregoing sub-clause (B); or

(f)	An Insolvency Event occurs with respect to the Issuer or the Sole Member; or

(g)	the Issuer or the Sole Member shall consolidate or amalgamate with, or merge with or into, or transfer all or substantially all its assets to, another Person and, at the time of such consolidation, amalgamation, merger or transfer:

(i)	the resulting, surviving or transferee Person (if not the Issuer or the Sole Member, as the case may be) shall fail to assume all the obligations of the Issuer or the Sole Member, as applicable, under the Notes or any Support Document to which it or its predecessor was a party by operation of law or pursuant to an agreement reasonably satisfactory to the Holders of all Notes then Outstanding;

(ii)	the benefits of any Support Document shall fail to extend (without the unanimous consent of the Holders of all Notes then Outstanding) to the performance by such resulting, surviving or transferee Person of its obligations under such Support Document; or

(iii)	the creditworthiness of the resulting, surviving or transferee Person shall be materially weaker than that of the Issuer or the Sole Member, as the case may be, immediately prior to such event (as determined by the Majority Holders); or

(h)	any Transaction Document shall cease to be in full force or effect other than in accordance with its terms, or the Issuer or the Sole Member shall disaffirm, disclaim, repudiate or reject, in whole or in part, or challenge the validity of, any Transaction Document to which it is a party; or

(i)	the Constitutive Documents of the Issuer shall be amended, supplemented or otherwise modified, or shall be terminated, without the consent of each Holder, except for any amendment, supplement or other modification that could not reasonably be expected to have a Material Adverse Effect; or

(j)	any of the Issuer or the Sole Member becomes an investment company required to be registered under the Investment Company Act; or

(k)	[reserved];

(l)	[reserved];

(m)	an “Event of Default” occurs and is continuing under the Global Master Repurchase Agreement with respect to which the Counterparty is the “Defaulting Party” (as each such term is defined therein) and an acceleration has occurred.

Upon obtaining knowledge of the occurrence of a Default or an Event of Default (which, in the case of an event described in clause (m), will be obtained by receipt of notice from UBS, in its capacity as party to the Global Master Repurchase Agreement, that such event has occurred), each of (i) the Issuer, (ii) the Trustee, (iii) the Collateral Manager and (iv) the Liquidation Agent shall notify each other. Upon the occurrence of a Default or an Event of Default known or made known pursuant to the foregoing to a Trust Officer of the Trustee, the Trustee shall, not later than three Business Days thereafter, notify the Holders (as their names appear on the Note Register), each Paying Agent and DTC of such Default or Event of Default in writing (unless such Default or Event of Default has been waived as provided in Section 5.14).

5.2	Acceleration of Maturity; Rescission and Annulment

(a)	If an Event of Default occurs and is continuing (other than an Event of Default specified in Section 5.1(f)), the Trustee may, and shall (upon the written direction of the Majority Holders), by notice to the Issuer, declare the principal of all the Notes to be immediately due and payable, and upon any such declaration such principal, together with all interest payable thereon and other amounts payable hereunder, shall become immediately due and payable. If an Event of Default specified in Section 5.1(f) occurs, all unpaid principal, together with all interest payable thereon, of all the Notes, and other amounts payable thereunder and hereunder, shall automatically become due and payable without any declaration or other act on the part of the Trustee or any Holder.

(b)	At any time after such a declaration of acceleration of maturity has been made and before a judgment or decree for payment of the Cash due has been obtained by the Trustee as hereinafter provided in this Article 5, such declaration may not be rescinded except by the Majority Holders.

No such rescission shall affect any subsequent Default or impair any right consequent thereon.

5.3	Collection of Indebtedness and Suits for Enforcement by Trustee

The Issuer covenants that if a default shall occur in respect of the payment of any principal of or interest when due and payable on any Note, the Issuer will, upon demand of the Trustee, pay to the Trustee, for the benefit of the Holder of such Note, the whole amount, if any, then due and payable on such Note for principal and interest with interest upon the overdue principal, which shall accrue at a rate equal to the Federal Funds (Effective) Rate plus 2%, and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee and its agents and counsel.

If the Issuer fails to pay such amounts forthwith upon such demand, the Trustee, in its own name and as trustee of an express trust, may, and shall upon direction of the Majority Holders, institute a Proceeding for the collection of the sums so due and unpaid, may prosecute such Proceeding to judgment or final decree, and may enforce the same against the Issuer or the Sole Member, acting on behalf of the Issuer with respect to its rights under the Equity Contribution Agreement, and collect the Cash adjudged or decreed to be payable in the manner provided by law out of the Collateral.

If an Event of Default has occurred and is continuing, the Trustee may in its discretion, and shall upon written direction of the Majority Holders, proceed to protect and enforce its rights and the rights of the Secured Parties by such appropriate Proceedings as the Trustee shall deem most effectual (if no such direction is received by the Trustee) or as the Trustee may be directed by the Majority Holders, to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy or legal or equitable right vested in the Trustee by this Indenture or by law.

Subject always to the provisions of Sections 2.7(g), 5.4(d) and 5.8, in case there shall be pending Proceedings relative to the Issuer or the Sole Member under the Bankruptcy Law or any other applicable bankruptcy, insolvency or other similar law, or in case a receiver, assignee or trustee in bankruptcy or reorganization, liquidator, sequestrator or similar official shall have been appointed for or taken possession of the Issuer or the Sole Member or their respective property, or in case of any other comparable Proceedings relative to the Issuer or the Sole Member, or the creditors or property of the Issuer or the Sole Member, the Trustee, regardless of whether the principal of any Note shall then be due and payable as therein expressed or by declaration or otherwise and regardless of whether the Trustee shall have made any demand pursuant to the provisions of this Section 5.3, shall be entitled and empowered, by intervention in such Proceedings or otherwise:

(a)	in the case of Proceedings relative to the Issuer, to file and prove a claim or claims for the whole amount of principal and interest owing and unpaid in respect of the Notes upon direction by the Majority Holders; and in the case of Proceedings relative to the Issuer or the Sole Member (on behalf of the Issuer in the case of Proceedings relative to the Sole Member), to file such other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for reasonable compensation to the Trustee and each predecessor Trustee, and their respective agents, external attorneys and external counsel, and for reimbursement of all reasonable expenses and liabilities incurred, and all advances made, by the Trustee and each predecessor Trustee, except as a result of negligence or bad faith) and of the Holders allowed in any Proceedings relative to the Issuer or the Sole Member, as applicable, or to the creditors or property of the Issuer or the Sole Member, as applicable;

(b)	unless prohibited by applicable law and regulations, to vote on behalf of the Holders upon the direction of the Majority Holders, in any election of a trustee or a standby trustee in arrangement, reorganization, liquidation or other bankruptcy or insolvency Proceedings or Person performing similar functions in comparable Proceedings; and

(c)	to collect and receive any Cash or other property payable to or deliverable on any such claims, and to distribute all amounts received with respect to the claims of the Holders and of the Trustee on their behalf; and any trustee, receiver or liquidator, custodian or other similar official is hereby authorized by each of the Holders to make payments to the Trustee, and, in the event that the Trustee shall consent to the making of payments directly to the Holders to pay to the Trustee such amounts as shall be sufficient to cover reasonable compensation to the Trustee, each predecessor Trustee and their respective agents, external attorneys and external counsel, and all other reasonable expenses and liabilities incurred, and all advances made, by the Trustee and each predecessor Trustee except as a result of negligence or bad faith.

Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or vote for or accept or adopt on behalf of any Holders, any plan of reorganization, arrangement, adjustment or composition affecting the Notes or any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holders, as applicable, in any such Proceeding except, as aforesaid, to vote for the election of a trustee in bankruptcy or similar Person.

In any Proceedings brought by the Trustee on behalf of the Holders of the Notes (and any such Proceedings involving the interpretation of any provision of this Indenture to which the Trustee shall be a party), the Trustee shall be held to represent all the Holders of the Notes.

Notwithstanding anything in this Section 5.3 to the contrary, the Trustee may not sell or liquidate the Collateral or institute Proceedings in furtherance thereof pursuant to this Section 5.3 except according to the provisions specified in Section 5.5(a).

5.4	Remedies

(a)	If an Event of Default shall have occurred and be continuing, and the Notes have been declared or have become due and payable (an Acceleration Event) and such Acceleration Event and its consequences have not been rescinded and annulled, the Issuer agrees that the Trustee may, and shall, subject to the terms of this Indenture (including Section 6.3(e) and Section 5.5(d)), upon written direction of the Majority Holders, to the extent permitted by applicable law, exercise one or more of the following rights, privileges and remedies:

(i)	with respect to each Portfolio Asset, the Trustee (at the direction of the Majority Holders) may direct each Portfolio Asset Obligor (or the applicable agent appointed under the relevant Underlying Instrument to receive payments) thereon under the relevant Underlying Instrument to pay all amounts payable under such Underlying Instrument to (or to the order of) the Trustee in satisfaction of all payment obligations thereunder;

(ii)	in its name or in the name of the Issuer or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for the Portfolio Assets and other Collateral but shall be under no obligation to do so;

(iii)	institute Proceedings for the collection of all amounts then payable on the Notes or otherwise payable under this Indenture, whether by declaration or otherwise, enforce any judgment obtained, and collect from the Portfolio Assets and other Collateral any Cash adjudged due;

(iv)	sell or cause the sale of all or a portion of the Portfolio Assets and other Collateral or rights or interests therein, at one or more public or private sales called and conducted in any manner permitted by law and in accordance with Section 5.17 hereof;

(v)	institute Proceedings from time to time for the complete or partial foreclosure of this Indenture with respect to the Portfolio Assets and other Collateral;

(vi)	exercise any remedies of a secured party under the UCC and take any other appropriate action to protect and enforce the rights and remedies of the Trustee and the Holders of the Notes hereunder (including exercising all rights of the Trustee under any Support Document); and

(vii)	exercise any other rights and remedies that may be available at law or in equity;

provided that the Trustee may not sell or liquidate the Collateral or institute Proceedings in furtherance thereof pursuant to this Section 5.4 except according to the provisions of Section 5.5(a).

The Trustee may, but need not, obtain and rely upon an opinion of an Independent investment banking firm of national reputation (the cost of which shall be payable as an Administrative Expense) in structuring and distributing securities similar to the Notes, which may be the Liquidation Agent, as to the feasibility of any action proposed to be taken in accordance with this Section 5.4 and as to the sufficiency of the proceeds and other amounts receivable with respect to the Collateral to make the required payments of principal of and interest on the Notes which opinion shall be conclusive evidence as to such feasibility or sufficiency.

(b)	If an Event of Default as described in Section 5.1(e) hereof shall have occurred and be continuing the Trustee shall be entitled, and at the direction of the Majority Holders shall, institute (or cause the Issuer to institute, in which case the Issuer shall comply with any instruction of the Trustee with respect to such Proceeding) a Proceeding solely to compel performance of the covenant or agreement or to cure the representation or warranty, the breach of which gave rise to the Event of Default under such Section, and enforce any equitable decree or order arising from such Proceeding.

(c)	Upon any sale, whether made under the power of sale hereby given or by virtue of judicial Proceedings, any Secured Party may bid for and purchase the Collateral or any part thereof and, upon compliance with the terms of sale, may hold, retain, possess or dispose of such property in its or their own absolute right without accountability.

Upon any sale, whether made under the power of sale hereby given or by virtue of judicial Proceedings, the receipt of Cash by the Trustee, or of the Officer making a sale under judicial Proceedings, shall be a sufficient discharge to the purchaser or purchasers at any sale for its or their purchase, and such purchaser or purchasers shall not be obliged to see to the application thereof.

Any such sale, whether under any power of sale hereby given or by virtue of judicial Proceedings, shall bind the Issuer, the Trustee and the Holders of the Notes, shall operate to divest all right, title and interest whatsoever, either at law or in equity, of each of them in and to the property sold, and shall be a perpetual bar, both at law and in equity, against each of them and their successors and assigns, and against any and all Persons claiming through or under them.

(d)	Notwithstanding any other provision of this Indenture, none of the Trustee, the Secured Parties or the Holders (or any beneficial owners of the Notes) nor any third party beneficiary of this Indenture may, prior to the date which is one year (or if longer, any applicable preference period) and one day after the payment in full of all Notes, institute against, or join any other Person in instituting against, the Issuer any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation Proceedings, or other Proceedings under U.S. Federal or State bankruptcy or similar laws of any jurisdiction. Nothing in this Section 5.4 shall preclude, or be deemed to estop, the Trustee, any Secured Party, any Holder or any such third-party beneficiary (i) from taking any action prior to the expiration of the aforementioned period in (A) any case or Proceeding voluntarily filed or commenced by the Issuer or (B) any involuntary insolvency Proceeding filed or commenced by a Person other than the Trustee, such Secured Party, such Holder or any such third-party beneficiary, respectively, or (ii) from commencing against the Issuer or any of its properties any legal action which is not a bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation Proceeding.

5.5	Optional Preservation of Collateral

(a)	Notwithstanding anything to the contrary herein, but subject to Section 5.5(d), if an Event of Default shall have occurred and be continuing, the Trustee shall retain the Collateral securing the Notes intact, collect and cause the collection of the proceeds thereof and make and apply all payments and deposits and maintain all accounts in respect of the Collateral and the Notes in accordance with the Priority of Payments and the provisions of Article 10 and Article 12 unless either:

(i)	the Trustee, pursuant to Section 5.5(c), determines that the anticipated proceeds of a sale or liquidation of the Collateral (after deducting the reasonable expenses of such sale or liquidation) would be sufficient to discharge in full the amounts then due and unpaid on the Notes, and all other amounts that, pursuant to the Priority of Payments, are required to be paid prior to such payments on such Notes (including amounts due and owing as Administrative Expenses), and the Majority Holders agree with such determination; or

(ii)	the Majority Holders direct the sale and liquidation of the Collateral.

The Trustee shall give written notice of the retention of the Collateral, or of any direction received from the Majority Holders pursuant to Section 5.5(a)(ii) with respect to the sale and liquidation of the Collateral, to the Issuer with a copy to the Collateral Manager. So long as such Event of Default is continuing, any such retention pursuant to this Section 5.5(a) may be rescinded at any time when the conditions specified in clause (i) or (ii) exist.

(b)	Nothing contained in Section 5.5(a) shall be construed to require the Trustee to sell the Collateral securing the Notes if the conditions set forth in clause (i) or (ii) of Section 5.5(a) are not satisfied. Nothing contained in Section 5.5(a) shall be construed to require the Trustee to preserve the Collateral securing the Notes if prohibited by applicable law.

(c)	In determining whether the condition specified in Section 5.5(a)(i) exists, the Trustee shall obtain, with the cooperation and assistance of the Liquidation Agent, bid prices with respect to each Portfolio Asset contained in the Collateral from two nationally recognized dealers (as specified by the Liquidation Agent in writing) at the time making a market in such Portfolio Assets or similar assets and shall compute the anticipated proceeds of sale or liquidation on the basis of the lower of such bid prices for each such Portfolio Asset (as determined by the Liquidation Agent and notified to the Trustee). In addition, for the purposes of determining issues relating to the execution of a sale or liquidation of the Collateral and the execution of a sale or other liquidation thereof in connection with a determination whether the condition specified in Section 5.5(a)(i) exists, the Trustee may retain and rely on an opinion of an Independent investment banking firm of national reputation (the cost of which shall be payable as an Administrative Expense).

The Trustee shall deliver to the Holders and the Collateral Manager a report stating the results of any determination required pursuant to Section 5.5(a)(i) no later than 10 days after such determination is made. The Trustee shall make the determinations required by Section 5.5(a)(i) at the request of the Majority Holders at any time during which the Trustee retains the Collateral pursuant to Section 5.5(a)(i).

(d)	Section 5.4 and Section 5.5(a), (b) and (c) shall in all respects be subject to the application of Section 12.1(c) and any direction or instruction of the Liquidation Agent thereunder (including, if so directed, as to the manner of sale of any Portfolio Asset, notwithstanding Sections 5.4, 5.5(a), (b) and (c) and 5.17) and the Trustee shall comply with such directions and instructions of the Liquidation Agent pursuant to Section 12.1(c) without regard to the provisions of Section 5.5(a) above. In the event that any notice or instruction delivered by the Liquidation Agent pursuant to Section 12.1(c) conflicts, or is otherwise inconsistent, with any notice or instruction provided by the Majority Holders pursuant to Section 5.4 or this Section 5.5, the notice or instruction delivered by the Liquidation Agent pursuant to Section 12.1(c) shall govern and the Issuer and the Trustee shall follow, and shall be entitled to rely upon, such notice or instruction delivered to the Trustee pursuant to Section 12.1(c). The Trustee shall not have any liability for any failure or delay in enforcing rights or remedies at the direction of, or on behalf of, the Majority Holders as a result of this clause (d).

5.6	Trustee May Enforce Claims Without Possession of Notes

All rights of action and claims under this Indenture or under any of the Notes may be prosecuted and enforced by the Trustee without the possession of any of the Notes or the production thereof in any Proceeding relating thereto, and any such Proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment shall be applied as set forth in Section 5.7 hereof.

5.7	Application of Cash Collected

Any Cash collected by the Trustee with respect to the Notes pursuant to this Article 5 and any Cash that may then be held or thereafter received by the Trustee with respect to the Notes hereunder shall be applied, in accordance with the provisions of Section 11.1(c), at the date or dates fixed by the Trustee (or any other date or dates as directed by the Majority Holders by notice to the Trustee given reasonably in advance thereof and reasonably acceptable to the Trustee). Upon the final distribution of all proceeds of any liquidation effected hereunder, the provisions of Section 4.1(b) shall be deemed satisfied for the purposes of discharging this Indenture pursuant to Article 4.

5.8	Limitation on Suits

No Holder of any Note shall have any right to institute any Proceedings, judicial or otherwise, with respect to this Indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless:

(a)	such Holder has previously given to the Trustee written notice of an Event of Default;

(b)	the Majority Holders shall have made written request to the Trustee to institute Proceedings in respect of such Event of Default in its own name as Trustee hereunder and such Holder or Holders have provided the Trustee indemnity reasonably satisfactory to the Trustee against the costs, expenses (including reasonable attorneys’ fees and expenses of external counsel) and liabilities to be incurred in compliance with such request;

(c)	the Trustee, for 30 days after its receipt of such notice, request and provision of such indemnity, has failed to institute any such Proceeding; and

(d)	no direction inconsistent with such written request has been given to the Trustee during such 30-day period by the Majority Holders; it being understood and intended that no one or more Holders of Notes shall have any right in any manner whatever by virtue of, or by availing itself of, any provision of this Indenture to affect, disturb or prejudice the rights of any other Holders or to obtain or to seek to obtain priority or preference over any other Holders or to enforce any right under this Indenture, except in the manner herein provided and for the equal and ratable benefit of all the Holders subject to and in accordance with the Priority of Payments.

In the event the Trustee shall receive conflicting or inconsistent requests and indemnity pursuant to this Section 5.8 from two or more groups of Holders of the Notes, each representing less than 50% of the Aggregate Outstanding Amount of the Notes, the Trustee shall act in accordance with the request specified by the group of Holders with the greatest percentage of the Aggregate Outstanding Amount of the Notes, notwithstanding any other provisions of this Indenture. If all such groups represent the same percentage, the Trustee, in its sole discretion, may determine what action, if any, shall be taken.

5.9	Unconditional Rights of Holders to Receive Principal and Interest

Subject to Sections 2.7(g), 6.15 and 13.1, but notwithstanding any other provision of this Indenture, the Holder of any Note shall have the right, which is absolute and unconditional, to receive payment of the principal of and interest on such Note, as such principal and interest become due and payable in accordance with the Priority of Payments, as the case may be, and, subject to the provisions of Section 5.4(d) and Section 5.8, to institute Proceedings for the enforcement of any such payment, and such right shall not be impaired without the consent of such Holder.

5.10	Restoration of Rights and Remedies

If the Trustee or any Holder has instituted any Proceeding to enforce any right or remedy under this Indenture and such Proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such Proceeding, the Issuer, the Trustee and the Holder shall be restored severally and respectively to their former positions hereunder, and thereafter all rights and remedies of the Trustee and the Holder shall continue as though no such Proceeding had been instituted.

5.11	Rights and Remedies Cumulative

No right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise (to the extent not otherwise limited by this Indenture). The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

5.12	Delay or Omission Not Waiver

No delay or omission of the Trustee or any Holder of Notes to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein or of a subsequent Event of Default. Every right and remedy given by this Article 5 or by law to the Trustee or to the Holders of the Notes may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders of the Notes.

5.13	Control by Majority Holders

Notwithstanding any other provision of this Indenture, the Majority Holders shall have the right following the occurrence, and during the continuance of, an Event of Default to cause the institution of and direct the time, method and place of conducting any Proceeding for any remedy available to the Trustee or exercising any other trust or power conferred upon the Trustee; provided that:

(a)	such direction shall not conflict with any rule of law or with any express provision of this Indenture;

(b)	the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction; provided that subject to Section 6.1, the Trustee need not take any action that it determines might involve it in liability or expense (unless the Trustee has received the indemnity as set forth in sub-Section (c) below);

(c)	the Trustee shall have been provided with indemnity reasonably satisfactory to it; and

(d)	notwithstanding the foregoing, any direction to the Trustee to undertake a Sale of the Collateral must satisfy the requirements of Section 5.5.

5.14	Waiver of Past Defaults

Prior to the time a judgment or decree for payment of the Cash due has been obtained by the Trustee, as provided in this Article 5, the Majority Holders may waive any past Event of Default or any occurrence that is, or with notice or the lapse of time or both would become, an Event of Default and its consequences; provided that if such Event of Default or occurrence is in respect of a covenant or provision hereof that cannot be modified or amended without the consent of each Holder pursuant to Section 8.2, then such waiver shall require the consent of each Holder.

In the case of any such waiver, the Issuer, the Trustee and the Holders of the Notes shall be restored to their former positions and rights hereunder, respectively, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereto. The Trustee shall promptly give written notice of any such waiver to the Collateral Manager and each Holder.

Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereto.

5.15	Undertaking for Costs

All parties to this Indenture agree, and each Holder of any Note by such Holder’s acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any Proceeding for the enforcement of any right or remedy under this Indenture, or in any Proceeding against the Trustee for any action taken, or omitted by it as Trustee, the filing by any party litigant in such Proceeding of an undertaking to pay the costs of such Proceeding, and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees of external counsel, against any party litigant in such Proceeding, having due regard to the merits and good faith of the claims or defenses made by such party litigant; but the provisions of this Section 5.15 shall not apply to any Proceeding instituted by the Trustee, to any Proceeding instituted by any Holder, or group of Holders, holding in the aggregate more than 10% in Aggregate Outstanding Amount of the Notes, or to any Proceeding instituted by any Holder for the enforcement of the payment of the principal of or interest on any Note on or after the Stated Maturity (or, in the case of redemption pursuant to Article 9, on or after the applicable Redemption Date).

5.16	Waiver of Stay or Extension Laws

The Issuer covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any valuation, appraisement, redemption or marshalling law or rights, in each case wherever enacted, now or at any time hereafter in force, which may affect the covenants, the performance of or any remedies under this Indenture; and the Issuer (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law or rights, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted or rights created.

5.17	Sale of Collateral

(a)	The power to effect any sale or other disposition (a Sale) of any portion of the Collateral pursuant to Sections 5.4 and 5.5 shall not be exhausted by any one or more Sales as to any portion of such Collateral remaining unsold, but shall continue unimpaired until the entire Collateral shall have been sold or all amounts secured by the Collateral shall have been paid. The Trustee may upon notice to the Holders, and shall, upon direction of the Majority Holders, from time to time postpone any Sale by public announcement made at the time and place of such Sale. The Trustee hereby expressly waives its rights to any amount fixed by law as compensation for any Sale; provided that the Trustee shall be authorized to deduct the reasonable costs, charges and expenses incurred by it in connection with such Sale from the proceeds thereof notwithstanding the provisions of Section 6.7.

(b)	The Trustee, the Sole Member or the Collateral Manager may bid for and acquire any portion of the Collateral in connection with a public Sale thereof, and may pay all or part of the purchase price by crediting against amounts owing on the Notes in the case of the Collateral or other amounts secured by the Collateral, all or part of the net proceeds of such Sale after deducting the reasonable costs, charges and expenses incurred by the Trustee in connection with such Sale notwithstanding the provisions of Section 6.7 hereof. The Notes need not be produced in order to complete any such Sale, or in order for the net proceeds of such Sale to be credited against amounts owing on the Notes. The Trustee may hold, lease, operate, manage or otherwise deal with any property so acquired in any manner permitted by law in accordance with this Indenture.

(c)	If any portion of the Collateral consists of securities issued without registration under the Securities Act (Unregistered Securities), the Trustee (or the Collateral Manager on its behalf) may seek an Opinion of Counsel, or, if no such Opinion of Counsel can be obtained and with the consent of the Majority Holders, seek a no action position from the Securities and Exchange Commission or any other relevant Federal or State regulatory authorities, regarding the legality of a public or private Sale of such Unregistered Securities.

(d)	The Trustee shall execute and deliver an appropriate instrument of conveyance transferring its interest in any portion of the Collateral in connection with a Sale thereof (in each case, without any recourse, representation or warranty by the Trustee). In addition, the Trustee is hereby irrevocably appointed the agent and attorney in fact of the Issuer to transfer and convey its interest in any portion of the Collateral in connection with a Sale thereof, and to take all action necessary to effect such Sale. No purchaser or transferee at such a sale shall be bound to ascertain the Trustee’s authority, to inquire into the satisfaction of any conditions precedent or see to the application of any Cash.

5.18	Action on the Notes

The Trustee’s right to seek and recover judgment on the Notes or under this Indenture shall not be affected by the seeking or obtaining of or application for any other relief under or with respect to this Indenture. Neither the Lien of this Indenture nor any rights or remedies of the Trustee or the Holders shall be impaired by the recovery of any judgment by the Trustee against the Issuer or by the levy of any execution under such judgment upon any portion of the Collateral or upon any of the assets of the Issuer.

6.	The Trustee

6.1	Certain Duties and Responsibilities

(a)	Except during the continuance of an Event of Default known to the Trustee:

(i)	the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and the other Transaction Documents to which it is a party, and no implied covenants or obligations shall be read into this Indenture or such other Transaction Documents against the Trustee; and

(ii)	in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture; provided that in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they substantially conform to the requirements of this Indenture and shall promptly, but in any event within three Business Days in the case of an Officer’s certificate furnished by the Collateral Manager, notify the party delivering the same if such certificate or opinion does not conform. If a corrected form shall not have been delivered to the Trustee within 15 days after such notice from the Trustee, the Trustee shall so notify the Holders.

(b)	In case an Event of Default known to the Trustee has occurred and is continuing, the Trustee shall, prior to the receipt of directions, if any, from the Majority Holders, or such other percentage as permitted by this Indenture, exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(c)	No provision of this Indenture shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i)	this sub-Section (c) shall not be construed to limit the effect of sub-Section (a) of this Section 6.1;

(ii)	the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer, unless it shall be proven that the Trustee was negligent in ascertaining the pertinent facts;

(iii)	the Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Issuer, the Liquidation Agent or the Collateral Manager in accordance with this Indenture and/or the Majority Holders (or such other percentage as may be required by the terms hereof) relating to the time, method and place of conducting any Proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Indenture;

(iv)	no provision of this Indenture or any other Transaction Document shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers contemplated hereunder, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity satisfactory to it against such risk or liability is not reasonably assured to it (if the amount of such funds or risk or liability is reasonably expected not to exceed the amount available for payment to the Trustee on the immediately succeeding Payment Date, the Trustee shall be deemed to be reasonably assured of such repayment) unless such risk or liability relates to the performance of its ordinary services, including mailing of notices under Article 5, under this Indenture; and

(v)	in no event shall the Trustee be liable for special, indirect, punitive or consequential loss or damage (including lost profits) even if the Trustee has been advised of the likelihood of such damages and regardless of such action.

(d)	For all purposes under this Indenture, the Trustee shall not be deemed to have notice or knowledge of any Event of Default described in Sections 5.1(c), 5.1(d), (e), (f), (g), (h), (i), (j), (k), (l) or (m) unless a Trust Officer assigned to and working in the Corporate Trust Office has actual knowledge thereof or unless written notice of any event which is in fact such an Event of Default or Default is received by the Trustee at the Corporate Trust Office, and such notice references the Notes generally, the Issuer, the Collateral or this Indenture. For purposes of determining the Trustee’s responsibility and liability hereunder, whenever reference is made in this Indenture to such an Event of Default or a Default, such reference shall be construed to refer only to such an Event of Default or Default of which the Trustee is deemed to have notice as described in this Section 6.1.

(e)	Whether or not therein expressly so provided, every provision of this Indenture and each other Transaction Document to which the Trustee is a party relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 6.1.

(f)	If within 80 days after delivery of financial information or disbursements (which delivery may be via posting to the Trustee’s website) the Trustee receives written notice of an error or omission related thereto (a copy of which written notice the Trustee shall promptly provide to the Collateral Manager and the Issuer), and within five Business Days after their receipt of a copy of such written notice the Collateral Manager, on behalf of the Issuer, confirms such error or omission, then the Trustee agrees to use reasonable efforts to correct such error or omission. Beyond such period the Trustee shall not be required to take any action and shall have no responsibility for the same.

(g)	In the event that the Trustee has actual knowledge of or is notified that a Portfolio Asset has become a Defaulted Obligation, the Trustee shall promptly notify the Liquidation Agent and the Collateral Manager thereof (unless notified by the Collateral Manager, in which case the Trustee shall only send such notice to the Liquidation Agent); provided that the Trustee shall be under no liability for any failure to provide any notification under this Section 6.1(g).

(h)	The Trustee shall have no duty to monitor or verify whether any Holder (or beneficial owner) is a Section 13 Banking Entity.

(i)	The Issuer (or UBS on its behalf) shall give the Trustee prompt written notice of the occurrence of any of the events set forth in clauses (a), (b) and (c) in the definition of Liquidation Agent.

6.2	Notice of Default

Promptly (and in no event later than three Business Days) after the occurrence of any Default actually known to a Trust Officer of the Trustee or after any declaration of acceleration has been made or delivered by the Trustee pursuant to Section 5.2, the Trustee shall transmit by mail to the Issuer, Collateral Manager and all Holders of Notes, as their names and addresses appear in the Note Register, notice of all Defaults hereunder known to the Trustee, unless such Default shall have been cured or waived.

6.3	Certain Rights of Trustee

Except as otherwise provided in Section 6.1:

(a)	the Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, note or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b)	any request or direction of the Issuer mentioned herein shall be sufficiently evidenced by an Issuer Request or Issuer Order, as the case may be;

(c)	whenever in the administration of this Indenture the Trustee shall (i) deem it desirable that a matter of fact be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, rely upon an Officer’s certificate or (ii) be required to determine the value of any Collateral or funds hereunder or the cash flows projected to be received therefrom, the Trustee may, in the absence of bad faith on its part, rely on reports of nationally recognized accountants, investment bankers or other Persons qualified to provide the information required to make such determination, including nationally recognized dealers in securities of the type being valued and securities quotation services;

(d)	as a condition to the taking or omitting of any action by it hereunder or other Transaction Document to which it is a party, the Trustee may consult with counsel and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or omitted by it hereunder or thereunder in good faith and in reliance thereon;

(e)	the Trustee shall be under no obligation to exercise or to honor any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have provided to the Trustee security or indemnity reasonably satisfactory to it against the costs, expenses (including reasonable attorneys’ fees and expenses of external counsel) and liabilities which might reasonably be incurred by it in compliance with such request or direction;

(f)	the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, note or other paper or document, but the Trustee, in its discretion, may, and upon the written direction of Holders of at least 25% of the Outstanding Notes shall, make such further inquiry or investigation into such facts or matters as it may see fit or as it shall be directed, and the Trustee shall be entitled, on reasonable prior notice to the Issuer and the Collateral Manager, to examine the books and records relating to the Notes and the Collateral, personally or by agent or attorney, during the Issuer’ or the Collateral Manager’s normal business hours, not more than once each calendar year (unless an Event of Default has occurred and is continuing); provided that the Trustee shall, and shall cause its agents to, hold in confidence all such information in accordance with Section 14.15;

(g)	the Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys; provided that the Trustee shall not be responsible for any misconduct or negligence on the part of any non-Affiliated agent appointed, or non-Affiliated attorney appointed, with due care by it hereunder;

(h)	Subject to Section 6.1(b), the Trustee shall not be liable for any action it takes or omits to take in good faith that it reasonably believes to be authorized or within its rights or powers hereunder;

(i)	nothing herein or under any other Transaction Document shall be construed to impose an obligation on the part of the Trustee to recalculate, evaluate or verify or independently determine the accuracy of any report, certificate or information received from the Issuer or Collateral Manager (unless and except to the extent otherwise expressly set forth herein); provided that nothing in this clause (i) shall supersede or modify the responsibilities and duties of the Collateral Administrator under the Collateral Administration Agreement;

(j)	to the extent any defined term hereunder, or any calculation required to be made or determined by the Trustee hereunder, is dependent upon or defined by reference to generally accepted accounting principles (as in effect in the United States of America) (GAAP), the Trustee shall be entitled to request and receive (and rely upon) instruction from the Issuer or, in the absence of its receipt of timely instruction therefrom, shall be entitled to obtain instruction from an Independent accountant at the expense of the Issuer, as to the application of GAAP in such connection, in any instance;

(k)	the Trustee shall not be liable for the actions or omissions of, or inaccuracies in the records of, the Collateral Manager, the Issuer, the Liquidation Agent, any Paying Agent (other than the Trustee), DTC, Euroclear, Clearstream or any other clearing agency or depository and without limiting the foregoing, the Trustee shall not be under any obligation to monitor, evaluate or verify compliance by the Collateral Manager or the Sole Member with the terms of the Collateral Management Agreement, the Equity Contribution Agreement or the Master Loan Purchase Agreement or compliance by the Liquidation Agent of the terms of this Indenture or the compliance by the MPA Counterparty with a Master Participation Agreement, or to verify or independently determine the accuracy of information received by the Trustee from the Collateral Manager or the Liquidation Agent (or from any selling institution, agent bank, trustee or similar source) with respect to the Collateral;

(l)	notwithstanding any term hereof (or any term of the UCC that might otherwise be construed to be applicable to a “securities intermediary” as defined in the UCC) to the contrary, neither the Trustee nor the Custodian shall be under a duty or obligation in connection with the acquisition or Grant by the Issuer to the Trustee of any item constituting the Collateral, to evaluate the sufficiency of the documents or instruments delivered to it by or on behalf of the Issuer in connection with its Grant or otherwise, or in that regard to examine any Underlying Instrument, in each case, in order to determine compliance with applicable requirements of and restrictions on transfer in respect of such Collateral;

(m)	in the event the Bank is also acting in the capacity of Paying Agent, Note Registrar, Transfer Agent, Collateral Administrator, or Custodian, the rights, protections, benefits, immunities and indemnities afforded to the Trustee pursuant to this Article 6 shall also be afforded to the Bank acting in such capacities; provided that such rights, protections, benefits, immunities and indemnities shall be in addition to, and not in limitation of, any rights, protections, benefits, immunities and indemnities provided in the Issuer Account Control Agreement or any other documents to which the Bank in such capacity is a party;

(n)	any permissive right of the Trustee to take or refrain from taking actions enumerated in this Indenture or other Transaction Document shall not be construed as a duty;

(o)	to the extent permitted by applicable law, the Trustee shall not be required to give any bond or surety in respect of the execution of this Indenture or otherwise;

(p)	the Trustee shall not be deemed to have notice or knowledge of any matter (including, without limitation, any of the matters set forth in clauses (a), (b) and (c) in the definition of Liquation Agent) unless a Trust Officer has actual knowledge thereof or unless written notice thereof is received by the Trustee at the Corporate Trust Office and such notice references the Notes generally, the Issuer or this Indenture. Whenever reference is made in this Indenture to a Default or an Event of Default such reference shall, insofar as determining any liability on the part of the Trustee is concerned, be construed to refer only to a Default or an Event of Default of which the Trustee is deemed to have knowledge in accordance with this paragraph;

(q)	the Trustee shall not be responsible for delays or failures in performance resulting from circumstances beyond its control (including acts of God, strikes, lockouts, riots, acts of war or (to the extent beyond the Trustee’s control) loss or malfunctions of utilities, computer (hardware or software) or communications services);

(r)	to help fight the funding of terrorism and money laundering activities, the Trustee will obtain, verify, and record information that identifies individuals or entities that establish a relationship or open an account with the Trustee. The Trustee will ask for the name, address, tax identification number and other information that will allow the Trustee to identify the individual or entity who is establishing the relationship or opening the account. The Trustee may also ask for formation documents such as articles of incorporation, an offering memorandum, or other identifying documents to be provided;

(s)	the rights, protections, benefits, immunities and indemnities afforded to the Trustee pursuant to this Indenture also shall be afforded to the Collateral Administrator and the Custodian, provided that such rights, protections, benefits, immunities and indemnities shall be in addition to any rights, protections, benefits, immunities and indemnities provided in the Collateral Administration Agreement or the Account Control Agreement, as applicable;

(t)	in making or disposing of any investment permitted by this Indenture, the Trustee is authorized to deal with itself (in its individual capacity) or with any one or more of its Affiliates, in each case on an arm’s-length basis, whether it or such Affiliate is acting as a subagent of the Trustee or for any third person or dealing as principal for its own account. If otherwise qualified, obligations of the Bank or any of its Affiliates shall qualify as Eligible Investments hereunder;

(u)	the Trustee or its Affiliates are permitted to receive additional compensation that could be deemed to be in the Trustee’s economic self-interest for (i) serving as investment adviser, administrator, shareholder, servicing agent, custodian or sub-custodian with respect to certain of the Eligible Investments, (ii) using Affiliates to effect transactions in certain Eligible Investments and (iii) effecting transactions in certain Eligible Investments. Such compensation is not payable or reimbursable under Section 6.7 of this Indenture;

(v)	the Trustee shall have no duty (i) to see to any recording, filing, or depositing of this Indenture or any supplemental indenture or any financing statement or continuation statement evidencing a security interest, or to see to the maintenance of any such recording, filing or depositing or to any rerecording, refiling or redepositing of any thereof or (ii) to maintain any insurance;

(w)	the Trustee is hereby authorized and directed to execute in its capacity as Trustee and deliver in the form presented to it all Transaction Documents to which it is a party, as Trustee; and

(x)	the Trustee shall not have any obligation to determine: (i) if a Portfolio Asset meets the criteria or eligibility restrictions imposed by the Indenture or other Transaction Documents, (ii) if a Master Participation Agreement or a Participation Interest meets the criteria or eligibility restrictions imposed by the Indenture or (iii) whether the conditions specified in the definition of “Deliver” have been complied with.

6.4	Not Responsible for Recitals or Issuance of Notes

The recitals contained herein and in the Notes, other than the Certificate of Authentication thereon, shall be taken as the statements of the Issuer; and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Indenture (except as may be made with respect to the validity of the Trustee’s obligations hereunder), the Collateral or the Notes. The Trustee shall not be accountable for the use or application by the Issuer of the Notes or the proceeds thereof or any Cash paid to the Issuer pursuant to the provisions hereof.

6.5	May Hold Notes

The Trustee, any Paying Agent, Note Registrar or any other agent of the Issuer, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any of the Issuer’s Affiliates with the same rights it would have if it were not Trustee, Paying Agent, Note Registrar or such other agent.

6.6	Cash Held in Trust

Cash held by the Trustee hereunder shall be held in trust to the extent required herein. The Trustee shall be under no liability for interest on any Cash received by it hereunder except to the extent of income or other gain on investments which are deposits in or certificates of deposit of the Bank in its commercial capacity and income or other gain actually received by the Trustee on Eligible Investments.

6.7	Compensation and Reimbursement

(a)	Subject to Section 6.7(b) below, the Issuer agrees:

(i)	to pay the Trustee on each Payment Date reasonable compensation, as set forth in a separate fee letter, for all services rendered by it hereunder (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust);

(ii)	except as otherwise expressly provided herein, to reimburse the Trustee in a timely manner upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee in accordance with any provision of this Indenture or other Transaction Document (including, without limitation, securities transaction charges and the reasonable compensation and expenses and disbursements of its agents and external legal counsel and of any accounting firm or investment banking firm employed by the Trustee pursuant to Section 5.4, 5.5 or 6.3(c) except any such expense, disbursement or advance as may be attributable to its negligence, willful misconduct or bad faith) but with respect to securities transaction charges, only to the extent any such charges have not been waived during a Monthly Period due to the Trustee’s receipt of a payment from a financial institution with respect to certain Eligible Investments, as specified by the Collateral Manager;

(iii)	to indemnify the Trustee and its officers, directors, employees and agents for, and to hold them harmless against, any loss, liability or expense (including reasonable attorney’s fees and expenses of external counsel) incurred without negligence, willful misconduct or bad faith on their part, arising out of or in connection with the acceptance or administration of this Indenture or the performance of its duties hereunder, including the costs and expenses of defending themselves (including reasonable attorney’s fees and costs of external counsel) against any claim or liability in connection with the exercise or performance of any of their powers or duties hereunder and under any other Transaction Document; and

(iv)	to pay the Trustee reasonable additional compensation together with its expenses (including reasonable counsel fees of external counsel) for any collection action taken pursuant to Section 6.13 hereof.

(b)	The Trustee shall receive amounts pursuant to this Section 6.7 and any other amounts payable to it under this Indenture or in any of the Transaction Documents to which the Trustee is a party only as provided in Section 10.3(c), Section 11.1 and the Equity Contribution Agreement, and only to the extent that funds are available for the payment thereof. Subject to Section 6.9, the Trustee shall continue to serve as Trustee under this Indenture notwithstanding the fact that the Trustee shall not have received amounts due it hereunder; provided that nothing herein shall impair or affect the Trustee’s rights under Section 6.9. No direction by the Holders shall affect the right of the Trustee to collect amounts owed to it under this Indenture. If on any date when a fee or expense shall be payable to the Trustee pursuant to this Indenture insufficient funds are available for the payment thereof, any portion of a fee not so paid shall be deferred and payable on such later date on which a fee shall be payable and sufficient funds are available therefor.

(c)	The Trustee hereby agrees not to cause the filing of a petition in bankruptcy against the Issuer until at least one year and one day, or, if longer, the applicable preference period then in effect plus one day, after the payment in full of all Notes (and any other debt obligations of the Issuer that have been rated upon issuance by any rating agency at the request of the Issuer) issued under this Indenture.

(d)	The Issuer’s payment obligations to the Trustee under this Section 6.7 shall be secured by the Lien of this Indenture, and shall survive the discharge of this Indenture and the resignation or removal of the Trustee. When the Trustee incurs expenses after the occurrence of a Default or an Event of Default under Section 5.1(f), the expenses are intended to constitute expenses of administration under the Bankruptcy Code, Title 11 of the United States Code, or any other applicable Federal or State bankruptcy, insolvency or similar law.

6.8	Corporate Trustee Required; Eligibility

There shall at all times be a Trustee hereunder which shall be an Independent organization or entity organized and doing business under the laws of the United States of America or of any State thereof, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least $200,000,000, subject to supervision or examination by Federal or State authority, having a rating of at least “Baa1” (or then-equivalent grade) by Moody’s and at least “BBB+” (or then-equivalent grade) by S&P and having an office within the United States of America. If such organization or entity publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section 6.8, the combined capital and surplus of such organization or entity shall be deemed to be its combined capital and surplus as set forth in its most recent published report of condition. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 6.8, it shall resign immediately in the manner and with the effect hereinafter specified in this Article 6.

6.9	Resignation and Removal; Appointment of Successor

(a)	No resignation or removal of the Trustee and no appointment of a successor Trustee pursuant to this Article 6 shall become effective until the acceptance of appointment by the successor Trustee under Section 6.10.

(b)	The Trustee may resign at any time by giving not less than 30 days’ written notice thereof to the Issuer, the Collateral Manager and the Holders of the Notes. Upon receiving such notice of resignation, the Issuer shall promptly appoint a successor trustee or trustees satisfying the requirements of Section 6.8 by written instrument, in duplicate, executed by an Authorized Representative of the Issuer, one copy of which shall be delivered to the Trustee so resigning and one copy to the successor Trustee or Trustees, together with a copy to each Holder and the Collateral Manager; provided that such successor Trustee shall be appointed only upon the written consent of each Holder or, at any time when an Event of Default shall have occurred and be continuing, by an Act of the Majority Holders. The successor Trustee so appointed shall, forthwith upon its acceptance of such appointment, become the successor Trustee and supersede any successor Trustee proposed by the Issuer. If no successor Trustee shall have been appointed and an instrument of acceptance by a successor Trustee shall not have been delivered to the Trustee within 30 days after the giving of such notice of resignation, the resigning Trustee or any Holder, on behalf of itself and all others similarly situated, may petition any court of competent jurisdiction for the appointment of a successor Trustee satisfying the requirements of Section 6.8.

(c)	The Trustee may be removed at any time by an Act of Holders of 100% of the Aggregate Outstanding Amount of the Notes delivered to the Trustee and to the Issuer.

(d)	If at any time:

(i)	the Trustee shall cease to be eligible under Section 6.8 and shall fail to resign after written request therefor by the Issuer or by any Holder; or

(ii)	the Trustee shall become incapable of acting or shall be adjudged as bankrupt or insolvent or a receiver or liquidator of the Trustee or of its property shall be appointed or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation;

then, in any such case (subject to Section 6.9(a)), (A) the Issuer, by Issuer Order, may remove the Trustee, or (B) subject to Section 5.15, any Holder may, on behalf of itself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(e)	If the Trustee shall be removed or become incapable of acting, or if a vacancy shall occur in the office of the Trustee for any reason (other than resignation), the Issuer, by Issuer Order, shall promptly appoint a successor Trustee, provided that any such appointment shall be subject to the prior consent of each Holder or, at any time when an Event of Default shall have occurred and be continuing, by an Act of the Majority Holders. If the Issuer shall fail to appoint a successor Trustee within 60 days after such removal or incapability or the occurrence of such vacancy, a successor Trustee may be appointed by the Majority Holders by written instrument delivered to the Issuer and the retiring Trustee. The successor Trustee so appointed shall, forthwith upon its acceptance of such appointment, become the successor Trustee and supersede any successor Trustee proposed by the Issuer. If no successor Trustee shall have been so appointed by the Issuer or Holders of 100% of the Aggregate Outstanding Amount of the Notes and shall have accepted appointment in the manner hereinafter provided, subject to Section 5.15, any Holder may, on behalf of itself and all others similarly situated, petition any court of competent jurisdiction for the appointment of a successor Trustee.

(f)	The Issuer shall give prompt notice of each resignation and each removal of the Trustee and each appointment of a successor Trustee by mailing written notice of such event to the Collateral Manager and the Holders of the Notes as their names and addresses appear in the Note Register. Each notice shall include the name of the successor Trustee and the address of its Corporate Trust Office. If the Issuer fails to mail such notice within ten days after acceptance of appointment by the successor Trustee, the successor Trustee shall cause such notice to be given at the expense of the Issuer.

(g)	If the Bank shall resign or be removed as Trustee, the Bank shall also resign or be removed as Collateral Administrator, Custodian, Paying Agent, Note Registrar and any other capacity in which the Bank is then acting pursuant to this Indenture or any other Transaction Document.

6.10	Acceptance of Appointment by Successor

Every successor Trustee appointed hereunder shall meet the requirements of Section 6.8 and shall execute, acknowledge and deliver to the Issuer and the retiring Trustee an instrument accepting such appointment. Upon delivery of the required instrument, the resignation or removal of the retiring Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts, duties and obligations of the retiring Trustee; but, on request of the Issuer or the Majority Holders or the successor Trustee, such retiring Trustee shall, upon payment of its charges then unpaid, execute and deliver an instrument transferring to such successor Trustee all the rights, powers and trusts of the retiring Trustee, and shall duly assign, transfer and deliver to such successor Trustee all property and Cash held by such retiring Trustee hereunder. Upon request of any such successor Trustee, the Issuer shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Trustee all such rights, powers and trusts.

6.11	Merger, Conversion, Consolidation or Succession to Business of Trustee

Any organization or entity into which the Trustee may be merged or converted or with which it may be consolidated, or any organization or entity resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any organization or entity succeeding to all or substantially all of the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder, provided that such organization or entity shall be otherwise qualified and eligible under this Article 6, without the execution or filing of any paper or any further act on the part of any of the parties hereto. In case any of the Notes has been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes.

6.12	Co-Trustees

At any time or times, for the purpose of meeting the legal requirements of any jurisdiction in which any part of the Collateral may at the time be located, the Issuer and the Trustee shall have power to appoint one or more Persons to act as co-trustee, jointly with the Trustee, of all or any part of the Collateral, with the power to file such proofs of claim and take such other actions pursuant to Section 5.6 herein and to make such claims and enforce such rights of action on behalf of the Holders, as such Holders themselves may have the right to do, subject to the other provisions of this Section 6.12.

The Issuer shall join with the Trustee in the execution, delivery and performance of all instruments and agreements necessary or proper to appoint a co-trustee. If the Issuer does not join in such appointment within 15 days after the receipt by the Issuer of a request to do so, the Trustee shall have the power to make such appointment.

Should any written instrument from the Issuer be required by any co-trustee so appointed, more fully confirming to such co-trustee such property, title, right or power, any and all such instruments shall, on request, be executed, acknowledged and delivered by the Issuer. The Issuer agrees to pay as Administrative Expenses, to the extent funds are available therefor under the Priority of Payments, any reasonable fees and expenses in connection with such appointment.

Every co-trustee shall, to the extent permitted by law, but to such extent only, be appointed subject to the following terms:

(a)	the Notes shall be authenticated and delivered, and all rights, powers, duties and obligations hereunder in respect of the custody of securities, Cash and other personal property held by, or required to be deposited or pledged with, the Trustee hereunder, shall be exercised, solely by the Trustee;

(b)	the rights, powers, duties and obligations hereby conferred or imposed upon the Trustee in respect of any property covered by the appointment of a co-trustee shall be conferred or imposed upon and exercised or performed by the Trustee or by the Trustee and such co-trustee jointly as shall be provided in the instrument appointing such co-trustee;

(c)	the Trustee at any time, by an instrument in writing executed by it, with the concurrence of the Issuer evidenced by an Issuer Order, may accept the resignation of or remove any co-trustee appointed under this Section 6.12, and in case an Event of Default has occurred and is continuing, the Trustee shall have the power to accept the resignation of, or remove, any such co-trustee without the concurrence of the Issuer. A successor to any co-trustee so resigned or removed may be appointed in the manner provided in this Section 6.12;

(d)	no co-trustee hereunder shall be personally liable by reason of any act or omission of the Trustee hereunder;

(e)	the Trustee shall not be liable by reason of any act or omission of a co-trustee; and

(f)	any Act of Holders delivered to the Trustee shall be deemed to have been delivered to each co-trustee.

6.13	Certain Duties of Trustee Related to Delayed Payment of Proceeds

If the Trustee shall not have received a payment with respect to any item of Collateral on its Due Date, (a) the Trustee shall promptly notify the Issuer and the Collateral Manager and the Liquidation Agent in writing (which may be in electronic form) and (b) unless within five Business Days (or, if earlier, the end of the applicable grace period for such payment, if any) after such notice (x) such payment shall have been received by the Trustee or (y) the Trustee has received notice from the Collateral Manager that it is taking action in respect of such payment, the Trustee shall request the issuer of or obligor on such item of Collateral, the trustee or any applicable agent under the related Underlying Instrument or the paying agent designated by either of them, as the case may be, to make such payment as soon as practicable after such request but in no event later than five Business Days after the date of such request, to the extent doing so would not violate any relevant insolvency or other applicable law or the terms of the applicable Underlying Agreement. In the event that such payment is not made within such time period, the Trustee, subject to the provisions of clause (iv) of Section 6.1(c), shall take such action as the Collateral Manager shall direct. Any such action shall be without prejudice to any right to claim a Default or Event of Default under this Indenture. In the event that the Issuer or the Collateral Manager requests a release of any Collateral and/or delivers an additional Portfolio Asset in connection with any such action under the Collateral Management Agreement, such release and/or substitution shall be subject to Section 10.6 and Article 12 of this Indenture, as the case may be. Notwithstanding any other provision hereof, the Trustee shall deliver to the Issuer or its designee any payment with respect to any Portfolio Asset or other Collateral received after the Due Date thereof to the extent the Issuer previously made provisions for such payment satisfactory to the Trustee in accordance with this Section 6.13 and such payment shall not be deemed part of the Collateral. The foregoing shall not preclude any other exercise of any right or remedy by the Issuer with respect to any default or event of default arising under a Portfolio Asset.

6.14	Authenticating Agents

Upon the request of the Issuer, the Trustee shall, and if the Trustee so chooses the Trustee may, appoint one or more Authenticating Agents with power to act on its behalf and subject to its direction in the authentication of Notes in connection with issuance, transfers and exchanges under Sections 2.4, 2.5, 2.6 and 8.6, as fully to all intents and purposes as though each such Authenticating Agent had been expressly authorized by such Sections to authenticate such Notes. For all purposes of this Indenture, the authentication of Notes by an Authenticating Agent pursuant to this Section 6.14 shall be deemed to be the authentication of Notes by the Trustee.

Any corporation into which any Authenticating Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, consolidation or conversion to which any Authenticating Agent shall be a party, or any corporation succeeding to the corporate trust business of any Authenticating Agent, shall be the successor of such Authenticating Agent hereunder, without the execution or filing of any further act on the part of the parties hereto or such Authenticating Agent or such successor corporation.

Any Authenticating Agent may at any time resign by giving written notice of resignation to the Trustee and the Issuer. The Trustee may at any time terminate the agency of any Authenticating Agent by giving written notice of termination to such Authenticating Agent and the Issuer. Upon receiving such notice of resignation or upon such a termination, the Trustee shall promptly appoint a successor Authenticating Agent and shall give written notice of such appointment to the Issuer.

Unless the Authenticating Agent is also the same entity as the Trustee, the Issuer agrees to pay to each Authenticating Agent from time to time reasonable compensation for its services, and reimbursement for its reasonable expenses relating thereto as an Administrative Expense. The provisions of Sections 2.8, 6.4 and 6.5 shall be applicable to any Authenticating Agent.

6.15	Withholding

All payments made to a Holder under this Indenture shall be made without any deduction or withholding for or on account of any present or future Tax unless such deduction or withholding is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, then in effect or pursuant to an agreement with a Governmental Authority. If any withholding Tax is imposed on the Issuer’s payment (or the receipt by the Issuer of any payment with respect to the Portfolio Assets or allocations of income) under the Notes by any such applicable law or such an agreement, such Tax shall reduce the amount otherwise distributable to the relevant Holder and shall be treated as Cash distributed to the relevant Holder at the time such amounts are withheld. The Paying Agent, the Trustee or any other withholding agent is hereby authorized and directed to retain from amounts otherwise distributable to any Holder sufficient funds for the payment of any Tax that is legally owed or required to be withheld by the Issuer by law or pursuant to the Issuer’s agreement with a Governmental Authority (but such authorization shall not prevent the Trustee from contesting any such Tax in appropriate Proceedings and withholding payment of such Tax, if permitted by law, pending the outcome of such Proceedings) and to timely remit such amounts to the appropriate taxing authority. If there is a possibility that withholding Tax is payable with respect to a distribution, the Paying Agent, the Trustee or any other withholding agent may, in its sole discretion, withhold such amounts in accordance with this Section 6.15. If any Holder or beneficial owner wishes to apply for a refund of any such withholding Tax, the Trustee shall reasonably cooperate with such Person in providing readily available information so long as such Person agrees to reimburse the Trustee for any out-of-pocket expenses incurred in connection therewith. Nothing herein shall impose an obligation on the part of the Trustee to determine the amount of any Tax or withholding obligation on the part of the Issuer or in respect of the Notes.

6.16	Representative for Holders Only; Agent for each other Secured Party

With respect to the security interest created hereunder, the delivery of any Collateral to the Trustee is to the Trustee as trustee for the Holders and agent for each other Secured Party. In furtherance of the foregoing, the possession by the Trustee of any Collateral, the endorsement to or registration in the name of the Trustee of any Collateral (including without limitation, if applicable, as entitlement holder of the Custodial Account or any other Account) are all undertaken by the Trustee in its capacity as trustee for the Holders, and agent for each other Secured Party. The Trustee shall not by reason of this Indenture be deemed to be acting as fiduciary for the Collateral Manager, provided that the foregoing shall not limit any of the express obligations of the Trustee under this Indenture.

6.17	Representations and Warranties of the Bank

The Bank hereby represents and warrants as follows:

(a)	Organization. The Bank has been duly organized and is validly existing as a national banking association with trust powers under the laws of the United States and has the power to conduct its business and affairs as a trustee, paying agent, registrar, transfer agent and custodian.

(b)	Authorization; Binding Obligations. The Bank has the corporate power and authority to perform the duties and obligations of Trustee, Paying Agent, Note Registrar, Transfer Agent and Custodian under this Indenture. The Bank has taken all necessary corporate action to authorize the execution, delivery and performance of this Indenture, and all of the documents required to be executed by the Bank pursuant hereto. This Indenture has been duly authorized, executed and delivered by the Bank and constitutes the legal, valid and binding obligation of the Bank enforceable in accordance with its terms subject, as to enforcement, (i) to the effect of bankruptcy, insolvency or similar laws affecting generally the enforcement of creditors’ rights as such laws would apply in the event of any bankruptcy, receivership, insolvency or similar event applicable to the Bank and (ii) to general equitable principles (whether enforcement is considered in a Proceeding at law or in equity).

(c)	Eligibility. The Bank is eligible under Section 6.8 to serve as Trustee hereunder.

(d)	No Conflict. Neither the execution, delivery and performance of this Indenture, nor the consummation of the transactions contemplated by this Indenture, is prohibited by, or requires the Bank to obtain any consent, authorization, approval or registration under, any law, statute, rule, regulation, judgment, order, writ, injunction or decree that is binding upon the Bank or any of its properties or assets.

6.18	Electronic Communications

The Bank (in any capacity hereunder) agrees to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured email, facsimile transmission or other similar unsecured electronic methods, provided that any person providing such instructions or directions shall provide to the Bank an incumbency certificate listing persons designated to provide such instructions or directions, which incumbency certificate shall be amended whenever a person is added or deleted from the list.

If any Person elects to give the Bank email or facsimile instructions (or instructions by a similar electronic method) and the Bank, in its discretion, elects to act upon such instructions, the Bank’s reasonable understanding of such instructions shall be deemed controlling. The Bank shall not be liable for any losses, costs or expenses arising directly or indirectly from the Bank’s reliance upon and compliance with such instructions notwithstanding such instructions conflicting with or being inconsistent with a written instruction received by the Bank subsequent to the Bank’s receipt of such email or facsimile instructions (or instructions by a similar electronic method). Any Person providing such instructions or directions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Bank, including the risk of the Bank acting on unauthorized instructions, and the risk of interception and misuse by third parties and acknowledges and agrees that there may be more secure methods of transmitting such instructions than the method(s) selected by it and agrees that the security procedures (if any) to be followed in connection with its transmission of such instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances.

7.	Covenants

7.1	Payment of Principal and Interest

The Issuer will duly and punctually pay the principal of and interest on the Notes, in accordance with the terms of such Notes and this Indenture pursuant to the Priority of Payments, Article 9 (if applicable) and Article 13.

Amounts properly withheld under the Code or other applicable law or pursuant to the Issuer’s agreement with a Governmental Authority by any Person from a payment under a Note shall be considered as having been paid by the Issuer to the relevant Holder for all purposes of this Indenture.

7.2	Maintenance of Office or Agency

The Issuer hereby appoints the Trustee as a Paying Agent for payments on the Notes and the Issuer hereby appoints the Trustee at its applicable Corporate Trust Office designated for presentment, as the Issuer’s agent where Notes may be surrendered for registration of transfer or exchange. The Issuer may at any time and from time to time appoint additional paying agents; provided that no paying agent shall be appointed in a jurisdiction which subjects payments on the Notes to withholding tax solely as a result of such Paying Agent’s activities. If at any time the Issuer shall fail to maintain the appointment of a paying agent, or shall fail to furnish the Trustee with the address thereof, presentations and surrenders may be made (subject to the limitations described in the preceding sentence), and Notes may be presented and surrendered for payment, to the Trustee at the Corporate Trust Office designated for presentment.

The Issuer irrevocably consents to service of process on the Issuer by registered or certified mail or hand delivery to the address for notices to the Issuer specified in Section 14.3. Nothing in this Indenture will affect the right of any party to this Indenture to serve process in any other manner permitted by law.

If the Trustee ceases to be the Note Registrar, then the Issuer shall at all times maintain a duplicate copy of the Note Register at the Corporate Trust Office designated for transfer. The Issuer shall give prompt written notice to the Trustee and the Holders of the appointment of any Paying Agent (other than the Trustee) or termination of any Paying Agent and any change in the location of any such office or agency.

7.3	Cash for Note Payments to be Held in Trust

All payments of amounts due and payable with respect to any Notes that are to be made from amounts withdrawn from the Payment Account shall be made on behalf of the Issuer by the Trustee or a Paying Agent.

When the Issuer shall have a Paying Agent that is not also the Note Registrar, it shall furnish, or cause the Note Registrar to furnish, no later than the fifth calendar day after each Record Date a list, if necessary, in such form as such Paying Agent may reasonably request, of the names and addresses of the Holders and of the certificate numbers of individual Notes held by each such Holder.

Whenever the Issuer shall have a Paying Agent with respect to the Notes other than the Trustee, it shall, on or before the Business Day next preceding each Payment Date and any Redemption Date, as the case may be, direct the Trustee to deposit on such Payment Date or Redemption Date, as the case may be, with such Paying Agent, if necessary, an aggregate sum sufficient to pay the amounts then becoming due (to the extent funds are then available for such purpose in the Payment Account), such sum to be held in trust for the benefit of the Persons entitled thereto and (unless such Paying Agent is the Trustee) the Issuer shall promptly notify the Trustee of its action or failure so to act. Any Cash deposited with a Paying Agent (other than the Trustee) in excess of an amount sufficient to pay the amounts then becoming due on the Notes with respect to which such deposit was made shall be paid over by such Paying Agent to the Trustee for application in accordance with Article 10.

The initial Paying Agent shall be as set forth in Section 7.2. Any additional or successor Paying Agents shall be appointed by Issuer Order with written notice thereof to the Trustee. The Issuer shall not appoint any Paying Agent that is not, at the time of such appointment, a depository institution or trust company subject to supervision and examination by Federal and/or State and/or national banking authorities. The Issuer shall cause each Paying Agent other than the Trustee to execute and deliver to the Trustee an instrument in which such Paying Agent shall agree with the Trustee and if the Trustee acts as Paying Agent, it hereby so agrees, subject to the provisions of this Section 7.3, that such Paying Agent will:

(a)	allocate all sums received for payment to the Holders of Notes for which it acts as Paying Agent on each Payment Date (including any Redemption Date) among such Holders in the proportion specified in the applicable Payment Date Report to the extent permitted by applicable law;

(b)	hold all sums held by it for the payment of amounts due with respect to the Notes in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided and pay such sums to such Persons as herein provided;

(c)	if such Paying Agent is not the Trustee, immediately resign as a Paying Agent and forthwith pay to the Trustee all sums held by it in trust for the payment of Notes if at any time it ceases to meet the standards set forth above required to be met by a Paying Agent at the time of its appointment;

(d)	if such Paying Agent is not the Trustee, immediately give the Trustee notice of any default by the Issuer (or any other obligor upon the Notes) in the making of any payment required to be made; and

(e)	if such Paying Agent is not the Trustee, during the continuance of any such default, upon the written request of the Trustee, forthwith pay to the Trustee all sums so held in trust by such Paying Agent.

The Issuer may at any time, for the purpose of obtaining the satisfaction and discharge of this Indenture or for any other purpose, pay, or by Issuer Order direct any Paying Agent to pay, to the Trustee all sums held in trust by the Issuer or such Paying Agent, such sums to be held by the Trustee upon the same trusts as those upon which such sums were held by the Issuer or such Paying Agent; and, upon such payment by any Paying Agent to the Trustee, such Paying Agent shall be released from all further liability with respect to such Cash.

Except as otherwise required by applicable law, any Cash deposited with the Trustee or any Paying Agent (with respect to Notes) in trust for any payment on any Note and remaining unclaimed for two years after such amount has become due and payable shall be paid to the Issuer on Issuer Order; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Issuer for payment of such amounts (but only to the extent of the amounts so paid to the Issuer) and all liability of the Trustee or such Paying Agent with respect to such trust Cash shall thereupon cease. The Trustee or such Paying Agent, before being required to make any such release of payment, may, but shall not be required to, adopt and employ, at the expense of the Issuer any reasonable means of notification of such release of payment, including, but not limited to, mailing notice of such release to Holders whose right to or interest in Cash due and payable but not claimed is determinable from the records of any Paying Agent, at the last address of record of each such Holder.

7.4	Existence of Issuer

(a)	The Issuer shall, to the maximum extent permitted by applicable law, maintain in full force and effect its existence and rights as a Delaware limited liability company, and shall obtain and preserve its qualification to do business as a foreign entity in each jurisdiction in which such qualifications are or shall be necessary to protect the validity and enforceability of this Indenture, the Notes, or any of the Collateral; provided that the Issuer shall be entitled to change its jurisdiction of organization from the State of Delaware to any other jurisdiction reasonably selected by the Issuer so long as (i) the Issuer has received an Opinion of Counsel (upon which the Trustee may conclusively rely) to the effect that such change is not disadvantageous in any material respect to the Holders, any other Secured Party, the Collateral Manager or the Liquidation Agent (ii) the Issuer has taken all necessary steps to ensure that the Trustee’s security interest in the Collateral continues in effect and has received an Opinion of Counsel similar to the Closing Date opinion given by counsel to the Issuer to the effect that, after giving effect to such change, the Trustee has a first priority perfected security interest in the Collateral and that the Issuer shall not be subject to any obligations for payment of Taxes that it would not have been subject to but for such change of jurisdiction, (iii) written notice of such change shall have been given to the Trustee by the Issuer, which notice shall be promptly forwarded by the Trustee to the Holders and the Collateral Manager, and (iv) on or prior to the 15th Business Day following receipt of such notice the Trustee shall not have received written notice from the Majority Holders objecting to such change.

(b)	The Issuer shall ensure that all limited liability company or other formalities regarding its existence (including, to the extent required by applicable law, holding regular members’, directors’ or other similar meetings) are followed. The Issuer shall not take any action or conduct its affairs in a manner, that is likely to result in its separate existence being ignored (other than for U.S. Federal income tax purposes) or in its assets and liabilities being substantively consolidated with any other Person in a bankruptcy, reorganization or other insolvency Proceeding. Without limiting the foregoing, (i) the Issuer shall not have any subsidiaries, (ii) the Issuer shall not (A) have any employees (other than directors or officers to the extent they are employees), (B) engage in any transaction with any Person that would constitute a conflict of interest (provided that its entering into and performance of its obligations under the Transaction Documents or any Underlying Instruments shall not be deemed to be a transaction that would constitute a conflict of interest) or (C) pay distributions to its equity owners other than in accordance with the terms of this Indenture and its Constitutive Documents and (iii) the Issuer shall (A) maintain books and records separate from any other Person, (B) maintain its accounts separate from those of any other Person, (C) not commingle its assets with those of any other Person, (D) conduct its own business in its own name, (E) maintain separate financial statements (if any), (F) pay its own liabilities out of its own funds, (G) except as expressly contemplated herein and in the Equity Contribution Agreement, maintain an arm’s length relationship with its Affiliates (provided that its relationship with its Affiliates pursuant to the Transaction Documents shall be deemed to be at arm’s length), (H) use separate stationery, invoices and checks, (I) hold itself out as a separate Person and (J) correct any known misunderstanding regarding its separate identity.

7.5	Protection of Collateral

(a)	The Issuer will take such action as is necessary to maintain the perfection and priority of the security interest of the Trustee in the Collateral; provided that the Issuer shall be entitled to rely on any Opinion of Counsel delivered pursuant to Section 7.4 or Section 7.6 and any Opinion of Counsel with respect to the same subject matter delivered pursuant to Section 3.1(d) to determine what actions are necessary, and shall be fully protected in so relying on such an Opinion of Counsel, unless the Issuer has actual knowledge that the procedures described in any such Opinion of Counsel are no longer adequate to maintain such perfection and priority. The Issuer shall from time to time execute and deliver all such supplements and amendments hereto and file or authorize the filing of all such Financing Statements, continuation statements, instruments of further assurance and other instruments, and shall take such other action as may be necessary or advisable or desirable to secure the rights and remedies of the Holders of the Notes and other Secured Parties hereunder and to:

(i)	Grant more effectively all or any portion of the Collateral;

(ii)	maintain, preserve and perfect any Grant made or to be made by this Indenture including, without limitation, the first priority nature of the Lien (subject to Permitted Liens) or carry out more effectively the purposes hereof;

(iii)	perfect, publish notice of or protect the validity of any Grant made or to be made by this Indenture (including any and all actions necessary or desirable as a result of changes in law or regulations);

(iv)	enforce any of the Collateral or other instruments or property included in the Collateral;

(v)	preserve and defend title to the Collateral and the rights therein of the Trustee and the Holders of the Notes and other Secured Parties in the Collateral against the claims of all Persons and parties; or

(vi)	pay or cause to be paid any and all taxes levied or assessed upon all or any part of the Collateral.

The Issuer hereby designates the Trustee as its agent and attorney in fact to prepare and file any Financing Statement, continuation statement and all other instruments, and take all other actions, required pursuant to this Section 7.5. Such designation shall not impose upon the Trustee, or release or diminish, the Issuer’s obligations under this Section 7.5. The Issuer further authorizes, and shall cause the Issuer’s United States counsel to file, a Financing Statement that names the Issuer as debtor and the Trustee as secured party and that describes “all personal property of the Debtor now owned or hereafter acquired”, or words of similar effect as the Collateral in which the Trustee has a Grant.

(b)	The Issuer shall enforce all of its material rights and remedies under each Transaction Document to which it is a party.

(c)	The Issuer shall provide copies of the Underlying Instruments in respect of any Portfolio Assets to the Trustee and the Liquidation Agent within a reasonable time (and in any event within five Business Days) upon request by the Liquidation Agent, and in the event the Issuer receives a copy of any document that supplements, amends or otherwise modifies any Underlying Instrument so provided to the Trustee and the Liquidation Agent, the Issuer shall provide a copy of each such document to the Trustee and the Liquidation Agent within five Business Days after receipt by the Issuer thereof.

(d)	[Reserved]

(e)	Within five Business Days of receipt by the Issuer of any written or formal request to take, agree to or consent to any amendment or any action with respect to any Portfolio Asset and at least four Business Days prior to the date of the proposed amendment or action (or, if such request is received within the four Business Day period, by the next Business Day), the Issuer (or the Collateral Manager on behalf of the Issuer) shall deliver, or cause the delivery of, a copy of such notice to the Liquidation Agent (which shall be a third party beneficiary for purposes of this notification right) and the Trustee. The Issuer shall deliver written notice to the Liquidation Agent providing evidence of any amendment or action within two business days after the amendment or action (such notice, a “Post-Restructuring Notice”).

(f)	(i) The Issuer shall be permitted to perform such actions as necessary to comply with its obligations under the Master Loan Purchase Agreement and (ii) to the extent the portion of any Portfolio Asset that is being transferred to the Issuer is evidenced by a promissory note for which the face amount exceeds the portion of such Portfolio Asset being transferred to the Issuer, the Issuer shall be permitted to cooperate with the Sole Member to obtain replacement promissory notes from the relevant Portfolio Asset Obligor in amounts reflecting the portion of the Portfolio Asset transferred to Issuer and the portion retained by Sole Member and the Issuer shall deliver or cause to be delivered such replacement promissory note reflecting the portion of the Portfolio Asset held by the Issuer to the Custodian in substitution of the promissory note delivered on the date thereof; provided that the Issuer will not enter into any amendment, modification or supplement of the Master Loan Purchase Agreement without obtaining the prior written consent of the Liquidation Agent and the Trustee (acting on the written direction of the Majority Holders) (other than an amendment to correct inconsistencies, typographical or other manifest errors, defects or ambiguities, a copy of each of which shall be furnished to the Liquidation Agent (which shall be a third party beneficiary for purposes of this notification right) and the Trustee within five Business Days after execution thereof).

(g)	Promptly upon obtaining knowledge that security interest granted by the Issuer to the Trustee pursuant to this Indenture in any Portfolio Asset ceases to be a valid first priority security interest, the Issuer shall notify UBS whether (1) such Portfolio Asset will be secured by such security interest or Lien in, to or on such specified collateral within a period of not more than five Business Days or (2) the Issuer will sell such Portfolio Asset pursuant to Section 12.1(b).

7.6	Opinions as to Security Interests

On any date (a) after April 1, 2022 but before April 28, 2022 and (b) after April 1, 2027 but before April 28, 2027, the Issuer shall furnish to the Trustee an Opinion of Counsel relating to (i) the security interest Granted by the Issuer to the Trustee, stating that, as of the date of such opinion, the lien and security interests created by this Indenture with respect to the Collateral remain in effect and that no further action (other than as specified in such opinion) needs to be taken to ensure the continued effectiveness of such lien over the next five years and (ii) the back-up security interest Granted by the Sole Member (or any Affiliate thereof) to the Issuer and Trustee, stating that, as of the date of such opinions, the lien and security interest created by the Master Loan Purchase Agreement with respect to the related Loans remain in effect and that no further action (other than as specified in such opinion) needs to be taken to ensure the continued effectiveness of such lien over the next five years.

7.7	Performance of Obligations

(a)	The Issuer shall not take any action that would release any Person from any of such Person’s covenants or obligations under any instrument included in the Collateral, except (i) in the case of enforcement action taken with respect to any Defaulted Obligation in conformity, to the extent applicable, with this Indenture, (ii) actions by the Collateral Manager under the Collateral Management Agreement and, to the extent applicable, in conformity with this Indenture or as otherwise required hereby (including consenting to any amendment or modification to the documents governing any Portfolio Asset) or (iii) actions by the Liquidation Agent pursuant to Section 12.1(c); provided, however, that the Issuer shall not be required to take any action following the release of any Portfolio Asset Obligor under any Portfolio Asset to the extent such release is completed pursuant to the Underlying Instruments related to such Portfolio Asset in accordance with their terms.

(b)	The Issuer may, with the prior written consent of each Holder (except in the case of the Collateral Management Agreement, the Liquidation Agent Appointment Letter and the Collateral Administration Agreement, in which case no consent shall be required), contract with other Persons, including the Collateral Manager, the Trustee and the Collateral Administrator for the performance of actions and obligations to be performed by the Issuer hereunder and under the Collateral Management Agreement or the Collateral Administration Agreement. Notwithstanding any such arrangement, the Issuer shall remain primarily liable with respect thereto. In the event of such contract, the performance of such actions and obligations by such Persons shall be deemed to be performance of such actions and obligations by the Issuer; and the Issuer will punctually perform, and use its best efforts to cause the Collateral Manager, the Trustee, the Collateral Administrator and such other Person to perform, all of their obligations and agreements contained in the Collateral Management Agreement, this Indenture, the Collateral Administration Agreement or any such other agreement.

7.8	Negative Covenants

(a)	The Issuer will not at any time from and after the Closing Date:

(i)	sell, transfer, exchange or otherwise dispose of, or pledge, mortgage, hypothecate or otherwise encumber (or permit such to occur or suffer such to exist), any part of the Collateral, except as expressly permitted by this Indenture or by the Collateral Management Agreement;

(ii)	claim any credit on, make any deduction from, or dispute the enforceability of payment of the principal or interest payable (or any other amount) in respect of the Notes (other than amounts withheld or deducted in accordance with the Code (or any applicable laws of any other applicable jurisdiction) or pursuant to an agreement with a Governmental Authority);

(iii)	incur or assume or guarantee any Indebtedness, other than the Notes, this Indenture and the transactions contemplated hereby;

(iv)	issue any additional class of securities (other than the Notes) or any additional equity interests including, without limitation, any additional shares;

(v)	as and to the extent the following are within the Issuer’s power and control, permit the validity or effectiveness of this Indenture or any Support Document or any Grant hereunder or thereunder to be impaired, or permit the Lien of this Indenture to be amended, hypothecated, subordinated, terminated or discharged, or permit any Person to be released from any covenants or obligations with respect to this Indenture or the Notes except as may be permitted hereby;

(vi)	except as permitted by this Indenture, take any action that would permit the Lien of this Indenture (subject only to Permitted Liens) not to constitute a valid first priority security interest in the Collateral;

(vii)	amend the Collateral Management Agreement (except pursuant to the terms thereof and Article 15 of this Indenture), the Issuer Account Control Agreement (except pursuant to the terms thereof) or the Equity Contribution Agreement (except pursuant to the terms thereof);

(viii)	dissolve or liquidate in whole or in part, except as permitted hereunder or required by applicable law;

(ix)	other than as otherwise expressly provided herein, pay any distributions other than in accordance with the Priority of Payments;

(x)	permit the formation of any subsidiaries;

(xi)	conduct business under any name other than its own;

(xii)	have any employees (other than directors or officers to the extent they are employees);

(xiii)	sell, transfer, exchange or otherwise dispose of Collateral, or enter into an agreement or commitment to do so or enter into or engage in any business with respect to any part of the Collateral, except as expressly permitted by this Indenture or the Collateral Management Agreement;

(xiv)	acquire or hold an interest in any property (including contractual rights in, to or under any agreement) other than (A) Portfolio Assets, (B) Eligible Investments, or (C) the Issuer’s right, title and interest in the Transaction Documents, unless otherwise expressly permitted by this Indenture;

(xv)	enter into or become party to any swap agreement or hedging transaction; or

(xvi)	apply cash proceeds of the issuance of Notes for any purpose other than as described in Section 3.3.

(b)	The Issuer will not be party to any agreements without including customary “non-petition” and “limited recourse” provisions therein (and shall not amend or eliminate such provisions in any agreement to which it is party), except for (i) any agreements related to the purchase and sale of any Portfolio Assets or Eligible Investments which contain customary purchase or sale terms or which are documented using customary loan trading documentation and (ii) any Underlying Instruments.

(c)	The Issuer may not acquire any of the Notes (including any Notes surrendered or abandoned).

(d)	The Issuer shall not hold Cash in any accounts other than the Accounts and shall not permit any Interest Collections or Principal Collections to be paid into any account except the Collection Account. In the event that any Interest Collections or Principal Collections are paid to any account other than the Collection Account, the Issuer shall procure that such funds are promptly transferred to the Collection Account.

(e)	The Issuer shall not, without the prior written consent of the Majority Holders and UBS, accept any capital contribution from any Person, other than a capital contribution that is expressly required to be made by the Sole Member in accordance with Section 2 or 3 of the Equity Contribution Agreement. The Issuer shall instruct the Trustee to promptly return to the relevant Person any such capital contribution received from any such Person that is not made in accordance with Section 2 or 3 of the Equity Contribution Agreement. For the avoidance of doubt, the foregoing shall be without prejudice to the right of the Issuer to receive and credit to the relevant account in accordance with Section 10 hereof any Interest Collections or Principal Collections received in respect of Portfolio Assets.

7.9	Statement as to Compliance

At the request of the Trustee (at the direction of the Majority Holders), on or before March 1 in each calendar year commencing 2018, or immediately if there has been a Default under this Indenture of which an Authorized Representative of the Issuer is aware, the Issuer shall deliver to the Trustee (to be forwarded by the Trustee to the Collateral Manager and each Holder making a written request therefor) a certificate of the Issuer that, having made reasonable inquiries of the Collateral Manager, and to the best of the knowledge, information and belief of the Issuer, there did not exist, as at a date not more than five days prior to the date of the certificate, nor had there existed at any time prior thereto since the date of the last certificate (if any), any Default hereunder or, if such Default did then exist or had existed, specifying the same and the nature and status thereof, including actions undertaken to remedy the same, and that the Issuer has complied with all of its obligations under this Indenture or, if such is not the case, specifying those obligations with which it has not complied.

7.10	Issuer May Not Consolidate Except on Certain Terms

The Issuer will not consolidate or merge with or into any other Person, or transfer or convey all or substantially all of the assets of the Issuer to another Person, in each case without the prior consent of each Holder.

7.11	Successor Substituted

Upon any consolidation or merger, or transfer or conveyance of all or substantially all of the assets of the Issuer, in accordance with Section 7.10 in which the Issuer is not the surviving corporation, the successor entity shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under this Indenture with the same effect as if such Person had been named as the Issuer herein. In the event of any such consolidation, merger, transfer or conveyance, the Person named as the “Issuer” in the first paragraph of this Indenture or any successor which shall theretofore have become such in the manner prescribed in this Article 7 may be dissolved, wound up and liquidated at any time thereafter, and such Person thereafter shall be released from its liabilities as obligor and maker on all the Notes and from its obligations under this Indenture.

7.12	No Other Business

The Issuer shall not have any employees (other than directors or officers to the extent they are employees) and shall not engage in any business or activity other than issuing, paying and redeeming the Notes issued pursuant to this Indenture, acquiring, holding, selling, exchanging, redeeming and pledging, solely for its own account, Portfolio Assets, Eligible Investments and other Collateral permitted by this Indenture, and other activities incidental thereto, including entering into, and performing its obligations under, the Transaction Documents and Underlying Instruments to which it is a party and other documents contemplated thereby and/or incidental thereto. The Issuer shall not hold itself out as originating loans, lending funds or securities, making a market in loans or other assets or selling loans or other assets to customers or as willing to enter into, assume, offset, assign or otherwise terminate positions in derivative financial instruments with customers. The Issuer shall not solicit the amendment of its Constitutive Documents without prior written consent of the Trustee, the Liquidation Agent and each Holder (unless such amendment could not reasonably be expected to materially adversely affect any of the Issuer, the Holders, the Collateral, the Liquidation Agent or the interests of the Trustee and Issuer therein). The Issuer shall provide the Trustee and the Liquidation Agent with a true and complete copy of its Constitutive Documents and any amendments thereto within a reasonable time after request thereof by the Liquidation Agent.

7.13	Acquisition of Assets

Other than (i) as expressly required or permitted by the Equity Contribution Agreement, (ii) Eligible Investments expressly permitted hereunder and (iii) payments or other distributions on or with respect to Portfolio Assets or such Eligible Investments, the Issuer shall not acquire any asset unless such asset is a Portfolio Asset and (a) such Portfolio Asset, and the acquisition thereof, complies with the requirements of Section 12.2 and (b) the purchase of such Portfolio Asset is financed with (x) proceeds of the issuance of the Notes on the Closing Date or the funding of the Subsequent Advance on the Delayed Draw Funding Date, (y) Principal Collections, including any proceeds thereof or income therefrom or (z) a combination of (x) and (y).

7.14	Reporting

At any time when the Issuer is not subject to Section 13 or 15(d) of the Exchange Act and is not exempt from reporting pursuant to Rule 12g3-2(b) under the Exchange Act, upon the request of a Holder or beneficial owner of a Note, the Issuer shall promptly furnish or cause to be furnished Rule 144A Information to such Holder or beneficial owner, to a prospective purchaser of such Note designated by such Holder or beneficial owner, or to the Trustee for delivery to such Holder or beneficial owner or a prospective purchaser designated by such Holder or beneficial owner, as the case may be, in order to permit compliance by such Holder or beneficial owner with Rule 144A under the Securities Act in connection with the resale of such Note. “Rule 144A Information” shall be such information as is specified pursuant to Rule 144A(d)(4) under the Securities Act.

7.15	Certain Tax Matters

(a)	The Issuer shall cause itself to be, as of the Closing Date and for as long as any Notes are outstanding, directly or indirectly, an entity disregarded from a U.S. organized entity taxable as a corporation (“Tax Owner”) for U.S. federal tax purposes, and shall not take any action that would result in the Issuer being classified as a partnership or as an association taxable as a corporation for U.S. Federal tax purposes.

The Issuer further represents that its Tax Owner has timely filed all material Tax returns and reports required to be filed with any governmental authority, and has paid all material Taxes, assessments, fees and other governmental charges levied or imposed by any governmental authority upon it or its properties, income or assets otherwise due and payable, except those that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. The Issuer also covenants that its Tax Owner will pay all material taxes imposed upon such Tax Owner or any of such Tax Owner’s properties or assets or in respect of any of its income, businesses or franchises, or for which it otherwise is liable, before any penalty or fine accrues thereon, and all material claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, that no such tax or claim need be paid to the extent (i) either the amount thereof is immaterial or the amount or validity thereof is currently being contested in good faith by appropriate proceedings, (ii) adequate reserves in conformity with GAAP with respect thereto have been made or provided therefor and (iii) such proceedings could not reasonably be expected to result in the sale, forfeiture or loss of any material portion of the Issuer’s assets or any interest therein.

(b)	The Issuer shall undertake all reasonable steps to the extent necessary to secure FATCA Compliance to the extent applicable.

(c)	The Issuer shall file, or cause to be filed, any tax returns, including information tax returns, required by any Governmental Authority.

(d)	Notwithstanding anything herein to the contrary, the Collateral Manager, the Issuer, the Trustee, the Collateral Administrator, the Liquidation Agent, the Holders and beneficial owners of the Notes and each employee, representative or other agent of those Persons, may disclose to any and all Persons, without limitation of any kind, the U.S. federal, state and local tax treatment and tax structure of the transactions contemplated by this Indenture and all materials of any kind, including opinions or other tax analyses, that are provided to those Persons. This authorization to disclose the U.S. federal, state and local tax treatment and tax structure does not permit disclosure of the names of or other information identifying the Collateral Manager, the Issuer, the Trustee, the Collateral Administrator, the Liquidation Agent, the Holders or any other party to the transactions contemplated by this Indenture, the issuance and sale of the Notes or the pricing (except to the extent such information is relevant to U.S. federal, state and local tax structure or tax treatment of such transactions).

(e)	The Issuer shall not be obligated to pay any additional amounts to Holders or beneficial owners of Notes as a result of any deduction or withholding for or on account of any present or future taxes, duties, assessments or governmental charges in respect of the Notes or any Portfolio Asset.

(f)	The Issuer and the Trustee, by entering into this Indenture, and each Holder and beneficial owner of a Class A Note, by acceptance of its Class A Note or beneficial interest therein, shall be deemed to agree to treat the Class A Notes as equity interests in the Issuer for U.S. federal and applicable state and local tax purposes.

7.16	Restricted Transactions

In accordance with the U.S. Unlawful Internet Gambling Act (the Gambling Act), the Issuer may not use the Accounts or other facilities of the Bank in the United States to process “restricted transactions” as such term is defined in U.S. 31 CFR Section 132.2(y).

7.17	[Reserved]

7.18	Compliance with Laws

The Issuer will comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

8.	Supplemental Indentures

8.1	Supplemental Indentures Without Consent of Holders of Notes

Without the consent of any Holders (except any consent required by clause (c) or (f) below and except for the consent of any Holders that would be materially and adversely affected by such supplemental indenture), but only with the prior written consent of the Collateral Manager, the Issuer, the Liquidation Agent and the Trustee, at any time and from time to time may, with an Opinion of Counsel (which may be based on an Officer’s certificate as to factual matters provided by the Issuer or the Collateral Manager on behalf of the Issuer) being provided to the Issuer and the Trustee (except in the case of clause (c) or (f) below for which no such Opinion of Counsel shall be required if the consent of each Holder has been obtained as required thereunder), and a certificate described in Section 8.3(b), enter into one or more indentures supplemental hereto, in form reasonably satisfactory to the Trustee, for any of the following purposes:

(a)	to evidence the succession of another Person to the Issuer and the assumption by any such successor Person of the covenants of the Issuer herein and in the Notes;

(b)	to add to the covenants of the Issuer or the Trustee for the benefit of the Secured Parties;

(c)	to convey, transfer, assign, mortgage or pledge any property to or with the Trustee or add to the conditions, limitations or restrictions on the authorized amount, terms and purposes of the issue, authentication and delivery of the Notes, provided that, if the Holders would be materially and adversely affected by such supplemental indenture entered into pursuant to this clause (c), the consent to such supplemental indenture has been obtained from each Holder;

(d)	to evidence and provide for the acceptance of appointment hereunder by a successor Trustee and to add to or change any of the provisions of this Indenture as shall be necessary to facilitate the administration of the trusts hereunder by more than one Trustee, pursuant to the requirements of Sections 6.9, 6.10 and 6.12 hereof;

(e)	to correct or amplify the description of any property at any time subject to the Lien of this Indenture, or to better assure, convey and confirm unto the Trustee any property subject or required to be subjected to the Lien of this Indenture (including, without limitation, any and all actions necessary or desirable as a result of changes in law or regulations, whether pursuant to Section 7.5 or otherwise) or to subject to the Lien of this Indenture any additional property;

(f)	to modify the restrictions on and procedures for resales and other transfers of Notes to reflect any changes in ERISA or other applicable law or regulation (or the interpretation thereof) or to enable the Issuer to rely upon any exemption from registration under the Securities Act or the Investment Company Act or to remove restrictions on resale and transfer to the extent not required thereunder, provided that, if the Holders would be materially and adversely affected by such supplemental indenture entered into pursuant to this clause (f), the consent to such supplemental indenture has been obtained from each Holder;

(g)	otherwise to correct any inconsistency or cure any ambiguity, omission or manifest errors in this Indenture;

(h)	to take any action necessary or advisable to prevent the Issuer or the Trustee from becoming subject to (or necessary or advisable to reduce) withholding or other taxes, fees or assessments, including by achieving FATCA Compliance or to prevent the Issuer from being subject to U.S. federal, state or local income tax on a net income basis;

(i)	to change the name of the Issuer in connection with the change in name or identity of the Collateral Manager or as otherwise required pursuant to a contractual obligation or to avoid the use of a trade name or trademark in respect of which the Issuer does not have a license;

(j)	to amend, modify or otherwise accommodate changes to this Indenture to comply with: (A) any rule or regulation enacted by regulatory agencies of the United States federal government after the Closing Date; or (B) any rule or regulation enacted by regulatory agencies of the United States federal government before the Closing Date if the interpretation or enforcement thereof has been affected by any amendment, supplement, guidance, directive or interpretative statement issued by any such regulatory agency after the Closing Date; that in each case are applicable to the Notes or the transactions contemplated by this Indenture;

(k)	to make any modification or amendment determined by the Issuer or the Collateral Manager (in consultation with legal counsel of national reputation experienced in such matters) as necessary or advisable (A) for any Notes to not be considered an “ownership interest” as defined for purposes of the Volcker Rule or (B) for the Issuer to not otherwise be considered a “covered fund” as defined for purposes of the Volcker Rule, in each case so long (1) as any such modification or amendment would not have a material adverse effect on any Notes, as evidenced by an Opinion of Counsel (which may be supported as to factual (including financial and capital markets) matters by any relevant certificates and other documents necessary or advisable in the judgment of the counsel delivering the opinion), and (2) such modification or amendment is approved in writing by a supermajority (66 2/3% based on the aggregate principal amount of Notes held by the Section 13 Banking Entities) of the Section 13 Banking Entities (voting as a single class); or

(l)	to take any action necessary or advisable to implement the Bankruptcy Subordination Agreement; or (A) issue new certificates or divide a Bankruptcy Subordinated Class into one or more sub-classes, in each case with new identifiers (including CUSIPs); provided that any certificate or sub-class of a Bankruptcy Subordinated Class issued pursuant to this clause will be issued on identical terms (other than with respect to payment rights being modified pursuant to the Bankruptcy Subordination Agreement) with the existing Notes of such Bankruptcy Subordinated Class and (B) provide for procedures under which beneficial owners of Notes of such Bankruptcy Subordinated Class that are subject to the Bankruptcy Subordination Agreement will receive an interest in such new certificate or sub-class.

8.2	Supplemental Indentures With Consent of Holders of Notes

The Trustee and the Issuer shall not execute any indenture supplemental hereto to add any provisions to, or change in any manner or eliminate any of the provisions of, this Indenture or modify in any manner the rights of the Holders under this Indenture without the written consent of each Holder, the Liquidation Agent and the Collateral Manager, except in each case as otherwise permitted under Section 8.1.

8.3	Execution of Supplemental Indentures

(a)	The Trustee shall join in the execution of any such supplemental indenture and to make any further appropriate agreements and stipulations which may be therein contained, but the Trustee shall not be obligated to enter into any such supplemental indenture which affects the Trustee’s own rights, duties, liabilities or immunities under this Indenture or otherwise, except to the extent required by law.

(b)	With respect to any supplemental indenture permitted by Article 8, the Trustee and the Issuer shall be entitled to receive and conclusively rely upon (A) an Opinion of Counsel (stating that the supplemental indenture is authorized or permitted by the Indenture and all conditions precedent have been satisfied) as to matters of law (which do not include whether or not the Holders would be materially and adversely affected by a supplemental indenture), which may be supported as to factual (including financial and capital markets) matters by any relevant certificates and other documents necessary or advisable in the judgment of counsel delivering such Opinion of Counsel), and (B) with respect to matters of fact (including whether or not the Holders would be materially and adversely affected by a supplemental indenture), a certificate of the Issuer, the Collateral Manager, any investment banking firm or other Independent expert familiar with the market for the Notes pursuant to Section 8.4; provided that, for any supplemental indenture (other than any supplemental indenture entered into pursuant to sub-clauses (c) and (f) of Section 8.1 for which the consent of the Holders of the Notes would not otherwise be required except as expressly set forth in such clauses) if Holders of Notes representing at least 50% of the Aggregate Outstanding Amount of the Notes have provided notice to the Trustee at least one Business Day prior to the execution of such supplemental indenture that the Holders would be materially and adversely affected thereby, the Trustee shall not be entitled so to rely upon a certificate of the Issuer, the Collateral Manager, any investment banking firm or other Independent expert as to whether or not the Holders would be materially and adversely affected by such supplemental indenture and the Trustee shall not enter into such supplemental indenture without the prior written consent of each Holder. Such determination shall be conclusive and binding on all present and future Holders. In executing or accepting the additional trusts created by any supplemental indenture permitted by this Article 8 or the modifications thereby of the trusts created by this Indenture, the Trustee and the Issuer shall be entitled to receive, and (subject to Sections 6.1 and 6.3) shall be fully protected in relying upon, an Opinion of Counsel delivered pursuant to this paragraph. Neither the Trustee nor the Issuer shall be liable for any reliance made in good faith upon such an Opinion of Counsel or a certificate of the Issuer, the Collateral Manager, any investment banking firm or other Independent expert pursuant to Section 8.4.

(c)	At the cost of the Issuer, for so long as any Notes shall remain Outstanding, not later than fifteen Business Days prior to the execution of any proposed supplemental indenture pursuant to Section 8.1, the Trustee shall deliver to the Collateral Manager, the Collateral Administrator and the Holders a notice attaching a copy of such supplemental indenture and indicating the proposed date of execution of such supplemental indenture. Following such delivery by the Trustee, if any changes are made to such supplemental indenture other than to correct typographical errors or to adjust formatting, then at the cost of the Issuer, for so long as any Notes shall remain Outstanding, not later than five Business Days prior to the execution of such proposed supplemental indenture (provided that the execution of such proposed supplemental indenture shall not in any case occur earlier than the date fifteen Business Days after the initial distribution of such proposed supplemental indenture pursuant to the first sentence of this Section 8.3(c)), the Trustee shall deliver to the Collateral Manager, the Collateral Administrator and the Holders a copy of such supplemental indenture as revised, indicating the changes that were made. At the cost of the Issuer, the Trustee shall provide to the Holders a copy of the executed supplemental indenture after its execution. Any failure of the Trustee to publish or deliver such copy of the executed supplemental indenture shall not in any way impair or affect the validity of any such supplemental indenture.

(d)	It shall not be necessary for any consent or Act of any Holders of Notes to approve the particular form of any proposed supplemental indenture, but it shall be sufficient, if the consent of any such Holders to such proposed supplemental indenture is required, that such Act or consent shall approve the substance thereof.

(e)	The Issuer agrees that it will not permit to become effective any supplement or modification to this Indenture which would (i) increase the duties or liabilities of, reduce or eliminate any right or privilege of (including as a result of an effect on the amount or priority of any fees or other amounts payable to the Collateral Manager), or adversely change the economic consequences to, the Collateral Manager, (ii) modify the restrictions on the Sales of Portfolio Assets or (iii) expand or restrict the Collateral Manager’s discretion, and the Collateral Manager shall not be bound thereby, in each case, unless the Collateral Manager shall have consented in advance thereto in writing.

8.4	Determination of Effect on Holders

(a)	Unless notified prior to the execution of a supplemental indenture by Holders of Notes representing at least 50% of the Aggregate Outstanding Amount of the Notes that the Holders of the Notes would be materially and adversely affected as set forth in Section 8.3(b), the determination of whether any Holder is materially adversely affected by any proposed supplemental indenture under this Article 8 shall be made based on a certificate of any of the Issuer, the Collateral Manager, any investment banking firm or other Independent expert familiar with the market for the Notes as to the economic effect of the proposed supplemental indenture. Such determination shall be conclusive and binding on all present and future Holders.

(b)	The Trustee is hereby authorized to join in the execution of any such supplemental indenture and to make any further appropriate agreements and stipulations which may be therein contained, but the Trustee shall not be obligated to enter into any such supplemental indenture which affects the Trustee’s (or, for so long as the Bank is also the Collateral Administrator, the Collateral Administrator’s) own rights, duties, liabilities or immunities under this Indenture or otherwise, except to the extent required by law.

(c)	The Trustee shall not be liable for any such determination made in good faith and in reliance upon any certificate referred to in Section 8.4(a), if applicable, and an Opinion of Counsel delivered to the Trustee as described in Section 8.3.

8.5	Effect of Supplemental Indentures

Upon the execution of any supplemental indenture under this Article 8, this Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of this Indenture for all purposes; and every Holder of Notes theretofore and thereafter authenticated and delivered hereunder shall be bound thereby.

8.6	Reference in Notes to Supplemental Indentures

Notes authenticated and delivered, including as part of a transfer, exchange or replacement pursuant to Article 2 of Notes originally issued hereunder, after the execution of any supplemental indenture pursuant to this Article 8 may, and if required by the Issuer shall, bear a notice as to any matter provided for in such supplemental indenture. If the Issuer shall so determine, new Notes, so modified as to conform in the opinion of the Issuer to any such supplemental indenture, may be prepared and executed by the Issuer and, upon Issuer Order, authenticated and delivered by the Trustee in exchange for Outstanding Notes.

9.	Redemption of Notes

9.1	Optional Redemption

(a)	Except as provided in this Section 9.1, Section 9.2 or Section 11.1, the Notes shall not be prepaid prior to their Stated Maturity.

(b)	The Issuer (at the direction of the Collateral Manager), not more frequently than (1) prior to the two-year anniversary of the Closing Date, five (5) times in any calendar year and (2) on or after the two-year anniversary of the Closing Date, once in any calendar month, may optionally redeem the Notes in whole or in part pursuant to this Section 9.1 on any Redemption Date subject to the following conditions:

(i)	any such prepayment of the Notes on any Redemption Date shall be in an Aggregate Outstanding Amount determined by the Collateral Manager on behalf of the Issuer that is no less than the lesser of (x) $25,000,000 and (y) the Aggregate Outstanding Amount of the Notes at such time;

(ii)	such prepayment shall be paid from Principal Collections standing to the credit of the Collection Account;

(iii)	such prepayment shall be paid to Holders ratably (such that each Holder shall receive an amount equal to the aggregate Redemption Price for the Aggregate Outstanding Amount of the Notes being so redeemed multiplied by a percentage equal to (x) the Aggregate Outstanding Amount of the Notes held by such Holder on the related Record Date divided by (y) the Aggregate Outstanding Amount of the Notes on the related Record Date); provided that if requested by the Collateral Manager the Holders of 100% of the Aggregate Outstanding Amount of the Notes may elect to receive less than 100% of the Redemption Price that would otherwise be payable to the Holders of the Notes;

(iv)	such prepayment shall result in the payment in full of all Priority Administrative Expenses that are unpaid as of such Redemption Date;

(v)	in the case of any Optional Redemption, no Event of Default has occurred and is continuing at the time of such Optional Redemption; and

(vi)	the Issuer, or the Collateral Manager on its behalf, shall have provided an Officer’s certificate to the Trustee confirming that the foregoing conditions are satisfied.

(c)	In the event of any redemption pursuant to this Section 9.1, the Collateral Manager on behalf of the Issuer shall, at least five Business Days prior to the Redemption Date (or such shorter time as agreed to by the Trustee), notify the Trustee and the Liquidation Agent in writing of such Redemption Date, the applicable Record Date, the principal amount of Notes to be redeemed on such Redemption Date and the Redemption Price.

9.2	Tax Redemption

(a)	The Notes shall be redeemed in whole but not in part (any such redemption, a Tax Redemption) at the written direction (delivered to the Trustee, the Issuer and the Collateral Manager no later than ten Business Days prior to the Redemption Date, or such shorter time as agreed to by the Trustee) of the Majority Holders following the occurrence and continuation of a Tax Event if such Tax Event would result in the Issuer having a net tax liability (without regard to any amounts required to be withheld in respect of payments made to any Holder) in an aggregate amount in any Monthly Period in excess of $1,000,000; provided that if requested by the Collateral Manager the Holders of 100% of the Aggregate Outstanding Amount of the Notes may elect to receive less than 100% of the Redemption Price that would otherwise be payable to the Holders of the Notes.

(b)	Upon its receipt of such written direction directing a Tax Redemption, the Trustee shall notify the Collateral Manager and the Holders thereof pursuant to Section 9.3.

9.3	Redemption Procedures

(a)	In the event of any redemption pursuant to Section 9.1 or 9.2, a notice of redemption shall be provided not later than five Business Days prior to the applicable Redemption Date, to each Holder of Notes, at such Holder’s address in the Note Register. Notes called for redemption in whole must be surrendered at the office of any Paying Agent.

(b)	All notices of redemption delivered pursuant to Section 9.3(a) shall state:

(i)	whether such redemption is (A) an Optional Redemption or (B) a Tax Redemption;

(ii)	the applicable Redemption Date;

(iii)	the expected Redemption Prices of the Notes to be redeemed and the amount of any accrued interest on such Notes that will be paid in accordance with the Priority of Payments on the applicable Redemption Date;

(iv)	that all (or the applicable portion) of the Notes to be redeemed are to be redeemed in full and that interest on such Notes (or the applicable portion thereof) shall cease to accrue on the Payment Date specified in the notice; and

(v)	in the case of an Optional Redemption or Tax Redemption, in each case, in whole of the Notes, the place or places where Notes are to be surrendered for payment of the Redemption Price, which shall be the office or agency of the Issuer to be maintained as provided in Section 7.2.

The Issuer (at the direction of the Collateral Manager) may withdraw any such notice of redemption delivered pursuant to Section 9.3 on any day up to and including the first Business Day immediately preceding the applicable Payment Date. Any withdrawal of such notice of an Optional Redemption will be made by written notice to the Trustee and the Liquidation Agent. If the Issuer so withdraws or is deemed to withdraw any notice of an Optional Redemption, the proceeds received from the Sale of any Portfolio Assets and other Collateral sold in contemplation of such redemption may, at the Collateral Manager’s sole discretion, be reinvested in accordance with Section 12.2 (to the extent reinvestment is permissible in accordance with the provisions thereof). If any notice of Optional Redemption is neither withdrawn nor deemed to have been withdrawn and the proceeds of any Sale of the Portfolio Assets are not sufficient to pay the Redemption Price of the Notes (or the applicable portion thereof that would otherwise have been redeemed), including as a result of the failure of any Sale of all or any portion of the Portfolio Assets to settle on the Business Day immediately preceding the applicable Redemption Date, (I) the Notes (or the applicable portion thereof that would otherwise have been redeemed) will be due and payable on such Redemption Date and (II) all available proceeds from the Sale of the Portfolio Assets (net of any expenses incurred in connection with such Sale) will be distributed in accordance with the Priority of Payments and the Aggregate Outstanding Amount of the Notes shall be reduced by the amount of such distribution.

Notice of redemption pursuant to Section 9.3(a) shall be given by the Issuer or, upon an Issuer Order, by the Trustee in the name and at the expense of the Issuer. Failure to give notice of redemption, or any defect therein, to any Holder of any Note selected for redemption shall not impair or affect the validity of the redemption of any other Notes.

(c)	Notwithstanding anything to the contrary in Article 8, with respect to any redemption (or proposed redemption) of Notes hereunder, the provisions of this Article 9 may be waived or modified with the written consent of the Issuer and the Liquidation Agent. The Trustee shall be fully protected by relying solely on any such written consent (without the need to obtain an opinion of counsel described in Article 8).

9.4	Notes Payable on Redemption Date

(a)	Notice of redemption pursuant to Section 9.3 having been given as aforesaid, the Notes (or the applicable portion thereof) to be redeemed shall, on the Redemption Date, subject to Section 9.3(c) and the Issuer’ right to withdraw any notice of redemption pursuant to Section 9.3(b), become due and payable at the Redemption Prices therein specified, and from and after the Redemption Date (unless the Issuer shall default in the payment of the Redemption Prices and accrued interest) all such Notes (or the applicable portion thereof) being so redeemed shall cease to bear interest on the Redemption Date. Upon final payment on a Note to be so redeemed in whole and not in part, the Holder shall present and surrender such Note at the place specified in the notice of redemption on or prior to such Redemption Date; provided that in the absence of notice to the Issuer or the Trustee that the applicable Note has been acquired by a Protected Purchaser, such final payment shall be made without such presentation or surrender, if the Trustee and the Issuer shall have been furnished such security or indemnity as may be required by them to save each of them harmless and an undertaking thereafter to surrender such Note. Payments of interest on Notes so to be redeemed which are payable on the Redemption Date shall be payable pursuant to Section 11.1(a) to the Holders of such Notes, or one or more predecessor Notes, registered as such at the close of business on the relevant Record Date according to the terms and provisions of Section 2.5(e).

(b)	If any Note called for redemption in full shall not be paid upon surrender thereof for redemption, the Holder thereof shall continue to have the right to receive its ratable share of all Interest Collections and Principal Collections payable to Holders pursuant to Section 11.1(a) and 11.1(b); provided that the reason for such non-payment is not the fault of the relevant Holder.

10.	Accounts, Accountings and Releases

10.1	Collection of Cash

Except as otherwise expressly provided herein, the Trustee may demand payment or delivery of, and shall receive and collect, directly and without intervention or assistance of any fiscal agent or other intermediary, all Cash and other property payable to or receivable by the Trustee pursuant to this Indenture, including all payments due on the Collateral, in accordance with the terms and conditions of such Collateral. The Trustee shall segregate and hold all such Cash and property received by it in trust for the Holders of the Notes and shall apply it as provided in this Indenture. Each Account shall be established and maintained with (a) a Federal or state-chartered depository institution rated (1) at least “A-1” by S&P (or at least “A+” by S&P if such institution has no short-term rating) and if such institution’s rating falls below “A-1” by S&P (or below “A+” by S&P if such institution has no short-term rating), the assets held in such Account shall be moved within 60 calendar days to another institution that is rated at least “A-1” by S&P (or at least “A+” by S&P if such institution has no short-term rating) and (2) at least “P-1” by Moody’s (or at least “A1” by Moody’s if such institution has no short-term rating) and if such institution’s rating falls below “P-1” by Moody’s (or below “A1” by Moody’s if such institution has no short-term rating), the assets held in such Account shall be moved within 60 calendar days to another institution that is rated at least “P-1” by Moody’s (or at least “A1” by Moody’s if such institution has no short-term rating) or (b) in segregated securities accounts with the corporate trust department of a Federal or state-chartered deposit institution subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulation Section 9.10(b). Such institution shall have a combined capital and surplus of at least $200,000,000. All Cash deposited in the Accounts shall be invested only in Eligible Investments or Portfolio Assets in accordance with the terms of this Indenture. To avoid the consolidation of the Collateral of the Issuer with the general assets of the Bank under any circumstances, the Trustee shall comply, and shall cause the Custodian to comply, in respect of the Collateral, with all law applicable to it as a national bank with trust powers holding segregated trust assets in a fiduciary capacity; provided that the foregoing shall not be construed to prevent the Trustee or Custodian from investing the Collateral of the Issuer in Eligible Investments described in clause (ii) of the definition thereof that are obligations of the Bank.

10.2	Collection Account

(a)	In accordance with this Indenture and the Issuer Account Control Agreement, the Trustee shall, prior to the Closing Date, cause to be established by the Custodian three segregated securities accounts, one of which will be designated the “Interest Collection Subaccount”, one of which will be designated the “Principal Collection Subaccount” and one of which shall be designated the “Sold PI Loan Collection Subaccount”) (and which together will comprise the Collection Account), each in the name of the Issuer, each of which (other than the Sold PI Loan Collection Subaccount) subject to the security interest of U.S. Bank National Association, as Trustee, for the benefit of the Secured Parties and each of which shall be maintained with the Custodian and in the case of the Collection Account (other than the Sold PI Collection Subaccount) in accordance with the Issuer Account Control Agreement. The Trustee shall from time to time deposit into the Interest Collection Subaccount, in addition to the deposits required pursuant to Section 10.4(a), immediately upon receipt thereof, (i) all proceeds received from the disposition of any Collateral to the extent such proceeds constitute “Interest Collections” and (ii) all other Interest Collections (unless simultaneously reinvested in Eligible Investments). The Issuer (or the Collateral Manager on its behalf) shall promptly identify in writing to the Trustee the identity of any Loan which becomes a Sold Participation Interest Loan and the MPA Counterparty in respect thereof, and the Trustee shall be entitled to receive and rely upon any directions requested from the Collateral Manager regarding the designation of the Sold PI Loan Collections thereon. The Trustee shall deposit immediately upon receipt thereof all Sold PI Loan Collections remitted to the Collection Account into the Sold PI Loan Collection Subaccount. The Trustee shall deposit immediately upon receipt thereof all other amounts (other than those referred to in the forgoing three sentences) remitted to the Collection Account into the Principal Collection Subaccount, including in addition to the deposits required pursuant to Section 10.4(a), all Principal Collections (unless simultaneously reinvested in additional Portfolio Assets in accordance with Section 10.2(c) and Article 12 or in Eligible Investments), all cash proceeds of issuance of the Notes and all amounts contributed in the form of Cash by the Sole Member pursuant to Section 3 of the Equity Contribution Agreement which are required pursuant to the terms thereof to be deposited in the Principal Collection Subaccount. All Cash deposited from time to time in the Collection Account pursuant to this Indenture shall be held by the Trustee as part of the Collateral and shall be applied to the purposes herein provided or to make withdrawals from the Principal Collections Subaccount for deposit in the Portfolio Gains Account as required pursuant to Section 3 of the Equity Contribution Agreement. Subject to Section 10.2(c), amounts in the Collection Account (other than the Sold PI Loan Collection Subaccount) shall be reinvested pursuant to Section 10.4(a). Amounts in the Sold PI Loan Collection Subaccount shall remain uninvested.

(b)	The Trustee, within one Business Day after receipt of any distribution or other proceeds in respect of the Collateral which are not Cash, shall so notify the Issuer and the Liquidation Agent, and the Issuer shall use its commercially reasonable efforts to, within five Business Days after receipt of such notice from the Trustee (or as soon as practicable thereafter), sell such distribution or other proceeds for Cash in an arm’s length transaction and deposit the proceeds thereof in the Collection Account; provided that the Issuer need not be required to sell such distributions or other proceeds if it delivers an Issuer Order or an Officer’s certificate to the Trustee and the Liquidation Agent certifying that such distributions or other proceeds constitute (i) Portfolio Assets that would have satisfied the requirements of Section 12.2 on the date of receipt thereof had they been acquired directly by the Issuer or (ii) Eligible Investments.

(c)	The Collateral Manager on behalf of the Issuer may by Issuer Order direct the Trustee to, and upon receipt of such Issuer Order the Trustee shall, withdraw funds on deposit in the Principal Collection Subaccount representing Principal Collections (together with Interest Collections but only to the extent used to pay for accrued interest or capitalized interest on an additional Portfolio Asset) and reinvest such funds in additional Portfolio Assets or exercise a warrant held in the Collateral, in each case in accordance with the requirements of Article 12 and such Issuer Order.

(d)	At any time, the Collateral Manager on behalf of the Issuer shall by Issuer Order direct the Trustee to, and upon receipt of such Issuer Order the Trustee shall, withdraw funds on deposit in the Principal Collection Subaccount representing Principal Collections and deposit such funds in the Delayed-Draw/Committed Proceeds/Revolver Account to the extent necessary for the Issuer to comply with funding requirements on Delayed-Draw Loans, Committed Proceeds Assets and Revolver Loans.

(e)	The Collateral Manager, with the consent of the Liquidation Agent, on behalf of the Issuer may by Issuer Order direct the Trustee to, and upon receipt of such Issuer Order the Trustee shall, pay from amounts on deposit in the Principal Collection Subaccount on any Business Day during any Monthly Period any amount required to exercise a warrant or right to acquire securities in lieu of debts previously contracted with respect to any Portfolio Asset held in the Collateral in accordance with the requirements of Article 12 and such Issuer Order.

(f)	The Trustee shall transfer to the Payment Account, from the Collection Account (other than the Sold PI Loan Collection Subaccount), for application pursuant to Section 11.1, no later than the close of business on the Business Day immediately preceding each Payment Date and any Redemption Date, the amount set forth to be so transferred in the Payment Date Report for such Payment Date; provided that the aggregate amount of Principal Collections so transferred for application to the payment of principal of the Notes on any Redemption Date shall not exceed the aggregate outstanding principal amount of Notes being redeemed on such Redemption Date pursuant to Article 9.

(g)	Notwithstanding anything to the contrary in this Section 10.2 and regardless of whether a Default or Event of Default has occurred and is continuing, the Collateral Manager, on behalf of the Issuer, hereby directs the Trustee to, and the Trustee shall, within one Business Day after receipt of Sold PI Loan Collections, pay such Sold PI Loan Collections to the relevant MPA Counterparty. The Issuer (or the Collateral Manager on its behalf) shall provide, or cause to be provided, to the Trustee all necessary wiring instructions and other relevant information necessary for such distributions.

10.3	Transaction Accounts

(a)	Payment Account. In accordance with this Indenture and the Issuer Account Control Agreement, the Trustee shall, prior to the Closing Date, cause to be established by the Custodian a single, segregated non-interest bearing securities account in the name of the Issuer, subject to the security interest of U.S. Bank National Association, as Trustee, for the benefit of the Secured Parties, which shall be designated as the Payment Account, which shall be maintained with the Custodian in accordance with the Issuer Account Control Agreement. The only permitted withdrawal from or application of funds on deposit in, or otherwise to the credit of, the Payment Account shall be to pay amounts due and payable on the Notes in accordance with their terms and the provisions of this Indenture and to make other payments contemplated by the Priority of Payments. The Issuer shall not have any legal, equitable or beneficial interest in the Payment Account. Amounts in the Payment Account shall remain uninvested.

(b)	Custodial Account. In accordance with this Indenture and the Issuer Account Control Agreement, the Trustee shall, prior to the Closing Date, cause to be established by the Custodian a single, segregated non-interest bearing securities account in the name of the Issuer, subject to the security interest of U.S. Bank National Association, as Trustee, for the benefit of the Secured Parties, which shall be designated as the Custodial Account, which shall be maintained with the Custodian in accordance with the Issuer Account Control Agreement. All Portfolio Assets shall be credited to the Custodial Account. The only permitted withdrawals from the Custodial Account shall be in accordance with the provisions of this Indenture. The Trustee agrees to give the Issuer and the Liquidation Agent immediate notice if (to the actual knowledge of a Trust Officer of the Trustee) the Custodial Account or any assets or securities on deposit therein, or otherwise to the credit of the Custodial Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process.

(c)	Expense Account. In accordance with this Indenture and the Issuer Account Control Agreement, the Trustee shall, prior to the Closing Date, cause to be established by the Custodian a single, segregated securities account in the name of the Issuer, subject to the security interest of U.S. Bank National Association, as Trustee, for the benefit of the Secured Parties, which shall be designated as the Expense Account, which shall be maintained with the Custodian in accordance with the Issuer Account Control Agreement. On the Closing Date, an amount equal to $100,000 shall be deposited into the Expense Account by the Sole Member for use pursuant to this Section 10.3(c). From time to time after the Closing Date, Required Expense Equity Contributions contributed by the Sole Member to the Issuer pursuant to the Equity Contribution Agreement as a result of a Expense Contribution Event (as defined in the Equity Contribution Agreement), shall be deposited into the Expense Account for use pursuant to this Section 10.3(c) at the times and in the amounts set forth in Section 2 of the Equity Contribution Agreement. In addition, on any Payment Date, funds that were previously transferred from the Interest Collection Subaccount to the Payment Account may be transferred into the Expense Account at the direction of the Collateral Manager pursuant to Section 11.1(a). On any Business Day from and including the Closing Date, the Trustee shall apply funds from the Expense Account, as directed by the Collateral Manager, (A) to pay expenses of the Issuer incurred in connection with the establishment of the Issuer and the structuring and consummation of the offering and the issuance of the Notes, (B) from time to time to pay accrued and unpaid Priority Administrative Expenses of the Issuer, in the order set forth in the definition of Priority Administrative Expenses (provided, however, that no direction from the Collateral Manager will be required to pay expenses owed to the Trustee, the Bank (in any of its capacities, including as Collateral Administrator)) and other Administrative Expenses (which shall be paid subsequent to the payment of Priority Administrative Expenses and in the order set forth in the definition of Administrative Expenses) and (C) to pay expenses attributable to tax and accounting compliance and reporting for the Issuer. All funds on deposit in the Expense Account will be invested in Eligible Investments at the direction of the Collateral Manager. Any income earned on amounts deposited in the Expense Account will be deposited in the Interest Collection Subaccount upon receipt thereof. All amounts remaining on deposit in the Expense Account after all expenses (and anticipated expenses) and the Notes have been paid in full or otherwise terminated, will be deposited by the Trustee into the Principal Collection Subaccount for application as Principal Collections pursuant to Section 11.1(b). For the avoidance of doubt, prior to the payment in full or otherwise termination of the Notes, no amount standing to the credit of the Expense Account may be transferred to any other Account. If on any date the sum of Cash and Eligible Investments then credited to the Expense Account is less than $100,000, the Trustee shall so inform the Collateral Manager, the Liquidation Agent and the Sole Member and the Sole Member shall be required, pursuant to the Equity Contribution Agreement and within five Business Days of such notification, to make a Required Expense Equity Contribution to the Issuer and the Trustee shall credit any such contribution payment to the Expense Account. The Issuer shall direct the Trustee to deposit into the Expense Account all Required Expense Equity Contribution amounts received by the Issuer pursuant to Section 2(a) of the Equity Contribution Agreement.

In connection with the application of funds from the Expense Account to pay Priority Administrative Expenses or other Administrative Expenses of the Issuer in accordance with this Section 10.3(c), the Trustee shall remit such funds, to the extent available, as directed and designated in an Issuer Order (which may be in the form of standing instructions, including standing instructions to pay Priority Administrative Expenses and other Administrative Expenses in the order required by this Section 10.3(c) in such amounts on any Payment Date and to such entities as indicated in the Payment Date Report in respect of such Payment Date) delivered by the Issuer or the Collateral Manager to the Trustee no later than the Business Day prior to the date of payment of such Priority Administrative Expense.

(d)	Delayed-Draw/Committed Proceeds/Revolver Account. Upon the purchase of any Delayed-Draw Loan, Committed Proceeds Asset or Revolver Loan not listed on Schedule 1 hereto, funds in an amount equal to the sum of (i) the amounts required to fund the purchase of such Committed Proceeds Asset and (ii) the undrawn portion of any such Delayed-Draw Loan or Revolver Loan, as the case may be, shall be withdrawn at the direction of the Collateral Manager from the Principal Collections Subaccount and deposited by the Trustee in a single, segregated non-interest bearing trust account established at the Custodian and held in the name of the Issuer subject to the security interest of the Trustee for the benefit of the Secured Parties (the Delayed-Draw/Committed Proceeds/Revolver Account). On the Closing Date, a portion of the proceeds of the Notes in an amount equal to U.S.$0 (being the aggregate amount equal to the sum of (i) the amounts required to fund the purchase of the Committed Proceeds Assets listed in Schedule 1 hereto and (ii) the undrawn portion of the Delayed-Draw Loans and Revolver Loans listed in Schedule 1 hereto) shall be deposited in the Delayed-Draw/Committed Proceeds/Revolver Account.

Upon the purchase of any Delayed-Draw Loan, Revolver Loan or Committed Proceeds Asset, funds deposited in the Delayed-Draw/Committed Proceeds/Revolver Account in respect of any such Portfolio Asset will be treated as part of the purchase price therefor. Amounts on deposit in the Delayed-Draw/Committed Proceeds/Revolver Account will be invested in Eligible Investments selected by the Collateral Manager having stated maturities no later than the next Business Day immediately succeeding the date such Eligible Investment was acquired and earnings from all such investments will be deposited in the Interest Collection Subaccount as Interest Collections.

After the initial purchase, all distributions in respect of principal under any Revolver Loan received by the Trustee shall be deposited within one Business Day into the Delayed-Draw/Committed Proceeds/Revolver Account (and will not be available as Principal Collections unless such amounts are transferred by the Trustee in accordance with the following paragraph as Principal Collections to the Principal Collection Subaccount).

Any funds in the Delayed-Draw/Committed Proceeds/Revolver Account (other than earnings from Eligible Investments therein) will be available at the direction of the Collateral Manager solely to cover (i) with respect to any Delayed-Draw Loan or Revolver Loan, drawdowns thereunder and (ii) with respect to any Committed Proceeds Asset, the payment of the purchase price (and related acquisition costs, as applicable) therefor; provided that, on any date of determination, any excess of (A) the amounts on deposit in the Delayed-Draw/Committed Proceeds/Revolver Account over (B) the sum of (I) the aggregate unfunded funding obligations under all Delayed-Draw Loans and all Revolver Loans (which excess may occur for any reason, including upon (i) the sale or maturity of a Delayed-Draw Loan or Revolver Loan, (ii) the occurrence of an event of default with respect to any such Delayed-Draw Loan or Revolver Loan and the termination of any commitment to fund obligations thereunder or (iii) any other event or circumstance which results in the irrevocable reduction of the undrawn commitments under the Delayed-Draw Loan or such Revolver Loan) and (II) the aggregate amount required to fund the acquisition of the Committed Proceeds Assets pursuant to the terms of the Committed Proceeds Transactions, may be transferred by the Trustee (at the written direction of the Collateral Manager on behalf of the Issuer) from time to time as Principal Collections to the Principal Collection Subaccount.

(e)	Portfolio Gains Account. In accordance with this Indenture, the Trustee shall, prior to the Closing Date, cause to be established by the Custodian a single, segregated securities account in the name of the Issuer, which shall be designated as the “Portfolio Gains Account”, which shall be maintained with the Custodian. From time to time after the Closing Date, the Trustee shall, at the direction of the Collateral Manager, on behalf of the Issuer, and for use pursuant to this Section 10.3(e), transfer from the Principal Collections Subaccount such amounts as are required to be deposited in the Portfolio Gains Account pursuant to Section 3 of the Equity Contribution Agreement. No deposits shall be made into the Portfolio Gains Account other than those expressly contemplated by Section 3 of the Equity Contribution Agreement. On any Business Day from and including the Closing Date, the Trustee shall apply funds from the Portfolio Gains Account, as directed by the Collateral Manager on behalf of the Sole Member from time to time, (A) to make payments to the Sole Member, (B) to make deposits into the Expense Account in satisfaction of the Sole Member’s contribution obligations under Section 2(a) of the Equity Contribution Agreement or (C) to make deposits into the Principal Collections Subaccount in satisfaction of the Sole Member’s contribution obligations under Section 3 of the Equity Contribution Agreement. All funds on deposit in the Portfolio Gains Account may be invested in Eligible Investments at the direction of the Collateral Manager on behalf of the Sole Member. Any income earned on amounts deposited in the Portfolio Gains Account will be deposited in the Portfolio Gains Account upon receipt thereof. All amounts remaining on deposit in the Portfolio Gains Account after all expenses (and anticipated expenses) and the Notes have been paid in full or otherwise terminated, will be distributed to the Sole Member. So long as no Default or Event of Default has occurred and is continuing, amounts credited to the Portfolio Gains Account shall be distributed to the Sole Member within one Business Day after the Trustee’s receipt of the Collateral Manager’s instruction to do so. For the avoidance of doubt, prior to the payment in full or other termination of the Notes, except as contemplated in sub-clause (B) or (C) above, no amount standing to the credit of the Portfolio Gains Account may be transferred to the Principal Collection Subaccount, the Interest Collection Subaccount, the Sold PI Loan Collection Subaccount, the Payment Account or the Custodial Account.

10.4	Reinvestment of Funds in Accounts; Reports by Trustee

(a)	By Issuer Order (which may be in the form of standing instructions), the Issuer (or the Collateral Manager on behalf of the Issuer) shall at all times direct the Trustee to, and, upon receipt of such Issuer Order, the Trustee shall, invest all funds on deposit in the Interest Collection Subaccount, the Principal Collection Subaccount, the Expense Account and the Delayed Draw/Committed Proceeds/Revolver Account (other than Principal Collections reinvested in Portfolio Assets pursuant to Section 10.2(c)) as so directed in Eligible Investments having stated maturities no later than the Business Day preceding the next Payment Date (or such shorter maturities expressly provided herein). If prior to the occurrence of an Event of Default, the Issuer shall not have given any such investment directions, the Trustee shall seek instructions from the Collateral Manager within three Business Days after transfer of any funds to such accounts. If the Trustee does not thereafter receive written instructions from the Collateral Manager within five Business Days after transfer of such funds to such accounts, it shall invest and reinvest the funds held in such accounts, as fully as practicable, in the “U.S. Bank Money Market Deposit Account” (or other standby Eligible Investment selected by the Collateral Manager) maturing no later than the Business Day immediately preceding the next Payment Date (or such shorter maturities expressly provided herein). If after the occurrence of an Event of Default, the Issuer shall not have given such investment directions to the Trustee for three consecutive days, the Trustee shall invest and reinvest such Cash as fully as practicable in the “U.S. Bank Money Market Deposit Account” (or other standby Eligible Investment selected by the Collateral Manager) in maturing not later than the earlier of (i) 30 days after the date of such investment (unless putable at par to the Obligor thereof) or (ii) the Business Day immediately preceding the next Payment Date (or such shorter maturities expressly provided herein). Except to the extent expressly provided otherwise herein, all Eligible Investments shall be credited to the same Account (or subaccount, as the case may be) from which Cash was applied to acquire such Eligible Investment, and any gain realized from, or loss resulting from, such Eligible Investment shall be credited or charged to such Account (or subaccount) and all interest and other income from such Eligible Investment shall be deposited in the Interest Collections Subaccount. The Trustee shall not in any way be held liable by reason of any insufficiency of such accounts which results from any loss relating to any such investment, provided that nothing herein shall relieve the Bank of (i) its obligations or liabilities under any security or obligation issued by the Bank or any Affiliate thereof or (ii) liability for any loss resulting from gross negligence, willful misconduct or fraud on the part of the Bank or any Affiliate thereof.

(b)	The Trustee agrees to give the Issuer immediate notice if any Account or any funds on deposit in any Account, or otherwise to the credit of an Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process.

(c)	The Trustee shall supply, in a timely fashion, to the Issuer, the Liquidation Agent and the Collateral Manager any information regularly maintained by the Trustee that the Issuer, the Liquidation Agent or the Collateral Manager may from time to time reasonably request with respect to the Portfolio Assets, the Accounts and the other Collateral and provide any other requested information reasonably available to the Trustee by reason of its acting as Trustee hereunder and under the other Transaction Documents to which it is party and required to be provided by Section 10.5 or to permit the Collateral Manager to perform its obligations under the Collateral Management Agreement or the Issuer’s obligations hereunder that have been delegated to the Collateral Manager. The Trustee shall promptly forward to the Collateral Manager and the Liquidation Agent copies of notices and other writings received by it from the Portfolio Asset Obligor of any Portfolio Asset or from any Clearing Agency with respect to any Portfolio Asset which notices or writings advise the holders of such Portfolio Asset of any rights that the holders might have with respect thereto (including, without limitation, requests to vote with respect to amendments or waivers and notices of prepayments and redemptions) as well as all periodic financial reports received from such Portfolio Asset Obligor and Clearing Agencies with respect to such Portfolio Asset Obligor.

(d)	In addition to any credit, withdrawal, transfer or other application of funds with respect to any Account set forth in Article 10, any credit, withdrawal, transfer or other application of funds with respect to any Account authorized elsewhere in this Indenture is hereby authorized.

(e)	Any account established under this Indenture may include any number of subaccounts deemed necessary or advisable by the Trustee in the administration of the Accounts.

10.5	Accountings

(a)	Payment Date Report. Not later than the tenth Business Day after the last day of each Monthly Period and commencing in July, 2017, the Issuer shall compile and make available (or cause the Collateral Administrator to compile and make available) to the Trustee, the Collateral Manager, the Liquidation Agent and, upon written request therefor, to any Holder shown on the Note Register, and upon written notice to the Trustee substantially in the form of Exhibit C, the Trustee shall make available to any holder of a beneficial interest in a Note, a monthly payment date report on a trade date basis with respect to such Monthly Period (each such report a Payment Date Report). The first Payment Date Report shall be delivered in July, 2017 as described above and shall be determined with respect to the Monthly Period ending on (but excluding) July 1, 2017. The Payment Date Report for a Monthly Period shall contain the following information with respect to the Portfolio Assets and Eligible Investments included in the Collateral, and shall be determined as of the Determination Date occurring on the last day of such Monthly Period:

(i)	A schedule titled “Distributions” showing: (A) The Aggregate Outstanding Amount of the Notes at the beginning of the Monthly Period and such amount as a percentage of the original Aggregate Outstanding Amount of the Notes; and (B) Interest Collections payable on the related Payment Date.

(ii)	The amounts payable pursuant to each clause of Section 11.1(a), each clause of Section 11.1(b) and each clause of Section 11.1(c), as applicable, on the related Payment Date.

(iii)	For the Collection Account:

(A)	the Balance on deposit in the Collection Account at the end of the related Monthly Period;

(B)	the amounts of (x) Interest Collections payable from the Interest Collection Subaccount and (y) Principal Collections payable from the Principal Collection Subaccount, in each case to the Payment Account in order to make payments pursuant to Section 11.1(a) and Section 11.1(b) on the next Payment Date including, with respect to Section 11.1(a), the respective amounts of Priority Administrative Expenses payable pursuant to Section 11.1(a)(i), the respective amounts of Collateral Manager Advances and Collateral Manager Expenses payable pursuant to Section 11.1(a)(ii) and the respective amounts of other Administrative Expenses payable pursuant to Section 11.1(a)(iii); and

(C)	the Balance remaining in the Collection Account immediately after all payments and deposits to be made on such Payment Date.

Upon receipt of each Payment Date Report, the Trustee shall compare the information contained in such Payment Date Report to the information contained in its records with respect to the Collateral and shall, within three Business Days after receipt of such Payment Date Report, notify the Issuer, the Collateral Administrator, the Liquidation Agent and the Collateral Manager if the information contained in the Payment Date Report does not conform to the information maintained by the Trustee with respect to the Collateral. In the event that any discrepancy exists, the Trustee and the Issuer, or the Collateral Manager on behalf of the Issuer, shall attempt to resolve the discrepancy. If such discrepancy cannot be promptly resolved, the Trustee shall within five Business Days notify the Collateral Manager and the Liquidation Agent, and the Liquidation Agent shall review such Payment Date Report and the Trustee’s records to determine the cause of such discrepancy. If such review reveals an error in the Payment Date Report or the Trustee’s records, the Trustee shall notify the Issuer and the Collateral Manager of such error and the Payment Date Report or the Trustee’s records shall be revised accordingly and, as so revised, shall be utilized in making all calculations pursuant to this Indenture. After the Issuer receives notice of any error in the Payment Date Report, the Issuer shall forward notice of such error to all recipients of such report not later than the delivery of the subsequent Payment Date Report, which may be accomplished by making a notation of such error in such subsequent Payment Date Report.

Each Payment Date Report shall constitute instructions to the Trustee to withdraw funds from the Payment Account and pay or transfer such amounts set forth in such Payment Date Report in the manner specified and in accordance with the priorities established in Section 11.1.

(b)	Daily Reporting. Not later than 5:00 p.m. Central Time on each Business Day, the Issuer shall direct the Collateral Administrator to compile and make available to the Trustee, the Collateral Manager, the Liquidation Agent and, upon written request therefor, any Holder shown on the Note Register and upon written notice to the Trustee substantially in the form of Exhibit C, the Trustee shall make available to any holder of a beneficial interest in a Note, a daily report in a form agreed to by the Issuer and the Collateral Administrator (each such report, a Daily Report). The Daily Report shall contain the following information:

(i)	For each Account, the cash balance of such Account, the Eligible Investments credited to such Account, and each other credit or debit (specifying the nature, source and amount) to such Account since the previous Daily Report and for the Delayed-Draw/Committed Proceeds/Revolver Account, a designation of the portion of the amounts credited thereto related to each Delayed-Draw Loan, Committed Proceeds Asset and Revolver Loan that is a Portfolio Asset;

(ii)	A schedule showing the amount of Interest Collections received from the date of determination of the immediately preceding Payment Date Report for (A) Interest Collections from Portfolio Assets and (B) Interest Collections from Eligible Investments;

(iii)	A schedule titled “Distributions” showing: (A) The Aggregate Outstanding Amount of the Notes and such amount as a percentage of the original Aggregate Outstanding Amount of the Notes; and (B) Interest Collections payable on the next Payment Date;

(iv)	Purchases, prepayments, and sales:

(A)	The identity, Principal Balance (other than any accrued interest that was purchased with Principal Collections (but excluding any capitalized interest)), Principal Collections and Interest Collections received, and date for (X) each Portfolio Asset that was released for sale or disposition by the Issuer (and the identity and Principal Balance of each Portfolio Asset which the Issuer has entered into a commitment to sell or dispose) pursuant to Section 12.1 since the end of the last Monthly Period and (Y) each prepayment or redemption of a Portfolio Asset since the end of the last Monthly Period; and

(B)	The identity, Principal Balance, Principal Collections and Interest Collections expended, and date for each Portfolio Asset that was purchased by the Issuer (and the identity and purchase price) of each Portfolio Asset which the Issuer has entered into a commitment to purchase) since the end of the last Monthly Period;

(C)	The trade date;

(D)	The settlement date;

(E)	The trade type;

(F)	The par amount;

(G)	The trade price;

(H)	The counter bank name;

(I)	The trade amount;

(J)	The trade quantity;

(K)	The trade settled;

(L)	The accrued interest;

(M)	The facility original amount global;

(N)	The rate type (fixed versus floating);

(O)	The par amount traded;

(P)	The par amount settled;

(Q)	The commitment settled;

(R)	The commitment traded;

(S)	The outstanding settled;

(T)	The Moody’s Rating, if any;

(U)	The S&P Rating, if any; and

(V)	With respect to each Portfolio Asset, the following information:

(I)	The Portfolio Obligor(s) thereon (including the issuer ticker, if any);

(II)	The CUSIP, LoanX i.d. number, or other identifier as applicable;

(III)	The Principal Balance thereof (other than any accrued interest that was purchased with Principal Collections (but excluding any capitalized interest)) with any capitalized interest reflected as a separate line item;

(IV)	The related interest rate or spread (including any applicable LIBOR floors), the related interest payment period (quarterly, semi-annually, etc.) and if interest may be capitalized;

(V)	The stated maturity thereof;

(VI)	The country of domicile of the Portfolio Asset Obligor;

(VII)	The Advance Percentage and the categorization of such Portfolio Asset for purposes of determining the Advance Percentage applicable thereto.

(c)	Collateral Change Event and Repayment Date Report. The Issuer shall, (i) not later than the eighth Business Day after the last day of each Monthly Period and commencing in July 2017 and (ii) not later than 2:00 p.m. Central Standard Time on any Collateral Change Trade Date or Repayment Date, compile and make available (or cause the Collateral Administrator to compile and make available) to the Trustee, the Collateral Manager, UBS and any Holder shown on the Note Register, a report describing in reasonable detail each Collateral Change Event or Repayment, as applicable, occurring (x) in the case of clause (i) above, during the Monthly Period ending on the Determination Date for such Monthly Period and (y) in the case of clause (ii) above, on such Collateral Change Trade Date or Repayment Date (each such report a “Collateral Change Event and Repayment Date Report”).

(d)	Redemption Date Reporting. With respect to each Redemption Date, the Payment Date Report in respect of the Payment Date on which such redemption is scheduled to occur shall also include the following: (A) the Aggregate Outstanding Amount of the Notes at the beginning of the Monthly Period during which such Redemption Date occurs and such amount as a percentage of the original Aggregate Outstanding Amount of the Notes; (B) the amount of principal payments to be made on the Notes on the Redemption Date, and the Aggregate Outstanding Amount of the Notes after giving effect to the payment of the Redemption Price, as a percentage of the original Aggregate Outstanding Amount of the Notes.

(e)	Failure to Provide Accounting. If the Trustee is not the Collateral Administrator and shall not have received any accounting provided for in this Section 10.5 on the first Business Day after the date on which such accounting is due to the Trustee, the Trustee shall notify the Collateral Manager who shall use all reasonable efforts to obtain such accounting by the applicable Payment Date. To the extent the Collateral Manager is required to provide any information or reports pursuant to this Section 10.5 as a result of the failure of the Issuer to provide such information or reports, the Collateral Manager shall do so at its own expense.

(f)	Required Content of Certain Reports. Each Payment Date Report and Daily Report sent to any Holder or beneficial owner of an interest in a Note shall contain, or be accompanied by, the following notices:

“The Notes have not been and will not be registered under the United States Securities Act of 1933, as amended (the “Securities Act”). The Notes may be beneficially owned only by Persons that (A) are not U.S. persons (within the meaning of Regulation S under the Securities Act) who purchased their beneficial interest in an offshore transaction or (B) (I) are both (1) (x) a Qualified Purchaser, within the meaning of the Investment Company Act of 1940, as amended, and the rules thereunder or (y) an entity owned (or in the case of Qualified Purchasers, beneficially owned) exclusively by Qualified Purchasers and (2) (x) in the case of a Person that is an initial purchaser of the Notes, an Accredited Investor, within the meaning of Rule 501(a) under the Securities Act, or a Qualified Institutional Buyer or (y) in the case of a Person who becomes a beneficial owner subsequent to the date of the Indenture, a Qualified Institutional Buyer that is not a broker-dealer which owns and invests on a discretionary basis less than $25,000,000 in securities of issuers that are not affiliated persons of the dealer and is not a plan referred to in paragraph (a)(1)(i)(d) or (a)(1)(i)(e) of Rule 144A under the Securities Act or a trust fund referred to in paragraph (a)(1)(i)(f) of Rule 144A under the Securities Act that holds the assets of such a plan, if investment decisions with respect to the plan are made by beneficiaries of the plan, who is purchasing the Notes in reliance on the exemption from Securities Act registration provided by Rule 144A thereunder and (II) can make the representations set forth in Section 2.5 of the Indenture and, if applicable, the appropriate Exhibit B to the Indenture and (C) otherwise comply with the restrictions set forth in the applicable Note legends. In addition, (a) beneficial ownership interests in Rule 144A Global Notes may only be transferred to a Person that is both a Qualified Institutional Buyer and a Qualified Purchaser or a Person beneficially owned exclusively by Qualified Purchasers and (b) Certificated Notes may only be owned by a Person that is both a Qualified Institutional Buyer and a Qualified Purchaser or a Person beneficially owned exclusively by a Person that is both a Qualified Institutional Buyer and a Qualified Purchaser, and, in each case, that can make the representations referred to in clause (B) of the preceding sentence. The Issuer has the right to compel any beneficial owner of a Note that does not meet the qualifications set forth in the preceding sentences to sell its interest in such Note, or may sell such interest on behalf of such owner, pursuant to Section 2.11 of the Indenture.

Each Holder receiving this report agrees to keep all non-public information herein confidential and not to use such information for any purpose other than its evaluation of its investment in the Notes, provided that any Holder may provide such information on a confidential basis to any prospective purchaser, or financing provider, of such Holder’s Notes that such Holder reasonably believes is permitted by the terms of the Indenture to acquire such Holder’s Notes.”

(g)	Availability of Information. The Issuer (or the Trustee on behalf of the Issuer) may post the information contained in a Payment Date Report, Daily Report or Collateral Change Event and Repayment Date Report to a password-protected internet site. The Trustee shall have the right to change the way such statements are distributed in order to make such distribution more convenient and/or more accessible to the above parties and the Trustee shall provide timely and adequate notification to all above parties regarding any such changes. As a condition to access to the Trustee’s internet website, the Trustee may require registration and the acceptance of a disclaimer. The Trustee shall be entitled to rely on but shall not be responsible for the content or accuracy of any information provided in the Daily Report and the Payment Date Report which the Trustee disseminates in accordance with this Indenture and may affix thereto any disclaimer it deems appropriate in its reasonable discretion.

10.6	Release of Collateral

(a)	If no Event of Default has occurred and is continuing (in the case of sales pursuant to Section 12.1(a)) and subject to Article 12, the Issuer (or the Collateral Manager, acting on behalf of the Issuer) may, by Issuer Order delivered to the Trustee at least one Business Day prior to the settlement date for any sale of any Collateral certifying that the sale of such Collateral is being made in accordance with Section 12.1 hereof and the Equity Contribution Agreement and such sale complies with all applicable requirements of Section 12.1 and the requirements of the Equity Contribution Agreement (which certification shall be deemed to be made upon delivery of an Issuer Order in respect of such sale) direct the Trustee to release or cause to be released such Collateral from the Lien of this Indenture and, upon receipt of such Issuer Order, (i) the Trustee shall deliver any such Collateral, if in physical form, duly endorsed to the broker or purchaser designated in such Issuer Order or, if such Collateral is a Clearing Corporation Security, cause an appropriate transfer thereof to be made, in each case against receipt of the sales price therefor (in the case of a sale) or a receipt of certification evidencing the fact that the relevant disposition complies with the requirements of the Equity Contribution Agreement (which certification shall be deemed to be made upon delivery of an Issuer Order in respect of such sale), as applicable, as specified by the Collateral Manager in such Issuer Order, (ii) the Issuer or its designee will be authorized to file UCC termination statements in order to evidence the termination of the Liens and security interests granted pursuant to the Transaction Documents in respect of such Collateral and (iii) the Trustee will, at the Issuer’s expense, execute and deliver any other release or termination documents or other agreements in respect of such Collateral as the Issuer may reasonably request in order to evidence the termination of the Liens and security interests granted pursuant to the Transaction Documents in respect of such Collateral; provided that the Trustee may deliver any such Collateral in physical form for examination in accordance with street delivery custom.

(b)	Subject to the terms of this Indenture, the Trustee shall upon an Issuer Order delivered by the Issuer or the Collateral Manager, acting on behalf of the Issuer, (i) deliver any Collateral, and release or cause to be released such Collateral from the Lien of this Indenture, which is set for any mandatory call or payment in full to the appropriate administrative agent or paying agent on or before the date set for such call or payment, in each case against receipt of the call or payment in full thereof and (ii) provide notice thereof to the Issuer and the Collateral Manager.

(c)	Upon receiving actual notice of any offer or any request for a waiver, consent, amendment or other modification with respect to any Portfolio Asset, the Trustee on behalf of the Issuer shall notify the Liquidation Agent of any Portfolio Asset that is subject to a tender offer, voluntary redemption, exchange offer, conversion or other similar action (an Offer) or such request. Unless the Notes have been accelerated following an Event of Default, the Collateral Manager may direct (x) the Trustee to accept or participate in or decline or refuse to participate in such Offer and, in the case of acceptance or participation, to release from the Lien of this Indenture such Portfolio Asset in accordance with the terms of the Offer against receipt of payment therefor, or (y) the Issuer or the Trustee to agree to or otherwise act with respect to such consent, waiver, amendment or modification; provided that in the absence of any such direction, the Trustee shall not respond or react to such Offer or request.

(d)	As provided in Section 10.2(a), the Trustee shall deposit any proceeds received by it from the disposition of a Portfolio Asset in the applicable subaccount of the Collection Account, unless simultaneously applied to the purchase of additional Portfolio Assets or Eligible Investments as permitted under and in accordance with the requirements of this Article 10 and Article 12.

(e)	The Trustee shall, upon receipt of an Issuer Order delivered by the Issuer or the Collateral Manager, acting on behalf of the Issuer, at such time as there are no Notes Outstanding and all obligations of the Issuer hereunder have been satisfied, release any remaining Collateral from the Lien of this Indenture.

(f)	Any security, Portfolio Asset or amounts that are released pursuant to Section 10.6(a), (b) or (c) shall be released from the Lien of this Indenture.

10.7	Procedures Relating to the Establishment of Accounts Controlled by the Trustee

Notwithstanding anything else contained herein, the Trustee agrees that with respect to each of the Accounts, it will cause each Securities Intermediary establishing any such Account to enter into an account control agreement and, if the Securities Intermediary is the Bank, shall cause the Bank to comply with the provisions of such account control agreement. The Trustee shall have the right to cause the establishment of such subaccounts of any such Account as it deems necessary or appropriate for convenience of administration.

10.8	Section 3(c)(7) Procedures

(a)	DTC Actions. The Issuer will direct (or cause its agent to direct) DTC to take the following steps in connection with the Global Notes (or such other appropriate steps regarding legends of restrictions on the Global Notes under Section 3(c)(7) of the Investment Company Act and Rule 144A as may be customary under DTC procedures at any given time):

(i)	The Issuer will direct (or cause its agent to direct) DTC to include the marker “3c7” in the DTC 20-character security descriptor and the 48-character additional descriptor for the Global Notes.

(ii)	The Issuer will direct (or cause its agent to direct) DTC to cause each physical deliver order ticket that is delivered by DTC to purchasers to contain the 20-character security descriptor. The Issuer will direct (or cause its agent to direct) DTC to cause each deliver order ticket that is delivered by DTC to purchasers in electronic form to contain a “3c7” indicator and a related user manual for participants. Such user manual will contain a description of the relevant restrictions imposed by Section 3(c)(7).

(iii)	On or prior to the Closing Date, the Issuer will instruct (or cause its agent to direct) DTC to send a Section 3(c)(7) Notice to all DTC participants in connection with the offering of the Global Notes.

(iv)	In addition to the obligations of the Note Registrar set forth in Section 2.5, the Issuer will from time to time (upon the request of the Trustee) make a request (or cause its agent to request) to DTC to deliver to the Issuer a list of all DTC participants holding an interest in the Global Notes.

(v)	The Issuer will cause each CUSIP number obtained for a Global Note to have a fixed field containing “3c7” and “144A” indicators, as applicable, attached to such CUSIP number.

(b)	Bloomberg Screens, Etc. The Issuer will from time to time request (or cause its agent to request) all third-party vendors to include on screens maintained by such vendors appropriate legends regarding restrictions on the Global Notes under Section 3(c)(7) of the Investment Company Act and Rule 144A.

11.	Application of Cash

11.1	Disbursements of Cash from Payment Account

Notwithstanding any other provision in this Indenture, the Transaction Documents or the Notes, the Trustee shall disburse amounts transferred from the Collection Account to the Payment Account pursuant to Section 10.2(f) in accordance with the following (the Priority of Payments):

(a)	On each Payment Date, unless an Enforcement Event has occurred and is continuing, all amounts transferred to the Payment Account from the Interest Collection Subaccount shall be applied as follows:

(i)	first, to the payment of accrued and unpaid Priority Administrative Expenses, provided that Priority Administrative Expenses payable under this clause (i) shall exclude any amounts payable pursuant to the second and third clauses of the definition of Priority Administrative Expenses to the extent that payment of such amounts would result in the aggregate amounts paid under this clause (i) would exceed U.S.$200,000 (prorated for the partial calendar year 2017 and the year in which the Maturity or final payment of the Notes occurs, based on the actual number of days elapsed in such partial year and a 360 day year) in the applicable calendar year;

(ii)	second, to the payment of any Collateral Manager Advances and Collateral Manager Expenses reimbursable to the Collateral Manager pursuant to the Collateral Management Agreement, and any other amounts payable to the Collateral Manager pursuant to the Collateral Management Agreement, in aggregate not to exceed US$100,000 per calendar year (pro rated for the partial calendar year 2017, and the year in which the Maturity or final payment of the Notes occurs, based on actual number of days in such partial year and a 360 day year);

(iii)	third, to the payment of any other accrued and unpaid Administrative Expenses;

(iv)	fourth, in the reasonable discretion of the Collateral Manager, to the Expense Account for application pursuant to Section 10.3(c); and

(v)	fourth, as a payment of interest on the Class A Notes (calculated in accordance with Section 2.7(a)).

(b)	On the date of Maturity, unless an Enforcement Event has occurred and is continuing, all amounts transferred to the Payment Account from the Principal Collection Subaccount shall be applied as follows:

(i)	first, to the payment of amounts referred to in Section 11.1(a)(i) but only to the extent not paid in full thereunder (but, including amounts paid under Section 11.1(a)(i), subject to the per annum limit specified therein);

(ii)	second, to the repayment of principal of the Class A Notes until the Class A Notes have been paid in full;

(iii)	third, to the payment of any remaining accrued and unpaid Administrative Expenses (which payments shall be made, first, in respect of Priority Administrative Expenses) (after giving effect to payments under Sections 11.1(a)(i), 11.1(a)(iii) and 11.1(b)(i) regardless of any limit); and

(iv)	fourth, all remaining Principal Collections shall be paid to the holders of the Class A Notes (on the Maturity Date immediately prior to the application of amounts pursuant to this Section 11.1(b)).

(c)	If a declaration of acceleration of the maturity of the Notes has occurred, or the Notes have automatically become due and payable without such a declaration, following an Event of Default and such declaration of acceleration (if applicable) has not been rescinded (an Enforcement Event), the Trustee shall apply proceeds in respect of the Portfolio Assets on each date or dates fixed by the Trustee, in accordance with clause (a) (in the case of Interest Collections) and clause (b) (in the case of Principal Collections) of this Section 11.1.

12.	Sale of Portfolio Assets; Purchase of Additional Portfolio Assets

12.1	Sales of Portfolio Assets

(a)	The Issuer shall not sell or otherwise dispose of any Portfolio Asset unless each of the following conditions is satisfied:

(i)	the Sole Member is not in default of any payment obligation or contribution obligation owing under the Equity Contribution Agreement (provided that the condition under this clause (a) shall not apply if and so long as an “Event of Default” with respect to UBS under the Global Master Repurchase Agreement has occurred and is continuing);

(ii)	other than in the case of a required transfer of a Participation Interest to the Sole Member that is being made free of payment pursuant to the Equity Contribution Agreement, such sale or other disposition is made solely for consideration consisting of cash and otherwise on arms’ length terms and, in the case of a sale or disposition (in each case, whether directly or indirectly) to an Affiliate of the Collateral Manager, is approved by UBS in a written consent;

(iii)	in accordance with the terms of the Global Master Repurchase Agreement, the Issuer (or the Collateral Manager on its behalf) has given UBS prior notice of such proposed sale or other disposition of such Portfolio Asset, which notice shall set forth, among other things, the identity of the buyer of such Portfolio Asset, the proposed settlement date for such sale or disposition and the intended sale or disposition price for such Portfolio Asset;

(iv)	UBS has confirmed in writing to the Issuer, the Trustee and the Collateral Administrator that it agrees with the valuations set forth in the applicable Collateral Change Event Notice delivered by the Collateral Manager on behalf of the Issuer under the Equity Contribution Agreement in connection with such sale or other disposition with respect to the Initial Market Value of any Portfolio Asset being acquired by the Issuer in connection with the Sole Member’s contribution obligations under the Equity Contribution Agreement arising out of such sale or disposition (and UBS shall be an express third party beneficiary of this Indenture for purposes of exercising its right to confirm under this Section 12.1(a)(iv)), such confirmation to be provided promptly; and

(v)	if such sale is made at a price which is less than the UBS “market value” for purposes of the Global Master Repurchase Agreement, any “margin” required to be posted under the Global Master Repurchase Agreement as a result of the adjustment of the “market value” in connection with the sale is posted prior to the Portfolio Asset Trade Date with respect to such asset.

(b)	Mandatory Dispositions. Notwithstanding Section 12.1(a), (i) if any Portfolio Asset acquired by the Issuer (such acquisition being deemed to occur on the trade date of such acquisition for this purpose) (1) becomes a Defaulted Obligation or (2) failed to satisfy any Asset Eligibility Criteria on the applicable Portfolio Asset Trade Date and such failure continues (or is the subject of a breach of a representation, warranty or certification in respect of such Portfolio Asset contained in the statements of Section 3.1(i) or that are made or deemed made in respect of such Portfolio Asset pursuant to Section 12.3(b)) or (ii) the security interest granted by (x) the Issuer to the Trustee pursuant to this Indenture in any asset fails to be a valid perfected first priority securing interest or (y) if applicable, the seller to the Issuer and the Trustee in such Portfolio Asset pursuant to the Master Loan Purchase Agreement fails to be a valid perfected first priority security interest, in either case, which failure continues for a period of two Business Days, then the Issuer shall, within fourteen days after the Issuer receives notice of the occurrence of such event, enter into a binding commitment to sell or otherwise dispose of such Portfolio Asset as commercially reasonable, but not longer than twenty days after such notice to the Issuer.

(c)	Right of Liquidation Agent to Direct Dispositions. Notwithstanding Section 12.1(a), if an Event of Default has occurred and is continuing, and provided the Liquidation Agent’s appointment has not been terminated, the Liquidation Agent, by notice (or multiple notices, so long as such Event of Default is continuing) to the Issuer and Trustee (with a copy to the Collateral Manager), may direct the Issuer and Trustee to sell all or any portion of one or more Portfolio Assets identified in such notice (including the manner of sale thereof), or to refrain from selling any Portfolio Assets until otherwise instructed by the Liquidation Agent, and the Issuer and Trustee shall act as so directed by the Liquidation Agent (including, if so directed, as to the manner of sale of such Portfolio Asset, notwithstanding Sections 5.4, 5.5 and 5.17). The Liquidation Agent shall not be liable to the Issuer, the Trustee or any Secured Party for any losses, claims, damages, liabilities or expenses arising out of any action taken or omitted to be taken by the Liquidation Agent in good faith (x) in accordance with this Section 12.1(c) or (y) otherwise in accordance with the Transaction Documents. For the avoidance of doubt, any such sale at the direction of the Liquidation Agent pursuant to this clause (c) shall be a sale by the Issuer and shall not be deemed to be a sale by the Trustee in its capacity as a secured party under Article 9, Part 6 of the UCC.

12.2	Acquisition of Portfolio Assets; Eligible Investments

(a)	Acquisition of Portfolio Assets. The Issuer shall not acquire any Loan (other than a Portfolio Asset included in the Portfolio on the Closing Date or Delayed Draw Funding Date) unless such Loan is a Portfolio Asset and (i) not less than one Business Day prior to the Portfolio Asset Trade Date, UBS has been given notice of the proposed acquisition of such Portfolio Asset and (ii) as of the Portfolio Asset Trade Date, each of the following conditions is satisfied:

(i)	other than in the case of a Portfolio Asset contributed by (as opposed to acquired in consideration of an agreed purchase price from) the Sole Member pursuant to Section 3 of the Equity Contribution Agreement, the acquisition of such Portfolio Asset and the purchase price thereof shall be on arm’s length terms (it being agreed that any acquisition of such Portfolio Asset pursuant to a Transaction Document shall be deemed to be on arm’s length terms) and, in the case of an acquisition from or financed in whole or in part by an Affiliate of the Collateral Manager, is approved by UBS in a written consent;

(ii)	the Sole Member is not in default of any payment obligation or contribution obligation owing to the Issuer under the Equity Contribution Agreement (including, without limitation, any obligation arising under Section 3 thereof that must be satisfied on or prior to the relevant acquisition trade date or settlement date of the proposed acquisition, as applicable);

(iii)	no Event of Default (or any event that, with the giving of notice or the lapse of time or both, would become an Event of Default) shall have occurred and be continuing immediately prior to or immediately after giving effect to such acquisition;

(iv)	if such Portfolio Asset is a Zero Value Portfolio Asset, all margin required to be posted with UBS by the Counterparty pursuant to the terms of the Global Master Repurchase Agreement has been so posted prior to such Portfolio Asset Trade Date; and

(v)	UBS has confirmed in writing to the Issuer, the Trustee and Collateral Administrator that it agrees with the determinations set forth in the applicable Collateral Change Event Notice delivered by the Collateral Manager on behalf of the Issuer under the Equity Contribution Agreement, including with respect to the Initial Market Value and Advance Percentage of any Portfolio Asset being acquired by the Issuer in connection with such acquisition (and UBS is an express third party beneficiary of this Indenture for purposes of exercising such confirmation right under this Section 12.2(a)(v)), such confirmation to be provided promptly.

For purposes of each of Section 12.2 and 12.3, each of (x) a contribution of a Portfolio Asset to the Issuer and (y) a substitution (in whole or part) of any Portfolio Asset held by the Issuer for one or more different Portfolio Assets will constitute an acquisition of such Portfolio Asset by the Issuer.

(b)	Investment in Eligible Investments. Cash on deposit in any Account (other than the Payment Account) may be invested at any time in Eligible Investments in accordance with Article 10.

12.3	Conditions Applicable to All Sale and Purchase Transactions

(a)	Any transaction effected under this Article 12 or in connection with the acquisition of additional Portfolio Assets shall be conducted on an arm’s length basis and, if effected with an Affiliate of the Collateral Manager (or with an account or portfolio for which the Collateral Manager or any of its Affiliates serves as investment adviser), shall be effected in accordance with the requirements of Section 6(d) of the Collateral Management Agreement on terms no less favorable to the Issuer than would be the case if such Person were not an Affiliate of the Collateral Manager, provided that the Trustee shall have no responsibility to oversee compliance with this clause (a) by the other parties.

(b)	Upon any acquisition of a Portfolio Asset pursuant to this Article 12, (i) all of the Issuer’s right, title and interest to such Collateral shall be Granted to the Trustee pursuant to this Indenture, such Collateral shall be Delivered to the Custodian, and, if applicable, the Custodian shall receive such Collateral and (ii) the Issuer shall deliver to the Trustee, not later than the Subsequent Delivery Date, an Officer’s certificate of the Issuer containing the statements set forth in Section 3.1(i) in respect of such Portfolio Asset and certifying that such acquisition complies with Section 12.2(a); provided that such requirement shall be satisfied, and such statements and certificates shall be deemed to have been made by the Issuer, in respect of any such acquisition by the delivery to the Trustee of an Issuer Order or a trade ticket in respect thereof that is signed by an Authorized Representative of the Collateral Manager on behalf of the Issuer.

(c)	Other than in the case of a Portfolio Asset contributed by (as opposed to acquired in consideration of an agreed purchase price from) the Sole Member pursuant to Section 3 of the Equity Contribution Agreement, all acquisitions of Portfolio Assets on or prior to the Closing Date, and all acquisitions of Portfolio Assets from the Sole Member or any Affiliate thereof after the Closing Date, will be made pursuant to the terms of Master Loan Purchase Agreement. On or prior to the trade date with respect to each Portfolio Asset acquired by the Issuer from the Sole Member (or an Affiliate thereof), the Issuer shall amend (or cause to be amended) the schedule of Loans attached as Exhibit A to the Master Loan Purchase Agreement to reflect the acquisition by the Issuer of such Portfolio Asset and the Issuer shall deliver to each of the Trustee and UBS a copy of such amended schedule of Loans. The Master Loan Purchase Agreement shall contain the following wording, or wording similar thereto, which will apply to each such transfer of Portfolio Assets from the Sole Member or any Affiliate thereof to the Issuer:

“If, notwithstanding such intentions, the transactions contemplated hereby are recharacterized as a secured loan by any relevant governmental, judicial or other authority for any reason whatsoever, whether for limited purposes or otherwise, the seller hereby grants to (a) the Issuer and (b) the Trustee for the benefit of the Secured Parties a security interest under Article 9 of the UCC in all of its right, title and interest in, to and under each Loan (or such equivalent term contained in the applicable transfer documentation), in each case, whether now owned or existing, or hereafter acquired or arising, and wherever located.

The seller will take such action as is necessary to maintain the perfection and priority of the security interest of the Issuer and the Trustee in each Loan. The seller shall from time to time execute and deliver all such supplements and amendments hereto and file or authorize the filing of all such Financing Statements, continuation statements, instruments of further assurance and other instruments, and shall take such other action as may be necessary or advisable or desirable to secure the rights and remedies of the Issuer, the Trustee, the Holders of the Notes and other Secured Parties hereunder and to: (i) grant more effectively the security interest in all or any portion of each Loan; (ii) maintain, preserve and perfect any grant made or to be made by the Master Loan Purchase Agreement including, without limitation, the first priority nature of the Lien (subject to Permitted Liens) or carry out more effectively the purposes hereof; (iii) perfect, publish notice of or protect the validity of any grant made or to be made by the Master Loan Purchase Agreement (including any and all actions necessary or desirable as a result of changes in law or regulations); (iv) enforce any of the Loans or other instruments or property included in the Loans; (v) preserve and defend title to the Loans and the rights therein of the Issuer, the Trustee and the Holders of the Notes and other Secured Parties in the Loans against the claims of all Persons and parties; or (vi) pay or cause to be paid any and all taxes levied or assessed upon all or any part of the Loans.

The seller hereby designates Issuer (or the Trustee on its behalf) as its agent and attorney in fact to prepare and file any Financing Statement, continuation statement and all other instruments, and take all other actions, required pursuant to this Master Loan Purchase Agreement. Such designation shall not impose upon the Trustee, or release or diminish, the seller’s obligations under this Master Loan Purchase Agreement. The seller further authorizes, and shall cause the Issuer’s United States counsel to file, a Financing Statement that names the seller as debtor and the Issuer and the Trustee as a secured party and that describes “the Master Loan Purchase Agreement and the Loan Schedule attached thereto, as amended from time to time”, or words of similar effect as the collateral in which the Issuer and the Trustee has a grant.”

The Issuer shall take such action as is necessary to cause the seller to maintain the perfection and priority of the security interest of the Issuer and the Trustee in each Loan granted pursuant to the Master Loan Purchase Agreement; provided that the Issuer shall be entitled to rely on any Opinion of Counsel delivered pursuant to Section 7.4 or Section 7.6 and any Opinion of Counsel with respect to the same subject matter delivered pursuant to Section 3.1(d) to determine which actions are necessary, and shall be fully protected in so relying on such Opinion of Counsel, unless the Issuer has actual knowledge that the procedures described in such Opinion of Counsel are no longer adequate to maintain such perfection and priority.

(d)	Except as otherwise provided in this Section 12.3(d), any sale or other disposition of all or a portion of a Portfolio Asset shall be effected by the transfer by assignment by the Issuer of full record and beneficial ownership of such Portfolio Asset or the relevant portion thereof being transferred (such portion consisting of an unvarying percentage of the Principal Balance of such Portfolio Asset and all related claims for interest, fees and other amounts). The Issuer (and the Collateral Manager on behalf of the Issuer) shall be deemed to certify that all conditions to such sale or other disposition under Section 12.1 and the Equity Contribution Agreement have been satisfied by the Issuer (and the Collateral Manager on behalf of the Issuer) in respect of such sale or other disposition by the delivery of the Issuer or the Collateral Manager to the Trustee of a trade ticket in respect thereof that is signed by an Authorized Officer of the Collateral Manager on behalf of the Issuer. Notwithstanding the first sentence of this clause (d), the Issuer shall dispose of all or a portion of a Portfolio Asset in connection with any required retransfer of the Issuer’s right, title and interest in all or any portion of a Portfolio Asset back to the Sole Member as required by Section 3(g) of the Equity Contribution Agreement, in each case, by selling to the relevant MPA Counterparty on the required disposition date set forth in the Equity Contribution Agreement, a Participation Interest representing a 100% undivided beneficial ownership in such Portfolio Asset or the relevant portion thereof being transferred (such portion consisting of an unvarying percentage of the Principal Balance of such Portfolio Asset and all related claims for interest, fees and other amounts). For the avoidance of doubt, no sale of such Participation Interest as described in the foregoing sentence shall be made unless it is made in accordance with Section 3(g) of the Equity Contribution Agreement. In connection with any such sale of a Participation Interest:

(i)	the Master Participation Agreement for such sale shall (A) be based on relevant documentation published by the Loan Syndications and Trading Association, Inc. (or documentation containing similar terms and conditions), (B) contain no liability or obligation on the Trustee, and (C) specify the date required by the Equity Contribution Agreement as the effective date of such sale;

(ii)	such Master Participation Agreement shall include each of the following provisions:

“Notwithstanding any other provision of this Agreement:

(A)	Buyer consents to the disclosure by Seller of this Agreement to U.S. Bank National Association, as trustee (in such capacity, the “Trustee”) under the Indenture dated as of May 19, 2017 between Seller and the Trustee (as amended, restated or otherwise supplemented from time to time, the “Indenture”).

(B)	Buyer hereby acknowledges and agrees that all obligations of Seller arising out of or in connection herewith shall constitute limited recourse obligations of Seller, payable solely from the assets of Seller. Upon realization of such assets of Seller and their reduction to zero, all unpaid or unsatisfied claims against Seller arising out of or in connection herewith shall be deemed to be extinguished and shall not thereafter revive. No party shall have any claim for any shortfall upon realization of such assets of Seller and their reduction to zero. Buyer will have no recourse to any of the directors, officers, employees, shareholders, members, governors, agents or affiliates of Seller with respect to any claims, losses, damages, liabilities, indemnities or other obligations in connection with any transactions contemplated hereby. Buyer agrees not to cause the filing of a petition in a bankruptcy or similar proceeding against or on behalf of Seller until the payment in full of all the Notes issued under the Indenture and the expiration of a period equal to one year and a day, or, if longer, the applicable preference period, following such payment. Nothing in this Section shall preclude, or be deemed to stop, Buyer from taking any action prior to the expiration of the aforementioned period in (A) any proceeding voluntarily filed or commenced by Seller (other than any such proceeding filed or commenced on behalf of Seller at the direction of Buyer or Seller’s sole shareholder) or (B) any involuntary insolvency proceeding filed or commenced by a person or entity other than Seller or its sole shareholder.

(C)	Buyer consents to the provisions of the assignment of this Agreement set forth in Section 15.1(i) of the Indenture and acknowledges that Seller is assigning all of its right, title and interest in, to and under this Agreement to the Trustee as representative of the holders of the Notes issued under the Indenture and agrees that all of the representations, covenants and agreements made by Buyer in this Agreement are also for the benefit of the Trustee.

(D)	Buyer will deliver to the Trustee copies of all notices, statements, communications and instruments delivered or required to be delivered by Buyer to Seller pursuant to this Agreement.

(E)	From and after the occurrence and continuance of any default, event of default or other similar condition or event under the Indenture, Buyer shall continue to perform and be bound by the provisions of this Agreement (except as otherwise expressly provided in this Agreement).”;

(iii)	notwithstanding anything to the contrary in this Indenture, following the completion of the sale of such Participation Interest, the Lien of this Indenture shall not apply to any Sold Participation Interest Loan and any related Sold PI Loan Collections received by or on behalf of the Issuer in respect thereof;

(iv)	the Issuer hereby directs the Trustee to deposit Sold PI Loan Collections into the Sold PI Loan Collection Subaccount and pay any Sold PI Loan Collections received in respect of any Sold Participation Interest Loan that is the subject of such Participation Interest to the MPA Counterparty in accordance with Section 10.2 hereof;

(v)	the exercise of voting and other consensual rights by the Issuer in respect of the related Portfolio Asset or portion so transferred shall be allocated as provided in the relevant Master Participation Agreement; and

(vi)	with respect to any elevation in accordance with the relevant Master Participation Agreement, (A) the Collateral Manager on behalf of the Issuer shall promptly notify the Trustee of such elevation in the form of an Issuer Order pursuant to Section 10.6(a) and (B) at all times following receipt of such notice, the Trustee shall recognize the MPA Counterparty as record holder of the applicable Sold Participation Interest Loan and such Sold Participation Interest Loan shall be released from the Lien of the Indenture and cease to be a Portfolio Asset hereunder.

12.4	Calculation of Required Contributions and Withdrawals by the Sole Member under the Equity Contribution Agreement

The Issuer (or the Collateral Manager on behalf of the Issuer) shall calculate on each Business Day, with respect to any actual or proposed sale, disposition, acquisition, exchange or repayment of all or any part of a Portfolio Asset each amount required to be contributed or withdrawn by the Sole Member under Section 3 of the Equity Contribution Agreement and shall promptly notify the Issuer, the Collateral Manager, the Trustee, the Collateral Administrator and the Sole Member of any such amount no later than 5:00 p.m. (New York time) on such Business Day.

13.	Relations Among Holders

13.1	Relations among Holders

Each Holder agrees, for the benefit of all Holders, not to cause the filing of a petition in bankruptcy against the Issuer until the payment in full of all Notes (and any other debt obligations of the Issuer that have been rated upon issuance by any rating agency at the request of the Issuer) and the expiration of a period equal to one year and one day or, if longer, the applicable preference period then in effect plus one day, following such payment in full. In the event one or more Holders of Notes cause the filing of a petition in bankruptcy against the Issuer prior to the expiration of such period, any claim that such Holder(s) have against the Issuer or with respect to any Collateral (including any proceeds thereof) shall be fully subordinate in right of payment to the claims of each Holder of any Note that does not seek to cause any such filing, with such subordination being effective until each Note held by each Holder that does not seek to cause any such filing is paid in full in accordance with the Priority of Payments set forth herein (after giving effect to such subordination). The foregoing sentence (the terms of which are referred to herein as the Bankruptcy Subordination Agreement) shall constitute a “subordination agreement” within the meaning of Section 510(a) of the Bankruptcy Code, Title 11 of the United States Code, as amended. The Issuer shall direct the Trustee to segregate payments and take other reasonable steps to effect the foregoing, and the Issuer shall obtain a separate CUSIP for the Notes held by such Holder(s) (such Notes, the Bankruptcy Subordinated Class).

13.2	Standard of Conduct

In exercising any of its or their voting rights, rights to direct and consent or any other rights as a Holder under this Indenture, a Holder or Holders shall not have any obligation or duty to any Person or to consider or take into account the interests of any Person and shall not be liable to any Person for any action taken by it or them or at its or their direction or any failure by it or them to act or to direct that an action be taken, without regard to whether such action or inaction benefits or adversely affects any Holder, the Issuer, or any other Person, except for any liability to which such Holder may be subject to the extent the same results from such Holder’s taking or directing an action, or failing to take or direct an action, in bad faith or in violation of the express terms of this Indenture.

14.	Miscellaneous

14.1	Form of Documents Delivered to Trustee

In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

Any certificate or opinion of an Officer of the Issuer or the Collateral Manager may and, where required by the Issuer shall, be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel (provided that such counsel is a nationally or internationally recognized and reputable law firm), unless such Officer knows, or should know that the certificate or opinion or representations with respect to the matters upon which such certificate or opinion is based are erroneous. Any such certificate of an Officer of the Issuer or the Collateral Manager or Opinion of Counsel may and, where required by the Issuer, shall be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, the Issuer, the Collateral Manager or any other Person, stating that the information with respect to such factual matters is in the possession of the Issuer, the Collateral Manager or such other Person, unless such Officer of the Issuer or the Collateral Manager or such counsel knows that the certificate or opinion or representations with respect to such matters are erroneous. Any Opinion of Counsel may also be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an Officer of the Collateral Manager, the Issuer, or any other Person stating that the information with respect to such matters is in the possession of the Collateral Manager, the Issuer or such other Person, unless such counsel knows that the certificate or opinion or representations with respect to such matters are erroneous.

Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

Whenever in this Indenture it is provided that the absence of the occurrence and continuation of a Default or Event of Default is a condition precedent to the taking of any action by the Trustee at the request or direction of the Issuer, then notwithstanding that the satisfaction of such condition is a condition precedent to the Issuer’s right to make such request or direction, the Trustee shall be protected in acting in accordance with such request or direction if it does not have knowledge of the occurrence and continuation of such Default or Event of Default as provided in Section 6.1(d).

14.2	Acts of Holders

(a)	Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in writing or by an agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee, and, where it is hereby expressly required, to the Issuer. Such instrument or instruments (and the action or actions embodied therein and evidenced thereby) are herein sometimes referred to as the Act of the Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee and the Issuer, if made in the manner provided in this Section 14.2.

(b)	The fact and date of the execution by any Person of any such instrument or writing may be proved in any manner which the Trustee deems sufficient.

(c)	The principal amount or face amount, as the case may be, and registered numbers of Notes held by any Person, and the date of such Person’s holding the same, shall be proved by the Note Register.

(d)	Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Notes shall bind the Holder (and any transferee thereof) of such and of every Note issued upon the registration thereof or in exchange therefor or in lieu thereof, in respect of anything done, omitted or suffered to be done by the Trustee, the Issuer or any other Person in reliance thereon, whether or not notation of such action is made upon such Note.

14.3	Notices, etc., to Trustee, the Issuer, the Collateral Manager, the Collateral Administrator, the Paying Agent, the Liquidation Agent

(a)	Any request, demand, authorization, direction, instruction, order, notice, consent, waiver or Act of Holders or other documents provided or permitted by this Indenture to be made upon, given, delivered, e-mailed or furnished to, or filed with:

(i)	the Trustee shall be sufficient for every purpose hereunder if made, given, furnished or filed in writing to and mailed, by certified mail, return receipt requested, hand delivered, sent by overnight courier service guaranteeing next day delivery, by electronic mail, or by facsimile in legible form, to the Trustee addressed to it at its applicable Corporate Trust Office, or at any other address previously furnished in writing to the other parties hereto by the Trustee, and executed by an Authorized Representative of the entity sending such request, demand, authorization, direction, instruction, order, notice, consent, waiver or other document (or, in the case of the Collateral Manager sending such request, demand, authorization, direction, instruction, order, notice, consent, waiver or other document on behalf of the Issuer, executed by an Authorized Representative of the Collateral Manager), provided that any demand, authorization, direction, instruction, order, notice, consent, waiver or other document is sent to the Corporate Trust Office;

(ii)	the Issuer shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if in writing and mailed, hand delivered, sent by overnight courier service or by facsimile or other electronic transmission in legible form, to the Issuer addressed to it at Murray Hill Funding II, LLC, 3 Park Avenue, 36th Floor, New York, NY 10016, Attention: Keith Franz, telephone no. 212 418 4710, e-mail: kfranz@cioninvestments.com, or at any other address previously furnished in writing to the other parties hereto by the Issuer, as the case may be, with a copy to the Collateral Manager at its address below;

(iii)	the Collateral Manager shall be sufficient for every purpose hereunder if in writing and mailed, first class postage prepaid, hand delivered, sent by overnight courier service or by facsimile or other electronic transmission in legible form, to the Collateral Manager addressed to it at CĪON Investment Management, LLC, 3 Park Avenue, 36th Floor, New York, NY 10016, Attention: Keith Franz, telephone no. 212 418 4710, e-mail: kfranz@ cioninvestments.com, or at any other address previously furnished in writing to the other parties hereto by the Collateral Manager;

(iv)	the Bank shall be sufficient for every purpose hereunder if in writing and mailed, hand delivered, sent by overnight courier service or by facsimile or other electronic transmission in legible form, addressed to the Corporate Trust Office or at any other address previously furnished in writing to the other parties hereto by the Bank;

(v)	the Collateral Administrator shall be sufficient for every purpose hereunder if in writing and mailed, hand delivered, sent by overnight courier service or by facsimile or other electronic transmission in legible form, to the Collateral Administrator at the Corporate Trust Office, or at any other address previously furnished in writing to the other parties hereto by the Collateral Administrator; and

(vi)	the Liquidation Agent shall be sufficient for every purpose hereunder if in writing and mailed, first class postage prepaid, hand delivered, sent by overnight courier service or by facsimile or other electronic transmission in legible form, addressed to UBS AG, London Branch, Structured Funding, 1285 Avenue of the Americas, New York, NY 10019-6064, Tel: (203) 719-1611, e-mail: OL-Structured-Financing-Group@ubs.com, or at any other address previously furnished in writing to the other parties hereto by UBS.

(b)	In the event that any provision in this Indenture calls for any notice or document to be delivered simultaneously to the Trustee and any other Person, the Trustee’s receipt of such notice or document shall entitle the Trustee to assume that such notice or document was delivered to such other Person unless otherwise expressly specified herein.

(c)	Any reference herein to information being provided “in writing” shall be deemed to include each permitted method of delivery specified in sub clause (a) above.

14.4	Notices to Holders; Waiver

Except as otherwise expressly provided herein, where this Indenture provides for notice to Holders of any event,

(a)	such notice shall be sufficiently given to Holders if in writing and mailed, first class postage prepaid, to each Holder affected by such event, at the address of such Holder as it appears in the Note Register (or, in the case of Holders of Global Notes, emailed to DTC for distribution to each Holder affected by such event), not earlier than the earliest date and not later than the latest date, prescribed for the giving of such notice; and

(b)	such notice shall be in the English language.

Such notices will be deemed to have been given on the date of such mailing.

Notwithstanding clause (a) above, a Holder may give the Trustee a written notice that it is requesting that notices to it be given by electronic mail or by facsimile transmissions and stating the electronic mail address or facsimile number for such transmission. Thereafter, the Trustee shall give notices to such Holder by electronic mail or facsimile transmission, as so requested; provided that if such notice also requests that notices be given by mail, then such notice shall also be given by mail in accordance with clause (a) above.

The Trustee will deliver to the Holders any information or notice relating to this Indenture requested to be so delivered by at least 25% of the Holders (by Aggregate Outstanding Amount), at the expense of the Issuer; provided that the Trustee may decline to send any such notice that it reasonably determines to be contrary to (i) any of the terms of this Indenture, (ii) any duty or obligation that the Trustee may have hereunder or (iii) applicable law. The Trustee may require the requesting Holders to comply with its standard verification policies in order to confirm Holder status.

Neither the failure to mail any notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders. In case by reason of the suspension of regular mail service as a result of a strike, work stoppage or similar activity or by reason of any other cause it shall be impracticable to give such notice by mail of any event to Holders when such notice is required to be given pursuant to any provision of this Indenture, then such notification to Holders as shall be made with the approval of the Trustee shall constitute a sufficient notification to such Holders for every purpose hereunder.

Where this Indenture provides for notice in any manner, such notice may be waived in writing by any Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

14.5	Effect of Headings and Table of Contents

The Article and Section headings herein (including those used in cross-references herein) and the Table of Contents are for convenience only and shall not affect the construction hereof.

14.6	Successors and Assigns

All covenants and agreements in this Indenture by the Issuer shall bind its successors and assigns, whether so expressed or not.

14.7	Severability

If any term, provision, covenant or condition of this Indenture or the Notes, or the application thereof to any party hereto or any circumstance, is held to be unenforceable, invalid or illegal (in whole or in part) for any reason (in any relevant jurisdiction), the remaining terms, provisions, covenants and conditions of this Indenture or the Notes, modified by the deletion of the unenforceable, invalid or illegal portion (in any relevant jurisdiction), will continue in full force and effect, and such unenforceability, invalidity, or illegality will not otherwise affect the enforceability, validity or legality of the remaining terms, provisions, covenants and conditions of this Indenture or the Notes, as the case may be, so long as this Indenture or the Notes, as the case may be, as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the deletion of such portion of this Indenture or the Notes, as the case may be, will not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties.

14.8	Benefits of Indenture

The Liquidation Agent, the Collateral Manager, the Bank and (solely for purposes of Section 12.1(a)(iv), Section 12.2(a)(v), as provided in Section 2.13(h) and any other provision hereof that specifically provides for UBS to have the right to make a determination, receive a notice, report or certificate, make a request, give consent or otherwise exercise discretion) UBS shall each be an express third party beneficiary of each agreement or obligation in this Indenture (including, without limitation, any right to make a determination, receive a notice, report or certificate, make a request, give consent or direct a disposition expressed as being exercisable by the Liquidation Agent or Collateral Manager hereunder). Nothing in this Indenture or in the Notes, expressed or implied, shall give to any Person, other than the parties hereto and their successors hereunder, the Holders, the Collateral Manager, the Liquidation Agent, the Collateral Administrator and the Bank, any benefit or any legal or equitable right, remedy or claim under this Indenture.

14.9	Legal Holidays

In the event that the date of any Payment Date, Redemption Date or Stated Maturity shall not be a Business Day, then notwithstanding any other provision of the Notes or this Indenture, payment need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the nominal date of any such Payment Date, Redemption Date or Stated Maturity date, as the case may be.

14.10	Governing Law

This Indenture and the Notes shall be construed in accordance with, and this Indenture and the Notes and any matters arising out of or relating in any way whatsoever to this Indenture or the Notes, shall be governed by, the law of the State of New York.

14.11	Submission to Jurisdiction

With respect to any suit, action or proceedings relating to this Indenture or any matter between the parties arising under or in connection with this Indenture (Proceedings), each party irrevocably: (i) submits to the non-exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan and the United States District Court for the Southern District of New York, and any appellate court from any thereof; and (ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party. Nothing in this Indenture precludes any of the parties from bringing Proceedings in any other jurisdiction, nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.

14.12	WAIVER OF JURY TRIAL

EACH OF THE ISSUER AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, AND EACH HOLDER OF A NOTE BY ITS ACCEPTANCE OF SUCH NOTE OR INTEREST THEREIN SHALL BE DEEMED TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY. Each party hereby (i) certifies that no representative, agent or attorney of the other has represented, expressly or otherwise, that the other would not, in the event of a Proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it has been induced to enter into this Indenture by, among other things, the mutual waivers and certifications in this paragraph.

14.13	Counterparts

This Indenture (and each amendment, modification and waiver in respect of this Indenture) may be executed and delivered in counterparts (including by e-mail, facsimile or other electronic transmission), each of which will be deemed an original, and all of which together constitute one and the same instrument. Delivery of an executed counterpart of this Indenture by e-mail (PDF), facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Indenture.

14.14	Acts of Issuer

Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or performed by the Issuer shall be effective if given or performed by the Issuer or by the Collateral Manager on the Issuer’s behalf.

14.15	Confidential Information

(a)	The Trustee, the Collateral Administrator and each Holder of Notes will maintain the confidentiality of and will not disclose the Confidential Information; provided that such Person may deliver or disclose Confidential Information to: (i) such Person’s directors, trustees, officers, employees, agents, attorneys and Affiliates who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 14.15 and to the extent such disclosure is reasonably required for the administration of this Indenture, the matters contemplated hereby or the investment represented by the Notes; (ii) such Person’s financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 14.15 and to the extent such disclosure is reasonably required for the administration of this Indenture, the matters contemplated hereby or the investment represented by the Notes; (iii) any other Holder; (iv) any Person of the type that would be, to such Person’s knowledge, permitted to acquire Notes in accordance with the requirements of Section 2.5 hereof to which such Person sells or offers to sell any such Note or any part thereof or from whom such Person seeking financing on the Note or any part thereof (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 14.15); (v) any other Person from which such former Person offers to purchase any security of the Issuer (if such other Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 14.15); (vi) any Federal or State or other regulatory, governmental or judicial authority having jurisdiction over such Person; (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about the investment portfolio of such Person, reinsurers and liquidity and credit providers that agree to hold confidential the Confidential Information substantially in accordance with this Section 14.15; (viii) any other Person with the prior written consent of the Issuer, the Sole Member, the Liquidation Agent or the Collateral Manager; or (ix) any other Person to which such delivery or disclosure may be necessary or appropriate (A) to effect compliance with any law, rule, regulation or order applicable to such Person, (B) in response to any subpoena or other legal process upon prior notice to the Issuer (unless and to the extent such notice is prohibited by applicable law, rule, order or decree or other requirement having the force of law), (C) in connection with any litigation to which such Person is a party upon prior notice to the Issuer (unless and to the extent such notice is prohibited by applicable law, rule, order or decree or other requirement having the force of law) or (D) if an Event of Default has occurred and is continuing, to the extent such Person may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under the Notes or this Indenture or (E) in the Trustee’s or Collateral Administrator’s performance of its obligations under this Indenture, the Collateral Administration Agreement or other transaction document related thereto; and provided that delivery to Holders by the Trustee or the Collateral Administrator of any report of information required by the terms of this Indenture to be provided to Holders shall not be a violation of this Section 14.15. Each Holder of Notes agrees, except as set forth in clauses (vi), (vii) and (ix) above, that it shall use the Confidential Information for the sole purpose of making an investment in the Notes or administering its investment in the Notes; and that the Trustee and the Collateral Administrator shall neither be required nor authorized to disclose to Holders any Confidential Information in violation of this Section 14.15. In the event of any required disclosure of the Confidential Information by such Holder, such Holder agrees to use reasonable efforts to protect the confidentiality of the Confidential Information. Each Holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 14.15.

(b)	For the purposes of this Section 14.15, Confidential Information means information delivered to the Trustee, the Collateral Administrator, any other party to a Transaction Document or any Holder of Notes by or on behalf of the Issuer (or otherwise obtained by the Trustee, the Collateral Administrator, any other party to a Transaction Document or any Holder from the Issuer or the Collateral Manager) in connection with and relating to the transactions contemplated by or otherwise pursuant to this Indenture; provided that such term does not include information that: (i) was publicly known or otherwise known to the Trustee, the Collateral Administrator or such Holder prior to the time of such disclosure; (ii) subsequently becomes publicly known through no act or omission by the Trustee, the Collateral Administrator, any Holder or any person acting on behalf of the Trustee, the Collateral Administrator or any Holder; (iii) otherwise is known or becomes known to the Trustee, the Collateral Administrator or any Holder other than (x) through disclosure by or on behalf of the Issuer or the Collateral Manager or (y) to the knowledge of the Trustee, the Collateral Administrator or a Holder, as the case may be, in each case after reasonable inquiry, as a result of the breach of a fiduciary duty to the Issuer or the Collateral Manager or a contractual duty to the Issuer or the Collateral Manager; or (iv) is allowed to be treated as non-confidential by prior written consent of the Issuer.

(c)	Notwithstanding the foregoing, the Trustee and the Collateral Administrator may disclose Confidential Information to the extent disclosure thereof may be required by law or by any regulatory or Governmental Authority and the Trustee and the Collateral Administrator may disclose on a confidential basis any Confidential Information to its agents, attorneys and auditors in connection with the performance of its responsibilities hereunder.

15.	Assignment of Certain Agreements

15.1	Assignment of Collateral Management Agreement, Collateral Administration Agreement, Equity Contribution Agreement, Master Loan Purchase Agreement and any Master Participation Agreement

(a)	The Issuer hereby acknowledges that its Grant pursuant to the first Granting Clause hereof includes all of the Issuer’s estate, right, title and interest in, to and under the Collateral Management Agreement, the Collateral Administration Agreement, the Equity Contribution Agreement, the Master Loan Purchase Agreement and any Master Participation Agreement including (i) the right to give all notices, consents and releases thereunder, (ii) the right to receive all notices, accountings, consents, releases and statements thereunder, (iii) the right to do any and all other things whatsoever that the Issuer is or may be entitled to do thereunder, (iv) with respect to the Collateral Management Agreement, the right to give all notices of termination and to take any legal action upon the breach of an obligation of the Collateral Manager thereunder, including the commencement, conduct and consummation of Proceedings at law or in equity, and (v) with respect to the Equity Contribution Agreement, the right to give equity contribution notices and to do any and all other things whatsoever that the Issuer is or may be entitled to do thereunder; provided that notwithstanding anything herein to the contrary, the Issuer shall retain, and the Trustee shall not have, the authority to exercise any of the rights set forth in (i) through (v) above or that may otherwise arise as a result of the Grant until the occurrence of an Event of Default hereunder and such authority of the Trustee shall terminate at such time, if any, as such Event of Default is cured or waived.

(b)	The assignment made hereby is executed as collateral security, and the execution and delivery hereby shall not in any way impair or diminish the obligations of the Issuer under the provisions of the Collateral Management Agreement, the Collateral Administration Agreement, the Equity Contribution Agreement, the Master Loan Purchase Agreement and any Master Participation Agreement nor shall any of the obligations contained in such agreements be imposed on the Trustee.

(c)	Upon the retirement of the Notes, the payment of all amounts required to be paid pursuant to the Priority of Payments and the release of the Collateral from the Lien of this Indenture, this assignment and all rights herein assigned to the Trustee for the benefit of the Holders shall cease and terminate and all the estate, right, title and interest of the Trustee in, to and under the Collateral Management Agreement, the Collateral Administration Agreement, the Equity Contribution Agreement, the Master Loan Purchase Agreement and any Master Participation Agreement shall revert to the Issuer and no further instrument or act shall be necessary to evidence such termination and reversion.

(d)	The Issuer represents that the Issuer has not executed any other assignment of the Collateral Management Agreement, the Collateral Administration Agreement, the Equity Contribution Agreement, the Master Loan Purchase Agreement or any Master Participation Agreement.

(e)	The Issuer agrees that, subject to clause (c) above, this assignment is irrevocable, and that it will not take any action which is inconsistent with this assignment or make any other assignment inconsistent herewith. The Issuer will, from time to time upon request of the Trustee, execute all instruments of further assurance and all such supplemental instruments with respect to this assignment as may be necessary to continue and maintain the effectiveness of such assignment.

(f)	The Issuer hereby agrees, and hereby undertakes to obtain the agreement and consent of the Collateral Manager in the Collateral Management Agreement, to the following:

(i)	The Collateral Manager shall consent to the provisions of this assignment and agree to perform any provisions of this Indenture applicable to the Collateral Manager subject to the terms (including the standard of care set forth in the Collateral Management Agreement) of the Collateral Management Agreement.

(ii)	The Collateral Manager shall acknowledge that the Issuer is assigning all of its right, title and interest in, to and under the Collateral Management Agreement to the Trustee as representative of the Holders and the Collateral Manager shall agree that all of the representations, covenants and agreements made by the Collateral Manager in the Collateral Management Agreement are also for the benefit of the Trustee.

(iii)	The Collateral Manager shall deliver to the Trustee copies of all notices, statements, communications and instruments delivered or required to be delivered by the Collateral Manager to the Issuer pursuant to the Collateral Management Agreement.

(iv)	Neither the Issuer nor the Collateral Manager will enter into any agreement amending, modifying or terminating the Collateral Management Agreement (other than an amendment to correct inconsistencies, typographical or other errors, defects or ambiguities) or selecting or consenting to a successor manager except with the consents and satisfaction of the conditions specified in the Collateral Management Agreement entered into on the Closing Date.

(v)	The Collateral Manager agrees not to cause the filing of a petition in a bankruptcy or similar Proceeding against or on behalf of the Issuer until the payment in full of all Notes issued under this Indenture and the expiration of a period equal to one year and a day, or, if longer, the applicable preference period and a day, following such payment. Nothing in this Section 15.1 shall preclude, or be deemed to stop, the Collateral Manager from taking any action prior to the expiration of the aforementioned period in (A) any Proceeding voluntarily filed or commenced by the Issuer (other than any such Proceeding filed or commenced on behalf of the Issuer at the direction of the Collateral Manager or Sole Member) or (B) any involuntary insolvency Proceeding filed or commenced by a Person other than the Collateral Manager or Sole Member.

(vi)	From and after the occurrence and continuance of an Event of Default, the Collateral Manager shall continue to perform and be bound by the provisions of the Collateral Management Agreement and this Indenture (except as otherwise expressly provided in the Collateral Management Agreement).

(vii)	From and after the occurrence and during the continuance of an Event of Default, and also if any event occurs that under the Collateral Management Agreement would entitle the Issuer to terminate the Collateral Management Agreement or remove or replace the Collateral Manager, the Collateral Manager shall not take or refrain from taking any action authorized or required under the Collateral Management Agreement without the consent of the Majority Holders.

(g)	Upon a Trust Officer of the Trustee receiving written notice (i) from the Collateral Manager that an event constituting “Cause” as defined in the Collateral Management Agreement has occurred, (ii) that the Collateral Manager is resigning or is being removed, with or without “Cause” or (iii) of a successor collateral manager, the Trustee shall, not later than three Business Days thereafter, notify the Holders (as their names appear in the Note Register).

(h)	The Issuer hereby agrees, and hereby undertakes to obtain the agreement and consent of the Sole Member in the Equity Contribution Agreement, to the following:

(i)	The Sole Member shall consent to the provisions of this assignment and agree to perform any provisions of this Indenture applicable to the Sole Member subject to the terms of the Equity Contribution Agreement.

(ii)	The Sole Member shall acknowledge that the Issuer is assigning all of its right, title and interest in, to and under the Equity Contribution Agreement to the Trustee as representative of the Holders and the Sole Member shall agree that all of the representations, covenants and agreements made by the Sole Member in the Equity Contribution Agreement are also for the benefit of the Trustee.

(iii)	The Sole Member shall deliver to the Trustee copies of all notices, statements, communications and instruments delivered or required to be delivered by the Sole Member to the Issuer pursuant to the Equity Contribution Agreement.

(iv)	Neither the Issuer nor the Sole Member will enter into any agreement amending, modifying or terminating the Equity Contribution Agreement (other than an amendment to correct inconsistencies, typographical or other errors, defects or ambiguities that, in each case, does not in any way affect the maintenance of a consistent aggregate Advance Value of Portfolio Assets and Cash held by the Issuer by means of contributions and withdrawals under the Equity Contribution Agreement) without prior written consent of the Trustee (which shall be given at the direction of the Majority Holders) and the Liquidation Agent.

(v)	The Sole Member agrees not to cause the filing of a petition in a bankruptcy or similar Proceeding against or on behalf of the Issuer until the payment in full of all Notes issued under this Indenture and the expiration of a period equal to one year and a day, or, if longer, the applicable preference period and a day, following such payment. Nothing in this Section 15.1 shall preclude, or be deemed to preclude, the Sole Member from taking any action prior to the expiration of the aforementioned period in (A) any Proceeding voluntarily filed or commenced by the Issuer (other than any such Proceeding filed or commenced on behalf of the Issuer at the direction of the Collateral Manager or the Sole Member) or (B) any involuntary insolvency Proceeding filed or commenced by a Person other than the Sole Member or Collateral Manager.

(i)	The Issuer hereby agrees, and hereby undertakes to obtain the agreement and consent of the relevant MPA Counterparty to any Master Participation Agreement, to the following:

(i)	The relevant MPA Counterparty shall consent to the provisions of this assignment.

(ii)	The relevant MPA Counterparty shall acknowledge that the Issuer is assigning all of its right, title and interest in, to and under the relevant Master Participation Agreement to the Trustee as representative of the Holders and the relevant MPA Counterparty shall agree that all of the representations, covenants and agreements made by the relevant MPA Counterparty in the relevant Master Participation Agreement are also for the benefit of the Trustee.

(iii)	The relevant MPA Counterparty shall deliver to the Trustee copies of all notices, statements, communications and instruments delivered or required to be delivered by the relevant MPA Counterparty to the Issuer pursuant to the relevant Master Participation Agreement.

(iv)	The relevant MPA Counterparty agrees not to cause the filing of a petition in a bankruptcy or similar Proceeding against or on behalf of the Issuer until the payment in full of all Notes issued under this Indenture and the expiration of a period equal to one year and a day, or, if longer, the applicable preference period, following such payment. Nothing in this Section 15.1 shall preclude, or be deemed to stop, an MPA Counterparty from taking any action prior to the expiration of the aforementioned period in (A) any Proceeding voluntarily filed or commenced by the Issuer (other than any such Proceeding filed or commenced on behalf of the Issuer at the direction of the relevant MPA Counterparty or Sole Member) or (B) any involuntary insolvency Proceeding filed or commenced by a Person other than the relevant MPA Counterparty or Sole Member.

(v)	From and after the occurrence and continuance of an Event of Default, the relevant MPA Counterparty shall continue to perform and be bound by the provisions of the relevant Master Participation Agreement (except as otherwise expressly provided in any Master Participation Agreement).

– signature page follows –

IN WITNESS WHEREOF, we have set our hands as of the day and year first written above.

MURRAY HILL FUNDING II, LLC,
Issuer

By: MURRAY HILL FUNDING, LLC,
Sole Member

By:	/s/ Michael A. Reisner
Name:	Michael A. Reisner
Title:	Co-Chief Executive Officer

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Ralph J. Creasia, Jr
Name:	Ralph J. Creasia, Jr.
Title:	Senior Vice President

SCHEDULE 1

Initial Portfolio Assets